Privileged & Confidential

EXECUTION VERSION

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit 10.1

SHARE PURCHASE AGREEMENT

by and among

ASTRAZENECA TREASURY LIMITED

and

FIBROGEN CHINA ANEMIA HOLDINGS, LTD.

and

FIBROGEN, INC.

Dated as of February 20, 2025

Page

ARTICLE I	DEFINITIONS	2
1.1	Defined Terms	2
1.2	Interpretation	18
ARTICLE II	PURCHASE AND SALE OF THE SHARES; CLOSING; CONSIDERATION	19
2.1	Purchase and Sale of the Shares	19
2.2	No Partial Sale	19
2.3	Waiver	19
2.4	Closing	19
2.5	Purchase Price	20
2.6	Actions in Connection with the Closing	20
2.7	Post-Closing Adjustment	25
2.9	General Payment Terms	27
2.10	Withholding Rights	28
2.11	Investment Banking Fees; No Falikang Transaction Expenses	28
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF Parent and SELLER	29
3.1	Authorization	29
3.2	Non-contravention	29
3.3	Title to the Shares	30
3.4	Litigation	30
ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY GROUP	30
4.1	Organization of the Company	30
4.2	Subsidiaries	31
4.3	Authorization	32
4.4	Capitalization	33
4.5	Title to Properties and Assets	34
4.6	Absence of Certain Activities or Changes	34
4.7	Material Contracts	35
4.8	Non-contravention	36
4.9	Financial Statements	37
4.10	Liabilities	37
4.11	Taxes	37
4.12	Compliance with Law	39
4.14	Regulatory Matters	42
4.14	Privacy and Data Security	45
4.15	Litigation	46
4.16	Employment Matters	46
4.17	Employee Benefit Plans	48
4.18	Intellectual Property	50
4.19	Transactions with Certain Persons	53
4.20	Insurance	53
4.21	Solvency	53
4.22	No Brokers	54

i

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(Continued)

Page

4.23	Exclusivity of Representations and Warranties	54
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASER	55
5.1	Organization of Purchaser	55
5.2	Authorization	55
5.3	Non-contravention	55
5.4	Litigation	56
5.5	No Brokers	56
5.7	[*]	56
5.8	Exclusivity of Representations and Warranties	56
ARTICLE VI	COVENANTS	57
6.1	Conduct of Business of the Company Group	57
6.2	Access; Notification; Confidentiality	61
6.3	Public Disclosure	64
6.4	Regulatory and Other Authorizations; [*]	64
6.5	Acquisition Proposals	66
6.6	Tax Matters	66
6.7	Termination of Related Party Contracts	69
6.8	Delivery of Virtual Data Room Electronic Copy	70
6.10	Correspondence; Notification of Third Parties	70
6.11	Indemnification of Directors and Officers	70
6.12	Employment Matters	71
6.13	Parachute Payments	71
6.14	Wrong Pockets	72
ARTICLE VII	CONDITIONS TO CLOSING	72
7.1	Conditions to Obligation of Purchaser and the Seller to Effect Closing	72
7.2	Conditions to Obligation of Purchaser to Effect Closing	73
7.3	Conditions to Obligation of the Seller to Effect Closing	74
7.4	Frustration of Closing Conditions	74
ARTICLE VIII	TERMINATION	74
8.1	Termination	74
8.2	Effect of Termination	75
ARTICLE IX	INDEMNIFICATION	76
9.1	Survival	76
9.2	Indemnification	77
9.3	Notice of Claims	78
9.4	Third Party Claims	79
9.5	Limitations on Indemnity	80
9.6	Payment of Indemnification Claims; Set-off	81
9.7	Remedies	82
9.9	No Circular Recovery	82

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(Continued)

Page

ARTICLE X	MISCELLANEOUS	82
10.1	Assignment; Binding Effect	82
10.2	Notices	83
10.3	Governing Law	84
10.4	Jurisdiction; Venue	84
10.5	WAIVER OF JURY TRIAL	84
10.6	Amendments and Waivers	85
10.7	Counterparts	85
10.8	Severability	85
10.9	No Third Party Beneficiaries	85
10.10	Expenses	85
10.11	No Strict Construction	85
10.12	Injunctive Relief; Specific Performance	86
10.13	Further Assurances	86
10.14	Entire Agreement	86

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXHIBITS

Exhibit A	Transitional Services Agreement
Exhibit B	Pro Forma Balance Sheet and Net Cash Principles
Exhibit C	Power of Attorney

SCHEDULES

Schedule 1.1(a)	[*]
Schedule 1.1(b)	[*]
Schedule 2.6(c)(xvi)	IP Assignments
Schedule 4.2(c)	Company Group Encumbrances
Schedule 7.2(c)	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

TABLE OF DEFINED TERMS

Accounting Standards 2	Company Registered IP 50
Accrued Taxes 2	Company Shares 5
Acquisition Proposal 66	Company Subsidiaries 5
Action 2	Company Tax Group 5
Actual Closing Cash 2	Compound 5
Actual Closing Indebtedness 2	Contract 5
Actual Closing Payment 25	Contractors 47
Actual Net Cash 2	control 3
Actual Services Reimbursement Payment 2	[*] 5
Actual Transaction Expenses 2	Covered Parties 78
Administrative Agent 12	D&O Indemnified Person 70
Affiliate 3	DAL 5
Aggregate Outstanding Claims 81	Damages 77
Agreement 1	Data Protection and Security Requirements 5
Alternative Acquisition 66	Data Room 70
Ancillary Agreements 3	Deductible 80
Anti-Corruption Laws 3	Default 5
Applicable Withholding Law 28	Diligence Documents 77
Base Purchase Price 3	Direct Claim 79
BDA A2 Lease 3	Disputed Item 25
BDA Agreement 3	Effect 11
BDA E1 Falikang Lease 3	[*] 5
BDA E1 Lease 3	[*] 5
BDA Warehouse Lease 3	[*] 6
Beijing Manufacturing Site 4	[*] 6
Beijing Office 4	Encumbrance 6
Business Day 4	End Date 75
Calculation Time 4	Enforceability Exceptions 29
Cangzhou Land Agreements 4	Environment 6
Cangzhou Manufacturing Site 4	Environmental Law 6
Cap Amount 80	ERISA 6
Claim Notice 78	ERISA Affiliate 6
Closing 20	Estimated Closing Cash 6
Closing Balance Sheet 25	Estimated Closing Indebtedness 6
Closing Date 20	Estimated Closing Payment 6
Closing Payment 4	Estimated Closing Statement 20
Closing Statement 25	Estimated Falikang Net Equity Amount 7
Code 4	Estimated Net Cash 7
Company 1	Estimated Services Reimbursement Payment 7
Company Benefit Plan 48	Estimated Transaction Expenses 7
Company Benefit Plans 48	Excess Payment 27
Company Group 4	Exploit 7
Company Intellectual Property 4

v

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exploitation 7	Net Cash Holdback Amount 12
Falikang 1	NMPA 12
Falikang Net Equity 7	Notice of Objection 25
Falikang Net Equity Amount 7	Objection Period 25
Falikang Office 7	OFAC 41
FDA 7	Order 12
FFDCA 7	Ordinary Course of Business 12
FibroGen China 1	Parent 1
FibroGen China Patents 24	Parties 1
FibroGen Falikang Portion 7	Party 1
Field 7	Patents 12
Fraud 8	Payoff Letters 20
Good Clinical Practices 8	Permits 13
Good Laboratory Practices 8	Permitted Encumbrances 13
Good Manufacturing Practice 8	Person 13
Governing Documents 8	Personal Data 13
Governmental Authority 8	PHSA 13
Hazardous Materials 9	Post-Closing Tax Period 13
Health Care Laws 9	PRC Antitrust Filing and Approval 72
Holdback Amount 9	Pre-Closing Period 57
IND 9	Pre-Closing Tax Period 13
Indebtedness 9	Pre-Closing Taxes 13
Indemnifying Party 78	Pro Forma Balance Sheet and Net Cash Principles 14
Indemnity Holdback Amount 10	Proceeding 30
Indemnity Holdback Expiration Date 81	Processing 14
Indemnity Retained Holdback Amount 81	Product 14
Independent Expert 25	Public Official 14
Information 63	Purchase Price 20
Intellectual Property 10	Purchased Shares 14
Key US Employee 10	Purchaser 1
Know-How 10	Purchaser Adjustment Amount 27
Knowledge 10	Purchaser Fundamental Representations 74
Law 10	Purchaser Indemnified Parties 77
Liability 11	Purchaser’s Account 27
made available 11	Purchaser’s Knowledge 14
Manufacturing Sites 11	Regulatory Approval 14
Material Adverse Effect 11	Regulatory Authority 15
Material Contracts 35	Regulatory Documentation 15
Measurement Time 12	Related Party 15
Misuse 46	Release 15
Most Recent Balance Sheet 37	[*] 46
Most Recent Balance Sheet Date 37	Representative 15
MSTV Facility 12	Residuals 63
Net Cash Adjustment 27	Resolution Period 25
Net Cash Adjustment Amount 27	SAMR 72

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Sanctioned Person 41	Third Party Claim 78
Security Incident 15	Trademarks 10
Seller 1	Transaction Expenses 17
Seller Disclosure Schedules 15	Transfer Taxes 67
Seller Fundamental Representations 73	Transferring Employee 71
Seller Indemnified Parties 78	Transitional Services Agreement 22
Seller’s Account 24	U.S. 17
Services Reimbursement Payment 15	United States 17
Shanghai Office 16	Unresolved Items 25
Solvent 16	US Benefit Plan 17
Straddle Period 16	Wrong Pocket Asset 72
Subsidiary 16	WuXi STA Manufacturing Site 18
Tax 16
Tax Authority 16
Tax Proceeding 68
Tax Return 17
Third Party 17

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement, dated as of February 20, 2025 (this “Agreement”), is entered into by and among AstraZeneca Treasury Limited, a company incorporated in England and Wales under no. 02910116 whose registered office is at 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge, United Kingdom, CB2 0AA (“Purchaser”), FibroGen China Anemia Holdings, Ltd., an exempted company incorporated in the Cayman Islands with company number CT-269471 whose registered office is at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the “Seller”) and FibroGen, Inc., a company incorporated in Delaware with principal executive offices at 350 Bay St, Ste 100 # 6009 San Francisco, CA 94133 (the “Parent”). Purchaser and the Seller are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, the Seller owns 100% of the issued and outstanding share capital of FibroGen International (Hong Kong) Limited, a private limited company incorporated in Hong Kong with business registration number 58053580 whose registered office is at 26th Floor, Three Exchange Square, 8 Connaught Place Central, Hong Kong (“Company”);

WHEREAS, the Company owns, directly or indirectly, (A) 100% of the issued and outstanding share capital in FibroGen (China) Medical Technology Development Co., Ltd. (“珐博进（中国）医药技术开发有限公司” in Chinese), a company incorporated in the People’s Republic of China (“FibroGen China”), and (B) 51.1% of the equity interest in Beijing Falikang Pharmaceutical Co., Ltd. (“北京珐利康医药有限公司” in Chinese), a company incorporated in the People’s Republic of China (“Falikang”), of which Purchaser (or its Affiliate) already owns 48.9% of the equity interest;

WHEREAS, the Parties desire that, in accordance with and subject to the terms and conditions of this Agreement, in exchange for the consideration set forth herein, Purchaser shall purchase from the Seller, and the Seller shall sell, all of the Seller’s right, title and interest in the Purchased Shares; and

WHEREAS, Purchaser and the Seller desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale of the Purchased Shares, and also to prescribe various conditions applicable in connection therewith.

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Other terms are defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

“Accounting Standards” means the generally accepted accounting principles in the People’s Republic of China (PRC GAAP), consistently applied.

“Accrued Taxes” means an amount (not below zero with respect to each jurisdiction) equal to the unpaid Taxes of the Company Tax Group for Pre-Closing Tax Periods (and, for any Straddle Period, calculated in accordance with the principles set forth in Section 6.6(c) of this Agreement) for jurisdictions where such member of the Company Tax Group filed Tax Returns for income Taxes for a Pre-Closing Tax Period ending on or prior to December 31, 2023; provided, however, that the calculation of such Taxes shall be determined (a) consistent with past

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

practice of the Company Tax Group, (b) excluding any liabilities for accruals or reserves established for any contingent Taxes or in respect of any uncertain Tax positions, (c) taking into account any estimated income Tax payments or any overpayments of income Taxes with respect to any Pre-Closing Tax Periods, (d) excluding any deferred Tax liabilities, (e) excluding the effects of any financing arrangements entered into by Purchaser or any of its Affiliates or any other actions taken outside the Ordinary Course of Business after the Closing, and (f) with respect to any Taxes of Falikang, taking into account only the FibroGen Falikang Portion thereof.

“Action” means any action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceedings.

“Actual Closing Cash” means, as of the Measurement Time, all cash and cash equivalents held by the Company Group (excluding Falikang), determined (i) in accordance with the applicable Accounting Standards, and (ii) in accordance with, and subject to adjustment as provided in, the Pro Forma Balance Sheet and Net Cash Principles.

“Actual Closing Indebtedness” means, as of the Measurement Time, (a) the aggregate amount of all Indebtedness of the Company Group (excluding Falikang), plus (b) the Actual Transaction Expenses, plus (c) the Actual Services Reimbursement Payment.

“Actual Net Cash” means (a) Actual Closing Cash less (b) Actual Closing Indebtedness, calculated as at the Measurement Time on a basis consistent with the Pro Forma Balance Sheet and Net Cash Principles.

“Actual Services Reimbursement Payment” means the Services Reimbursement Payment calculated as at the Measurement Time.

“Actual Transaction Expenses” means the Transaction Expenses calculated as at the Measurement Time.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person. As used in this definition, “control” means (a) the ownership of more than 50% of the voting securities or other voting interest of any Person; or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager or otherwise. From and after the Closing, the Company shall be considered an Affiliate of Purchaser.

“Ancillary Agreements” means the Transitional Services Agreement, the IP Assignments contemplated by Section 2.6(c)(xvi) and each other agreement, document, instrument or certificate contemplated by this Agreement and executed or to be executed in connection with the transactions contemplated hereby, and any other agreement between the Parties that the Parties agree to designate an Ancillary Agreement, as applicable.

“Anti-Corruption Laws” means any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act of 2010, any applicable anti-corruption Laws of the People’s Republic of China (including the Criminal Law of the People’s Republic of China passed by the National People’s Congress on July 1, 1979 (as amended), the Law of the People’s Republic of China for Countering Unfair Competition passed by the Standing Committee of the National People’s Congress on September 2, 1993 (as amended) and the Interim Provisions on Prevention of Commercial Bribery passed by the State Administration for Industry and Commerce of the People’s Republic of China on November 15, 1996), the Prevention of Bribery Ordinance of Hong Kong, or any other similar applicable Law in any other country or jurisdiction that prohibits corruption or bribery.

“Base Purchase Price” means $85,000,000.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

“BDA A2 Lease” means certain lease among (a) FibroGen China, (b) Beijing Yizhuang Investment Holding Limited (the owner), and (c) Beijing Yizhuang International Biomedical Investment Management Co., Ltd. (as the lessor), entered into on February 1, 2021.

“BDA Agreement” means the Entry Agreement by and between FibroGen China and the Management Committee of Beijing Economic-Technological Development Area in around 2012, pursuant to which FibroGen China leased a pilot plant with a total area of 4,800m2 located in Beijing Yizhuang Biomedical Park and established a research & development and manufacturing facility for innovative new drugs contemplated under the Entry Agreement.

“BDA E1 Falikang Lease” means certain lease among (a) Falikang, (b) Beijing Yizhuang Investment Holding Limited (as the owner), and (c) Beijing Yizhuang International Biomedical Investment Management Co., Ltd. (as the lessor), entered into on September 1, 2024.

“BDA E1 Lease” means certain lease among (a) FibroGen China, (b) Beijing Yizhuang Investment Holding Limited (as the owner), and (c) Beijing Yizhuang International Biomedical Investment Management Co., Ltd. (as the lessor), entered into on September 1, 2024.

“BDA Warehouse Lease” means that certain Lease among (a) FibroGen China, (b) Beijing Yizhuang Investment Holding Limited (as the owner), and (c) Beijing Yizhuang International Biomedical Investment Management Co., Ltd. (as the lessor), entered into on April 1, 2023.

“Beijing Manufacturing Site” means [*].

“Beijing Office” means the properties subject to the lease for premises in Beijing China Overseas Plaza by and between Beijing China Overseas Plaza Commercial Development Co., Ltd. (北京中海广场商业发展有限公司) and FibroGen China, effective as of July 13, 2022, as amended by the (i) Early Termination Agreement and Supplemental Agreement executed on July 8, 2024, (ii) Supplemental Agreement, effective as of September 1, 2024, and (iii) Renewal Agreement, effective as of October 8, 2024.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Beijing, People’s Republic of China, Hong Kong, New York, New York, or London, United Kingdom are authorized or required by applicable Law to remain closed.

“Calculation Time” means 12:01 a.m., London time, on the date the Estimated Closing Statement is delivered to Purchaser.

“Cangzhou Land Agreements” means (a) the Investment Agreement and Supplemental Agreement dated December 15, 2016 by and between (i) FibroGen China and (ii) the Management Committee of Cangzhou Lingang Economic and Technological Development Area, and (b) the Land Use Right Grant Agreement dated February 21, 2017 by and between (i) FibroGen China and (ii) the Cangzhou Land and Resources Bureau.

“Cangzhou Manufacturing Site” means the state-owned construction land use right and properties owned by the Cangzhou Branch of FibroGen China at the West District of Cangzhou Lingang Economic and Technological Development Area, pursuant to (i) [*], and (ii) [*], respectively, by Cangzhou Natural Resources and Planning Bureau.

“Closing Payment” means (a) the Base Purchase Price, (b) less the Actual Net Cash if Actual Net Cash is a negative number or plus the Actual Net Cash if Actual Net Cash is a positive number, plus (c) the Falikang Net Equity Amount.

“Code” means the United States Internal Revenue Code of 1986.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

“Company Group” means, collectively, the Company and the Company Subsidiaries.

“Company Intellectual Property” means (i) any and all Intellectual Property owned (whether wholly or jointly with others) or controlled by, licensed or sublicensed to, or used or held for use by the Company Group and (ii) the Patents, Trademarks and domain names to be assigned to the Company pursuant to Section 2.6(c)(xvi); provided, however, that Company Intellectual Property does not include any Intellectual Property owned by AstraZeneca AB or its Affiliates or Purchaser or its Affiliates (other than the Intellectual Property described in clauses (i) and (ii) of this definition which will become owned by the Company or one of its Affiliates after Closing).

“Company Shares” means [*].

“Company Subsidiaries” means each of the following entities: (a) FibroGen China, and (b) unless otherwise stated, Falikang.

“Company Tax Group” means each member of the Company Group (including, for clarity, the branches of FibroGen China), both separately and any grouping of all or some of them for any Tax purposes.

“Compound” means any of the following: (a) FG-4592, and (b) any salts, esters, complexes, chelates, crystalline and amorphous morphic forms, pegylated forms, enantiomers (excluding regioisomers), prodrugs, solvates, metabolites and catabolites of any of the foregoing (a) or (b).

“Contract” means any agreement, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, grant, undertaking or other legally binding arrangement.

[*]

“DAL” means the Drug Administration Law of the People’s Republic of China, as promulgated and amended by the National People’s Congress.

“Data Protection and Security Requirements” means (a) all Laws relating to the Processing of Personal Data, data privacy, data or cyber security, breach notification, or data localization; (b) all regulatory guidelines and published interpretations by Governmental Authorities of such Laws; and (c) all policies and notices of the Company Group relating to the Processing of Personal Data.

“Default” means (a) any actual breach, violation or default; (b) the existence of circumstances or the occurrence of an event that, with the passage of time or the giving of notice or both, would constitute a breach, violation or default; or (c) the existence of circumstances or the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

[*]

[*]

[*]

[*]

“Encumbrance” means any claim, lien, pledge, option, charge, covenant easement, security interest, deed of trust, mortgage, conditional sales agreement, preference, right of possession, lease, tenancy, license, encroachment, encumbrance, preemptive right, right of first refusal, restriction or promise regarding the transfer or use of an asset (or any interest therein) to any Person, whether voluntarily incurred or arising by operation of law, and includes any Contract to give any of the foregoing in the future.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

“Environment” means the natural and human-made environment including all or any of the following media: air (excluding air within buildings or other natural or human-made structures, whether above or below ground); water (including groundwater, water in pipe and sewerage systems); land, and any ecological systems and living organisms supported by these media.

“Environmental Law” means any Laws that regulate pollution, contamination, conservation or protection of the Environment, the protection of human health and safety, exposure of any individual to Hazardous Materials, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, Release, emission, disposal, reuse, remediation or recycling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to a Person, any Person that is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with the first Person as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Cash” means, as of the Calculation Time, all cash and cash equivalents held by the Company Group (excluding Falikang), determined (a) in accordance with the applicable Accounting Standards, and (b) in accordance with, and subject to adjustment as provided in, the Pro Forma Balance Sheet and Net Cash Principles.

“Estimated Closing Indebtedness” means, as of the Calculation Time, (a) the aggregate amount of all Indebtedness of the Company Group (excluding Falikang), plus (b) the Estimated Transaction Expenses, plus (c) the Estimated Services Reimbursement Payment.

“Estimated Closing Payment” means (a) the Base Purchase Price, (b) (i) less the Estimated Net Cash if the Estimated Net Cash is a negative number or (ii) plus the Estimated Net Cash if the Estimated Net Cash is a positive number, plus (c) the Estimated Falikang Net Equity Amount.

“Estimated Falikang Net Equity Amount” means the FibroGen Falikang Portion of Falikang Net Equity calculated as at the Calculation Time.

“Estimated Net Cash” means (a) Estimated Closing Cash, less (b) Estimated Closing Indebtedness, calculated as at the Calculation Time.

“Estimated Services Reimbursement Payment” means the Services Reimbursement Payment calculated as at the Calculation Time.

“Estimated Transaction Expenses” means the Transaction Expenses calculated as at the Calculation Time.

“Exploit” means to make, have made, import, use, sell or offer for sale, including to research, develop (including by conducting pre-clinical and clinical studies), commercialize, register, manufacture, have manufactured, modify, improve, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of and “Exploitation” means the act of Exploiting a compound, product or process. “Exploiting” shall have a correlative meaning.

“Falikang Net Equity” means [*], as those used in Falikang’s audited financial statements for the fiscal years ended [*]. For the avoidance of doubt, any retained earnings through the profit and loss accounts shall be included in the calculation of Falikang Net Equity through the Measurement Time.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

“Falikang Net Equity Amount” means the FibroGen Falikang Portion of Falikang Net Equity, determined in accordance with, and subject to adjustment as provided in, the Pro Forma Balance Sheet and Net Cash Principles, calculated as at the Measurement Time.

“Falikang Office” means the properties subject to BDA E1 Falikang Lease for the premises in Beijing BDA Biomedical Park.

“FDA” means the United States Food and Drug Administration.

“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act.

“FibroGen Falikang Portion” means 51.1 per cent (51.1%), representing Seller’s indirect equity interest in Falikang.

“Field” means the treatment of anemia in humans and non-human animals, which means any treatment intended to increase hemoglobin levels or utilization or to increase hematocrit, as measured by acceptable clinical parameters, including unit volume concentrations of hemoglobin, red blood cell volume, or red blood cell count.

“Fraud” means a Party’s knowing and intentional common law fraud under the Laws of the State of Delaware, as determined by a court of competent jurisdiction as set forth in Section 10.4, as applicable, in the making of the representations and warranties contained in Article III, Article IV, and Article V of this Agreement with the express intention that the counterparty rely thereon to its detriment and subject to such counterparty’s actual reliance thereon to its detriment. “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“Good Clinical Practices” means standards for clinical trials (including all applicable requirements relating to protection of human subjects), as set forth in the FFDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, 56, 210, and 211), the Good Practices for Clinical Trials of Drugs (2020 Revision) issued by the applicable Governmental Authorities of the People’s Republic of China, and such comparable standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by Governmental Authorities in any other country or jurisdiction, including applicable regulations or guidelines from the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

“Good Laboratory Practices” means standards for conducting non-clinical laboratory studies, as set forth in the FFDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Part 58), the Good Laboratory Practices for Nonclinical Drug Research (2017 Revision) issued by the applicable Governmental Authorities of the People’s Republic of China, and such comparable standards of good laboratory practices as are required by Governmental Authorities in any other country or jurisdiction, including applicable regulations or guidelines from the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

“Good Manufacturing Practice” means standards for the manufacture, processing, packaging, testing, transportation, handling, and holding of pharmaceutical, biological or medical device products, as set forth in the FFDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 210, 211, 600, 610 and 820, as applicable), the Good Manufacturing Practices for Drugs (2010 Revision) issued by the applicable Governmental Authorities of the People’s Republic of China, and such comparable standards of good manufacturing practices as are required by Governmental Authorities in any other country or jurisdiction, including applicable regulations or guidelines from the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

“Governing Documents” means the legal document(s) by which any Person (other than a natural person) establishes its legal existence or other organizational documents of such Person and, for the purposes of this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Agreement, with respect to the Company, includes the certificate of incorporation and the articles of association of the Company.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) international, multinational, federal, state, local, municipal, foreign or other government, agency or authority; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, securities exchange or instrumentality and any court or other tribunal, including any arbitration tribunal).

“Hazardous Materials” means any material, chemical, or substance, in any form, that is regulated by, forms the basis of liability under, or that is designated or listed under an applicable Environmental Law as “hazardous,” “extremely hazardous,” “genetically modified,” “restricted,” “toxic,” “explosive,” “ignitable,” “corrosive,” “combustion-fueled,” “medical waste,” “biomedical waste,” “pollutant,” or “contaminant.”

“Health Care Laws” means the FFDCA, the PHSA, the DAL (as last amended in 2019), Regulations on the Administration of Human Genetic Resources of the People’s Republic of China (as last amended in 2024) (Order No. 717 of the State Council), the U.S. federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)); the U.S. Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)); the U.S. Stark Law (42 U.S.C. §1395nn); the civil U.S. False Claims Act (31 U.S.C. §§ 3729 et seq.); the administrative U.S. False Claims Law (42 U.S.C. § 1320a-7b(a)); the U.S. Exclusion Laws (42 U.S.C. § 1320a-7); the U.S. Medicare statute (Title XVIII of the U.S. Social Security Act), including U.S. Social Security Act §§ 1860D-1 to 1860D-43 (relating to Medicare Part D and the Medicare Part D Coverage Gap Program); the U.S. Medicaid statute (Title XIX of the U.S. Social Security Act); the U.S. Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), and any other similar applicable Law, whether of the United States, the People’s Republic of China or any other applicable jurisdiction.

“Holdback Amount” means the sum of (a) the Net Cash Holdback Amount, plus (b) the Indemnity Holdback Amount.

“IND” means any and all applications filed with any Regulatory Authority, including (a) any Investigational New Drug application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any and all equivalents of the application described in clause (a) in any non-U.S. jurisdiction (including clinical trial application) or similar application, submission, or a clinical trial exemption to the applicable Regulatory Authority, and (c) any and all supplements, amendments, variations, extensions, and renewals thereof that may be filed with respect to the foregoing, in each case, the filing of which is necessary to commence or conduct any clinical trial of a pharmaceutical or biological product in humans in such jurisdiction.

“Indebtedness” means, without duplication, as to any Person: (a) all indebtedness of such Person for borrowed money; (b) all obligations for the deferred purchase price of property or services including pursuant to any earn-out or similar obligation that are, or have been or should have been (in accordance with the Accounting Standards) recorded as, liabilities on the Most Recent Balance Sheet (other than current trade payables incurred in the Ordinary Course of Business); (c) any obligations for amounts drawn under any letter of credit, surety bond, debenture, promissory note or performance bond; (d) all obligations as lessee under leases that have been or should be recorded as capital leases under the applicable Accounting Standards; (e) all obligations in respect of interest rate and currency swaps, protection agreements, hedges, caps or collar agreements or similar arrangements either generally or under specific contingencies; (h) Accrued Taxes; (i) any obligations for accrued and not yet paid bonuses owed to any current or former employee or other service provider of the Company Group in respect of any performance period (or portion thereof) prior to or as of the Closing; (j) all guarantees by such Person of any of the foregoing; and (k) accrued and unpaid interest and premiums, penalties, prepayment fees and change of control payments with respect to any of the foregoing required to be paid in connection with the transactions contemplated hereby; provided, however, that the foregoing shall not include (A) any intercompany debt or liabilities, (B) any operating leases or subleases that are not capitalized under applicable Accounting Standards, (C) any prepaid or deferred revenue arising in the Ordinary Course of Business, (D) any amount that is included in Transaction Expenses or (E), in the case of clauses (h) and (i) above of this definition only, any amounts that are included in the accrued liabilities line item in the Pro Forma Balance Sheet and Net Cash Principles, so as to avoid double counting.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

“Indemnity Holdback Amount” means $4,000,000.

“Intellectual Property” means any and all intellectual property rights and other similar proprietary rights, whether protected, created or arising under any Law, including all: (a) Patents; (b) trademarks, service marks, trade names, logos and other identifiers of source, origin or quality, whether registered or unregistered, together with all goodwill of the business associated therewith (collectively, “Trademarks”); (c) copyrights, whether registered or unregistered, mask works, moral rights and rights in works of authorship; (d) domain names, URLs and social media identifiers; (e) trade secrets (including those trade secrets defined in the United States Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and technical, scientific and other know-how and information and similar proprietary rights in confidential information of any kind, including inventions (whether patentable or not and whether or not reduced to practice), discoveries, analytic models, improvements, compounds, processes, knowledge, test data (including pharmacological, toxicological, pharmacokinetic and pre-clinical and clinical information and test data, related reports, structure-activity relationship data and statistical analysis), analytical, pre-clinical, clinical, safety, regulatory, manufacturing and quality control data and information, including study design and protocols, assays and biological methodology, parameters, practices, optimizations, models, procedures, techniques, chemical and biological materials, devices, methods, patterns, formulae, formulations, dosage forms, dosage amounts, dosage schedules, modes of administration, devices, sequence information and specifications (collectively, “Know-How”); (f) rights in designs, databases, data or collections and compilations of data; (g) registrations, applications, extensions, restorations and renewals of any the foregoing; (h) rights and priorities afforded under any Law with respect to any of the foregoing in any jurisdiction; (i) rights to sue for past, present and future infringements, misappropriations or other violations of any of the foregoing; (j) all rights to secure or recover the proceeds of the foregoing, including licenses, royalties, income, payments, claims and damages; and (k) all other rights similar or pertaining to any of the foregoing in any country worldwide.

“Key US Employee” means [*].

“Knowledge” means the actual knowledge of the individuals listed on Schedule 1.1(a) after making reasonable inquiry of their direct reports regarding the matters in question.

“Law” means any applicable federal, state, local or other domestic or foreign law (including common law), statute, ordinance, rule, regulation, Order, writ, guideline, guidance, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including “off-balance sheet” liabilities.

“made available” means, with respect to any document, that such document was (a) accessible to Purchaser and its Representatives in the virtual data room for the transactions contemplated by this Agreement on or prior to February 19, 2025 or (b) actually delivered or provided in writing (including by email) by Seller or the Company Group or any of their respective Representatives to the due diligence team at Purchaser (which, for the avoidance of doubt, includes Purchaser’s counsel Covington & Burling LLP), on or prior to February 19, 2025.

“Manufacturing Site” means the Beijing Manufacturing Site and the Cangzhou Manufacturing Site.

“Material Adverse Effect” means any event, change, condition, circumstance, effect, development, occurrence or state of facts (whether specific to the applicable party or generally applicable to multiple parties) or other matter (“Effect”) that, individually or in the aggregate with all other Effects, has had, or would reasonably be expected to have, a material adverse effect on (a) the condition (financial or otherwise), business, results of operations, assets (including any Products) or Liabilities of the Company Group, taken as a whole, or (b) the ability of the Seller to perform its obligations under this Agreement; provided, however, that no Effect attributable to any of the following shall be taken into account in determining the existence of a Material Adverse Effect solely for purposes of clause (a)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

above: (i) conditions generally affecting the biotechnology industry, financial or capital markets, political conditions or securities markets in, or the economy as a whole of, the People’s Republic of China or elsewhere in the world, including any changes in the Company Group’s industries in general or the markets they operate in, or changes in the general business or economic conditions affecting such industries or markets, whether or not arising from or relating to epidemics or pandemics or disease outbreaks, including changes in Law or habits or behavior of people related to any of the foregoing; (ii) any changes in applicable Law or Accounting Standards applicable to any member of the Company Group or the interpretation of any of the foregoing; (iii) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions, epidemic, public health event, pandemic or other force majeure events or the worsening of any the foregoing, and any Law, directive, guideline, measures, or interpretations thereof, ordered by a Governmental Authority in response to the same; (iv) any failure in and of itself (as distinguished from any Effect giving rise to or contributing to such failure, which, for clarity, shall be taken into account) by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position (whether such projections, forecasts, estimates or predictions were made by Purchaser or any of its Subsidiaries or by independent third parties) for any period; (v) the public announcement of this Agreement or Purchaser’s other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company Group; (vi) the execution of this Agreement, the transactions contemplated by this Agreement, the identity of Purchaser and its Affiliates or the taking, or the failure to take, any action by the Company Group (excluding Falikang) that is contemplated by the terms of this Agreement, including losses or threatened losses of employees, customers, vendors, distributors or others having relationships with the Company Group; (vii) any loss of any material customer, supplier, employee, service provider or executive; (viii) any strike, walkout, lockout, work stoppage or other labor dispute, military conflict, outbreak or escalation of hostilities or war, act of foreign or domestic terrorism, sanctions, boycotts or outbreak of foreign or domestic protests; (ix) any matter disclosed in the Seller Disclosure Schedules; (x) any acts of cyberterrorism or internet- or cyber-attacks, or cyber espionage, or escalation or general worsening of any of the foregoing, or any computer, internet, network or system hacking, mal-ware or malicious code, unauthorized access to any computer, network, system or data, data breach, cybersecurity breach or ransom-ware (or ransom-ware attack or ransom-ware incident); (xi) anti-dumping actions, international tariffs, trade policies, disputes, agreements, actions or initiatives or any “trade war” or similar actions; or (xii) any action taken or omitted to be taken by, or with the written consent of, Purchaser or any of their respective Affiliates prior to the Closing Date; or (xiii) any event, occurrence or circumstance of which there is Purchaser’s Knowledge as of the date of this Agreement and it is reasonably apparent that such events, occurrence or circumstance would, but for this exception, be reasonably likely to give rise to a Material Adverse Effect; except, in the case of the forgoing clauses (i), (ii), (iii), (viii), (x) or (xi), to the extent such Effects materially and disproportionately affect the Company Group relative to other Persons engaged in the same business (in which case the incremental material and disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect, and then only to the extent such incremental material and disproportionate impact is not excluded by the other exceptions in this definition).

“Measurement Time” means 12:01 a.m., People’s Republic of China time, on the Closing Date.

“MSTV Facility” means the credit facility under the Financing Agreement, dated as of April 29, 2023, by and among Parent, as borrower, the Seller, the Company, the other guarantors party thereto, the lenders from time to time party thereto, and Wilmington Trust, National Association, as administrative agent for the lenders (in such capacity, the “Administrative Agent”).

“Net Cash Holdback Amount” means $6,000,000.

“NMPA” means the National Medical Product Administrations of the People’s Republic of China, or its successor, including any functional subdivisions or centers thereof (e.g., Center for Drug Evaluation).

“Order” means any judgment, decision, decree, direction, instruction, notice, award, injunction, ruling or order of any federal, national, supranational, state, provincial, local or other domestic or foreign court or Governmental Authority that is binding on any Person or its properties or other assets. For clarification, a Permit is not an Order.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practice.

“Patents” means any and all (a) granted patents; (b) patent applications, including all applications and filings made pursuant to the Patent Cooperation Treaty, provisional applications, non-provisional applications, substitutions, continuations, continuations-in-part, divisionals and renewals, and all letters patent granted with respect to any of the foregoing; (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, and patents resulting from post-grant proceedings, including reissues and re-examinations, and applications or petitions for any of the foregoing; (d) inventor’s certificates; and (e) other forms of government issued rights substantially similar to any of the foregoing.

“Permits” means any and all licenses and operating licenses, permits, concessions, franchises, approvals, clearances, registrations, filings, certificates, rights, qualifications, privileges exemptions, authorizations, easements, variances, permissions, or consents of any Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable, or that are being disputed in good faith and, in each case, reserved for in full on the Most Recent Balance Sheet in accordance with the applicable Accounting Standards; (b) statutory, mechanics’, laborers’ and materialmen liens arising in the Ordinary Course of Business for sums not yet due and payable and not otherwise in Default; (c) liens of landlords contained in any real property lease made available to Purchaser or pursuant to applicable Law; and (d) liens on equipment leased in the Ordinary Course of Business.

“Person” means any person or entity, whether an individual, sole proprietorship, general partnership, limited partnership, limited liability partnership, corporation, limited liability company, limited liability limited partnership, business trust, joint stock company, trust, unincorporated association, joint venture, estate, Governmental Authority or other entity or organization.

“Personal Data” means all data or information that constitutes personal data or personal information under any applicable Data Protection and Security Requirements, including any financial, credit, transactional, medical or other information, names, addresses, social security or insurance numbers, telephone numbers, facsimile numbers, email addresses or other contact information, or any personal or device identifier.

“PHSA” means the United States Public Health Service Act.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means (A) without duplication, any liability of the Company Tax Group for (a) (i) Tax of the Company Tax Group excluding Falikang, and (ii) the FibroGen Falikang Portion of any Taxes of or Falikang, in each case in respect of a Pre-Closing Tax Period; (b) any Taxes of Seller, including Taxes of Seller arising from the transactions contemplated by this Agreement [*] and the Ancillary Agreements; (c) in the case of a member of the Company Tax Group other than Falikang, any Taxes of another Person that is a member of an affiliated, aggregate, combined, consolidated, unitary or similar group (other than such a group that only includes members of the Company Tax Group and/or Purchaser or its Affiliates) of which such member of the Company Tax Group is or was a member on or prior to the Closing Date, and for which such member of the Company Tax Group is held liable, and (d) in the case of a member of the Company Tax Group other than Falikang, any Taxes of any Person (other than another member of the Company Tax Group and/or Purchaser or its Affiliates) imposed on such member of the Company Tax Group as a transferee or successor by reason of a transaction occurring prior to the Closing, or by Contract (other than pursuant to customary provisions in commercial Contracts entered into in the Ordinary Course of Business and not primarily related to Taxes) entered into prior to the Closing; and (B) any Taxes incurred by Purchaser or its Affiliates under Applicable Withholding Law with respect to the payment of the Purchase Price to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Seller hereunder, without duplication of any amounts withheld pursuant to Section 2.9; provided, however, that Pre-Closing Taxes shall not include any Taxes taken into account in the final determination of the Actual Closing Indebtedness.

“Pro Forma Balance Sheet and Net Cash Principles” means the pro forma balance sheet and principles for calculating Estimated Net Cash and Actual Net Cash attached hereto as Exhibit B.

“Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, disclosure or other activity regarding data (whether electronically or in any other form or medium). “Process” and “Processed” shall have correlative meanings.

“Product” means any pharmaceutical product (including all forms, presentations, dosage strengths and formulations) containing as an active ingredient a Compound alone or in combination with one or more other therapeutically active ingredients, and used in the business of the Company Group as conducted immediately prior to the date of this Agreement.

“Public Official” means (a) any Representative of any Governmental Authority; (b) any Representative of any commercial enterprise that is owned or controlled by a Governmental Authority, including any state-owned or controlled medical facility; (c) any Representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (d) any Person acting in an official capacity for any Governmental Authority, enterprise, or organization identified above; and (e) any political party, party official or candidate for political office.

“Purchased Shares” means the Company Shares.

“Purchaser’s Knowledge” means the actual knowledge of the individuals listed on Schedule 1.1(b) after making reasonable inquiry of their direct reports regarding the matters in question.

“Regulatory Approval” means all approvals, licenses, registrations, or authorizations necessary for the research and development, manufacture, marketing, importation and sale of a Product for one or more indications in the Field and in a country or regulatory jurisdiction, which may include, without limitation, satisfaction of all applicable regulatory and notification requirements.

“Regulatory Authority” means any applicable Governmental Authority that regulates or otherwise exercises authority with respect to the Exploitation of any Product or the business of the Company and Company Subsidiaries, including the NMPA.

“Regulatory Documentation” means any and all (a) applications (including INDs), registrations, licenses, authorizations, and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (c) pre-clinical, clinical and other data contained or relied upon in any of the foregoing; in each case ((a), (b) and (c)), relating to the Products.

“Related Party” means: (a) the Seller; (b) each Person who is, or who was at the time of the entry into the transactions or the creation of the interest in question an officer, director, employee, agent, independent contractor or consultant (or similar position) of the Seller, any member of the Company Group or any of their respective Affiliates, or who, beneficially or of record, held shares or other share capital in any member of the Company Group, or who served as a director, officer, employee, agent, independent contractor or consultant (or similar position) of a Person who, beneficially or of record, owned shares or other share capital in any member of the Company Group; (c) each member of the immediate family of each of the Persons referred to in clause (a) or (b) above; and (d) each Person that is, or that was at the time of the entry into the transactions or the creation of the interest in question, an Affiliate of the Persons referred to in clause (a) or (b) above (other than, in each case, AstraZeneca Investment (China) Co., Ltd. and its Affiliates).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

“Release” means any spill, discharge, leak, migration, emission, escape, injection, dumping, leaching, disposal or other release of any Hazardous Material into the indoor or outdoor environment.

“Representative” means, with respect to any Person, any officer, director, principal, attorney, accountants, consultants, agent, employee or other representative of such Person.

“Security Incident” means (a) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized Processing or Misuse of Personal Data or other business data; (b) inadvertent, unauthorized or unlawful sale, or rental of, Personal Data or other business data; or (c) any other unauthorized access to or use of the Company Group’s information technology systems.

“Seller Disclosure Schedules” means the Disclosure Schedules delivered by the Seller to Purchaser in connection with the execution of this Agreement.

“Services Reimbursement Payment” means the net amount of (a) all amounts owed by FibroGen China and its Affiliates (excluding Falikang) to Purchaser and its Affiliates less (b) all amounts owed by Purchaser and its Affiliates to FibroGen China and its Affiliates (excluding Falikang). For the avoidance of doubt, such Services Reimbursement Payment may be a negative number.

“Shanghai Office” means the properties subject to the lease for premises in Shanghai Securities Building by and between PROPWOOD LIMITED (置浩有限公司) and FibroGen China, effective as of December 21, 2022.

“Solvent” shall mean, with respect to any Person, that (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” when used with respect to any Person, means any entity, corporation or other organization, whether incorporated or unincorporated, for which at least a majority of the securities or other interests having ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity, corporation or other organization, is directly or indirectly owned or controlled by such Person.

“Tax” means all forms of taxation duties, assessments, contributions, levies, imposts or withholdings, in each case in the nature of a tax, imposed under Law or by any Tax Authority, including net income, gross income, capital gains, alternative minimum, base erosion and anti-abuse, diverted profits, digital services, value added, goods and services, gross margin, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, social security (or equivalent), disability, excise, severance, environmental, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, together with any interest, fines, penalties, surcharges and charges in respect of Taxes (including as a

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

result of any failure to timely or properly file a Tax Return), in each case whether disputed or not, and any additions to tax or additional amounts with respect thereto.

“Tax Authority” means any Governmental Authority responsible for the determination, assessment, collection or administration of Taxes.

“Tax Return” means any return, declaration, report, statement, election, claim for refund, information statement or other document filed or required to be filed with a Tax Authority in connection with the determination, assessment, collection or administration of Taxes, together with any schedule and attachment thereto and any amendment thereof.

“Third Party” means any Person other than Seller, Purchaser, each member of the Company Group, and their respective Affiliates.

“Transaction Expenses” means (a) any out-of-pocket fees, costs, payments and expenses of the Company Group (excluding Falikang), including legal and accounting fees, valuation services, investment banking fees, and related disbursements, in each case, in connection with (i) the process relating to the sale of the Company, (ii) the negotiation, preparation, drafting, review, execution, delivery or performance of this Agreement or any Ancillary Agreement or any other document delivered or to be delivered in connection with the transactions contemplated hereby, including with respect to any legal, accounting, Tax or consultancy fees in relation thereto, or (iii) the negotiation, preparation, drafting, review, execution, delivery or performance of the [*] or any other document delivered or to be delivered in connection with the transactions contemplated thereby, including with respect to any legal, accounting, Tax or consultancy fees in relation thereto, (b) any sale bonuses, change in control bonuses, benefits or consideration (including any deferred compensation), payments under equity awards or other similar bonuses or payments (other than the Purchase Price payable to Seller), that in each case become payable by and is the Liability of the Company Group by reason of, or in connection with, the Closing (and the employer portion of any payroll or similar Taxes of the Company Tax Group arising from the payment of any such bonuses or payments), which shall exclude, for the avoidance of doubt, any such bonuses, benefits, consideration, or payments to be put in place by or proposed to be put in place by Purchaser with respect to post-Closing retention or compensation plans with respect to the business of the Company Group (excluding Falikang); and (c) to the extent incurred by the Company Group (excluding Falikang) (as opposed to the Seller or Parent) in respect of Relevant US Employees, any severance, redundancy or similar payments payable to any current or former Relevant US Employee, in connection with, or in anticipation, or as a direct result, of any of the transactions contemplated hereby (and the employer portion of any payroll or similar Taxes of the Company Tax Group arising from such amounts), in each case ((a) through (c)), to the extent unpaid prior to the Closing.

“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

“US Benefit Plan” means any benefit plan, program, policy, practice, trust, fund, Contract or arrangement maintained, contributed to or required to be contributed to by the Company Group, or under which the Company Group has or would reasonably be expected to have any Liability, in each case, with respect to any Relevant US Employee, including any pension, profit-sharing, bonus, incentive compensation, deferred compensation, loan, vacation, sick pay, employee stock ownership, stock purchase, stock option or other equity based compensation plans, severance, indemnification, employment, Contractor, unemployment, death, hospitalization, sickness, or other medical, dental, vision, life, or other insurance, long- or short-term disability, change of control, fringe benefit, cafeteria plan or any other employee or fringe benefit plan, program, policy, practice, trust, fund, Contract or arrangement that provides benefits to any Relevant US Employee (or any beneficiary thereof).

“WuXi STA Manufacturing Site” means [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.2 Interpretation.

(a) Except where expressly stated otherwise in this Agreement, references: (i) to the Recitals, Articles, Sections, Exhibits or Schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement; (ii) to any agreement (including this Agreement) or Contract are to the agreement or Contract as amended, modified, supplemented or replaced from time to time in accordance with the terms thereof; (iii) to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended from time to time and to any rules or regulations promulgated thereunder; (iv) to any Person include any successor to that Person or permitted assigns of that Person; and (v) to this Agreement are to this Agreement and the Exhibits and Schedules (including the Seller Disclosure Schedules) to it, taken as a whole. The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “herein” or “hereunder” or “hereof” and similar words are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated. The word “or” is used in the inclusive sense (and/or). The use of “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The terms herein defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References to “day” or “days” refer to calendar days. The masculine, feminine and neuter genders used herein shall include each other gender. The terms “dollars” and “$” means dollars of the United States of America.

(b) Where any sum, amount or liability denominated in one currency as at a particular date is to be translated into another currency on such date for the purpose of interpreting or giving effect to this Agreement or for making payments due and payable under the terms of this Agreement, the average trailing 30-day exchange rate published by the Wall Street Journal for converting currency on the date (and including such date) which is four (4) Business Days prior to such date (available on the following web page: https://www.wsj.com/market-data/quotes/fx/USDCNY/historical-prices), shall apply (or such other exchange rate as the Seller and Purchaser may agree in writing).

(c) Where under this Agreement either the Seller, on the one hand, or Purchaser, on the other hand, is required to procure or takes efforts to procure that Falikang (or any member of the board of directors of Falikang or any advisor to Falikang or its directors) takes or refrains from taking any step, decision or action this is to be interpreted as an obligation on the Seller or Purchaser (as applicable) to exercise its direct or indirect voting rights in respect of Falikang and to exercise any rights it may have (directly or indirectly) under any contractual arrangement with respect to Falikang with respect to such step, decision or action, including, subject always to applicable Law, directing any director of Falikang which the Seller or Purchaser, as applicable, has directly or indirectly nominated to such role, to vote in a certain manner in respect of such step, decision or action in accordance with, and to the extent permitted by, such contractual arrangements.

(d) The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The Seller may include in the Schedules (but not, for the avoidance of doubt, following the date of this Agreement) items that are not material in order to avoid any misunderstanding, and such inclusion, or any reference to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of any Schedule shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the Schedules to which such matter’s application or relevance is reasonably apparent on its face. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

ARTICLE II

PURCHASE AND SALE OF THE SHARES; CLOSING; CONSIDERATION

2.1 Purchase and Sale of the Shares. At the Closing, subject to the terms and to the satisfaction or waiver of the conditions of this Agreement, Seller shall sell, transfer, assign, convey and deliver the legal and beneficial title to the Purchased Shares to Purchaser and Purchaser shall purchase and accept the Purchased Shares from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances and Encumbrances under applicable securities Law), with all rights, including dividend and voting rights, attached or accrued to them on or after the Closing.

2.2 No Partial Sale. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have no obligation to complete the sale and purchase of any Purchased Shares pursuant to Section 2.1 unless the sale and purchase of all the Purchased Shares is completed simultaneously.

2.3 Waiver. Seller hereby irrevocably consents to, and waives (or, where this waiver would not be sufficient, agrees to procure the waiver of) all rights of pre-emption, rights of first refusal, veto rights and such other similar rights which Seller may have had or may have (at any time) relating to, the Purchased Shares (and that Seller may have that otherwise prohibit, restrict or impair the transfer of the Purchased Shares to Purchaser in accordance with this Agreement) and the transfer thereof to Purchaser at the Closing (pursuant to the Governing Documents of the Company or otherwise), any rights to acquire or convert into shares in the Company and any other rights to distributions from the Company. Seller hereby consents to the transfer of the Purchased Shares to Purchaser, which shall take precedent over any understanding or arrangement howsoever arising to the contrary.

2.4 Closing. The closing of the purchase and sale of the Purchased Shares and the other transactions contemplated by this Agreement to be consummated concurrently therewith (the “Closing”) shall occur (a) remotely via the electronic exchange of documents and signature pages at 10:00 a.m., London time, on the date that is three (3) Business Days following satisfaction (or, to the extent permitted, the waiver) of all conditions set forth in Article VII (other than those that by their nature are to be satisfied at the Closing, but subject to satisfaction of all such conditions); provided, however, that, unless otherwise agreed by Purchaser and Seller, the Closing shall take place [*]; or (b) at such other place, time and date as may be agreed by Purchaser and Seller (the actual date on which the Closing takes place being the “Closing Date”).

2.5 Purchase Price.

(a) The aggregate purchase price for the Purchased Shares pursuant to the terms contained herein shall be the Closing Payment (collectively, the “Purchase Price”).

(b) Upon the Closing, Purchaser shall pay to the Seller and the Seller shall have the right to receive, in respect of the Purchased Shares, in cash and without interest, the Estimated Closing Payment (on account of the Closing Payment) less the Holdback Amount (to be held pursuant to the terms of this Agreement).

(c) Upon receipt by Seller of the Closing Payment, Seller shall cease to have any rights with respect to any of the Purchased Shares held by it, except the right to receive the consideration provided for in the foregoing clause (b). Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser be required to pay any amounts under this Article II in excess of the Purchase Price.

2.6 Actions in Connection with the Closing.

(a) [*], Seller shall deliver or cause to be delivered to Purchaser draft payoff letters (in each case reasonably satisfactory to Purchaser) in respect of the MSTV Facility, which payoff letters shall, among other things, include the payoff amount (including any interest accrued thereon and any prepayment or similar penalties,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

expenses or liabilities associated with the prepayment of such Indebtedness on the Closing Date) (the “Payoff Letters”).

(b) [*], Seller shall deliver or cause to be delivered to Purchaser a statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimates calculated on a basis consistent with the Pro Forma Balance Sheet and Net Cash Principles of the (i) Estimated Closing Cash, (ii) Estimated Closing Indebtedness, (iii) Estimated Transaction Expenses, (iv) Estimated Services Reimbursement Payment, (v) Estimated Net Cash and (vi) the Estimated Falikang Net Equity Amount; and, based on such amounts, the Estimated Closing Payment. Such Estimated Closing Statement shall be accompanied by Seller’s calculations and the documentation relied upon for the preparation of such estimates. The Seller shall, or shall procure that the Company shall, provide to Purchaser and its Representatives reasonable access to the information, books and records and relevant personnel of the Seller and Company Group during normal business hours for the purpose of assisting Purchaser and its Representatives in connection with their review of the Estimated Closing Statement. Seller shall consult with Purchaser and consider in good faith any reasonable revisions to such estimates proposed by Purchaser.

(c) Seller’s Closing Deliveries. At the Closing, Seller shall deliver to Purchaser each of the following:

(i) Resignations. Resignations of each director, officer and supervisor (as applicable) of each member of the Company Group and, with respect to Falikang, [*] (other than any such resignations which Purchaser designates, by written notice to Seller (email being sufficient) at least five (5) Business Days prior to Closing, as unnecessary), in mutually agreeable form (including any customary waivers to the extent Seller can obtain such customary waivers from such directors, officers and supervisors using commercially reasonable efforts; provided, however, that in no event will [*] be construed to require Seller to expend money or provide any other benefits or incentive to induce a director, officer or supervisor to sign such waiver), resigning as directors, officers and/or supervisors of the relevant members of the Company Group, as applicable;

(ii) Seller Certificate. A certificate executed by Seller certifying as to the satisfaction of each of the conditions set forth in Section 7.3(a) and Section 7.3(b);

(iii) Payoff Letters. Executed Payoff Letters (a draft of which shall be delivered to Purchaser for review no later than [*] pursuant to Section 2.6(a)), and the Seller shall have or cause to have made customary arrangements to deliver any and all Encumbrance releases and related documentation, as applicable, to evidence the release of all Encumbrances securing the MSTV Facility to Purchaser at the Closing;

(iv) Draft Register of Members. A draft update to the register of members of the Company, in agreed form, representing the Purchased Shares in favor of Purchaser;

(v) Company Share Certificate. A draft share certificate from the Company, in agreed form, representing the Purchased Shares to be issued by the Company in favor of Purchaser;

(vi) Seller Share Certificate(s). The share certificate(s) issued by the Company representing all of the Purchased Shares held by Seller (provided that, if Seller cannot deliver such original share certificate(s), Seller shall instead deliver to Purchaser (or its nominee) an indemnity in respect of any lost share certificate(s) in agreed form);

(vii) Articles of Association. The amended articles of association of the Company, in a form reasonably satisfactory to the Purchaser, removing the transfer restrictions in Articles 41 to 44 of the existing articles of the association of the Company as at the date of this Agreement, duly adopted by all necessary actions of the sole shareholder of the Company, in full force and effect as of the Closing;

(viii) Stamping Documents. All documents as required by the Stamping Procedures and Explanatory Notes (U3/SOG/PN04A (11/2024)) issued by the Stamp Office of the Inland Revenue Department

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

in Hong Kong for the purpose of the stamp duty filing in respect of the transfer of the Purchased Shares, including but not limited to:

(A) the duly completed and executed Schedule of Landed Properties (Form IRSD102);

(B) the latest audited accounts of each member of the Company Group; and

(C) certified copy (certified by a director of the Company) of the consolidated management accounts of each member of the Company Group made up to a date [*];

(ix) Stock Transfer Form. Duly executed instrument of transfer and sold note in respect of the Purchased Shares, in agreed form, on behalf of Seller transferring the Purchased Shares to Purchaser;

(x) Power of Attorney. Duly executed power of attorney from the Seller in substantially the form attached hereto as Exhibit C appointing Purchaser (or its nominee) as its attorney with effect from the Closing in respect of the exercise of all rights attaching to the Purchased Shares (including to the voting rights attaching to its Purchased Shares) pending only Purchaser (or its nominee) being registered as the holder thereof (it being understood that such power of attorney shall be given to secure the proprietary interests of Purchaser in the Purchased Shares with effect from the Closing, shall be irrevocable unless revoked with the prior written consent of Purchaser and shall terminate (without prejudice to anything done by Purchaser before termination) on the date on which Purchaser (or its nominee) is entered in the register of members of the Company as the legal holder of the Purchased Shares);

(xi) Transitional Services Agreement. Transitional services agreement between Parent and FibroGen China in substantially the form attached hereto as Exhibit A (the “Transitional Services Agreement”), duly executed by Parent;

(xii) Contract Assignments. The partial assignment, transfer or novation of the agreements in agreed form with respect to the following:

(A) [*]; and

(B) [*].

(xiii) Bank Mandates. [*], Seller shall deliver to Purchaser copies of all existing bank mandates and statements of the balances of any bank accounts in the name of the Company and each member of the Company Group [*];

(xiv) Books and Records. Copies of all minute books and statutory books and registers of each member of the Company Group (including the register of members, all Governing Documents and (if applicable) common seal(s) and (if applicable) company chop(s)) duly written up to date shall have been made available to Purchaser or been confirmed in writing by Seller (email being sufficient) as being in the possession of the Company (or its registered office, as applicable) as of the Closing and, in the case of company chop(s) (if applicable), if reasonably requested by Purchaser, the Seller shall deliver the company chop(s) to such person or such location designated by Purchaser (provided, that with respect to Falikang, Seller shall provide copies of any records for which only Seller or its Affiliates (excluding Falikang) has copies, or to which it has sole access, and not any records that Purchaser and its Affiliates already have in their possession, custody or control, or that have been made available to Purchaser and its Affiliates (including Falikang) in connection with the joint venture operations of Falikang in the Ordinary Course of Business);

(xv) Other Documentation. A copy of the signed written resolutions of:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(A) the board of directors of the Company approving the matters set out in Section 4.3(b) and the changes to the Company’s details as may reasonably be requested by Purchaser, including (v) the resignations of each outgoing director and officer of the Company with effect from the Closing and the appointment of each new director and officer to be designated by Purchaser (as notified to the Seller prior to the Closing) as director or officer of the Company with effect immediately following the Closing, in each case, in accordance with Section 2.6(c)(i); (w) the change of the registered office (as notified to the Seller at least five (5) Business Days prior to Closing); (x) the registration of Purchaser as the holder of the Purchased Shares in the Company’s register of members as soon as possible following the Closing (subject only to the payment of stamp duty and stamping of the instrument of transfer and bought and sold notes in respect of the Purchased Shares); and (y) the making of all other entries in the Company’s corporate records and registers as may be necessary; and

(B) the board of directors of each member of the Company Group (other than the Company) approving the changes to the details of such member of the Company Group as may reasonably be requested by Purchaser, including (v) the resignations of each outgoing director, officer and/or supervisor of such member of the Company Group with effect from the Closing and the appointment of each new director, officer and/or supervisor to be designated by Purchaser (as notified to the Seller prior to the Closing, in each case, in accordance with Section 2.6(c)(i)) as director, officer and/or supervisor of such member of the Company Group with effect immediately following the Closing; (w) the change of the registered office (as notified to the Seller at least five (5) Business Days prior to Closing); and (x) the making of any entries in such member of the Company Group’s corporate records and registers as may be necessary.

(xvi) IP Assignments. Executed instruments of assignment in a form to be agreed between the Seller and Purchaser in the Pre-Closing Period, transferring the entire right, title and interests in and to (A) (1) the Patents set forth on Schedule 2.6(c)(xvi)(A)(1) and (2) any Patents that may be filed in the Territory, that claim priority to and from the Patents set forth on Schedule 2.6(c)(xvi)(A)(2) (including the right to claim the full benefits and priority rights provided by the International Convention for the Protection of Industrial Property, as amended, or by any convention which may be substituted for it, and to invoke and claim such right of priority without further written or oral authorization from Parent or an Affiliate) (“FibroGen China Patents”), (B) the Trademarks set forth on Schedule 2.6(c)(xvi)(B) and (C) domain name registrations set forth on Schedule 2.6(c)(xvi)(C), in each case, related to the business of the Company Group, and that are held by Parent or an Affiliate (other than a member of the Company Group), to the Company (collectively, the “IP Assignments”), and, to the extent such IP Assignments are not effective upon or following Closing, setting forth the terms of the license to be granted by Parent and its Affiliates to Purchaser or its designated Affiliate for the period of time that such IP assignments are not effective, which such license shall reflect the principles set forth in Schedule 2.6(c)(xvi)(D).

(d) At the Closing, Purchaser shall:

(i) deliver to Seller a certificate executed by an authorized officer of Purchaser on behalf of Purchaser certifying as to the satisfaction of each of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d);

(ii) deliver to Seller the Transitional Services Agreement, in substantially the form attached hereto as Exhibit A, duly executed by FibroGen China;;

(iii) in accordance with a letter of direction in the agreed form to be delivered by the Seller to Purchaser [*], deposit, or cause to be deposited, on behalf of the Company Group, by wire transfer of immediately available funds to the accounts designated in the Payoff Letters, the amounts payable at Closing under the Payoff Letters;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(iv) deposit, or cause to be deposited, with Seller, by wire transfer of immediately available funds to the account designated in writing to Purchaser by the Seller (such designation to be made [*] and set forth in the Estimated Closing Statement) (which account shall be the “Seller’s Account”), an amount in cash (without interest) equal to the Estimated Closing Payment less (A) an amount equal to the aggregate amounts payable pursuant to Sections 2.6(d)(iii), and (B) the Holdback Amount;

(v) repay, or cause to be repaid, on behalf of the Company Group, by wire transfer of immediately available funds to the accounts designated in writing to Purchaser by the Seller (such designation to be made [*] and set forth in the Estimated Closing Statement) amounts that would otherwise constitute Transaction Expenses described in clauses (a) and (b) of the definition thereof (to the extent such amounts were not paid prior to the Closing); and

(vi) deliver to Seller the duly executed instrument of transfer and bought note in respect of the Purchased Shares, in agreed form, on behalf of Purchaser purchasing the Purchased Shares from the Seller.

2.7 Post-Closing Adjustment.

(a) [*], Purchaser (or one of its Affiliates) shall prepare and deliver, or cause to be prepared and delivered, to the Seller:

(i) (A) an aggregated balance sheet for the Company Group as at the Measurement Time in the form and including only the items shown in the Pro Forma Balance Sheet and Net Cash Principles, and (B) a separate individual balance sheet and related statements of income and cash flows and operations for Falikang as at the Measurement Time (the “Closing Balance Sheet”); and

(ii) a statement (the “Closing Statement”), setting forth its good faith determination of the amount of (A) Actual Closing Cash, (B) Actual Closing Indebtedness, (C) Actual Transaction Expenses, (D) Actual Services Reimbursement Payment and (E) Actual Net Cash; and, based on such amounts, the Closing Payment (such amount, as finally determined, the “Actual Closing Payment”). The Closing Statement shall be prepared in accordance with the Accounting Standards, as applicable.

(b) Unless the Seller notifies Purchaser in writing [*] that Seller believes in good faith that the Closing Balance Sheet and/or the Closing Statement contains mathematical errors or was not prepared in accordance with this Agreement and such notification specifies in reasonable detail each item that Seller disputes (each, a “Disputed Item”) and an alternative calculation for each such Disputed Item (a “Notice of Objection”), the Closing Balance Sheet and/or the Closing Statement and the determinations set forth therein shall be final, binding and conclusive on the Parties. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein. Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and/or the Closing Statement not so disputed by Seller.

(c) If Seller provides the Notice of Objection to Purchaser within the Objection Period, Seller and Purchaser shall, [*], attempt in good faith to resolve each Disputed Item. If Seller and Purchaser are unable to resolve all of the Disputed Items within the Resolution Period (the “Unresolved Items”), the Unresolved Items shall be submitted to a nationally recognized independent valuation, accounting or specialty firm to be mutually agreed upon by Seller and Purchaser (such agreed firm being the “Independent Expert”). The Independent Expert shall be engaged pursuant to an engagement letter among Seller, Purchaser and the Independent Expert on terms and conditions consistent with this Section 2.7(c). The Independent Expert shall be instructed, pursuant to such engagement letter, to resolve only the Unresolved Items and not to otherwise investigate any matter independently. Seller and Purchaser each agree to furnish to the Independent Expert access, except as required by Law, to such individuals and such information, books and records as may be reasonably required by the Independent Expert to make its final determination (and any such information, books and records shall be provided to the other such Party prior to its

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

submission or presentation to the Independent Expert). Seller and Purchaser shall also instruct the Independent Expert to render its reasoned written decision [*]; provided, however, that if either Seller or Purchaser fails to present requested information or furnish access to the Independent Expert within the time determined by the Independent Expert, then the Independent Expert shall render its decision based solely on the information actually presented and access actually furnished to it by Seller and Purchaser. With respect to each Unresolved Item, such decision shall be made based on the terms and conditions of this Agreement and, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Purchaser in the Closing Balance Sheet and/or the Closing Statement or Seller in the Notice of Objection with respect to such Unresolved Item. Except as Seller and Purchaser may otherwise agree, all communications between Seller and Purchaser or any of their respective Representatives, on the one hand, and the Independent Expert, on the other hand, shall be in writing with copies simultaneously delivered to the other such Party. The resolution of Unresolved Items by the Independent Expert shall be final, binding and conclusive on the Parties (absent manifest error). All fees and expenses of the Independent Expert shall be borne on a proportionate basis by Purchaser, on the one hand, and Seller, on the other, based on the percentage which the portion of the contested amount not awarded in favor of Purchaser or Seller bears to the amount actually contested by such Person. Solely for illustrative purposes, if Purchaser’s calculations would have resulted in a $1,000,000 net payment to Purchaser, and the Seller’s calculations would have resulted in a $1,000,000 net payment to Seller and the Independent Expert’s final determination as adopted pursuant to this Section 2.7(c) results in an aggregate net payment of $500,000 to Seller, then Purchaser, on the one hand, and Seller, on the other hand, shall pay seventy five per cent (75%) and twenty five per cent (25%), respectively, of such fees and expenses.

(d) The Parties acknowledge and agree that the Actual Closing Payment calculated pursuant to this Section 2.7 is intended to accurately reflect the amount of the Actual Net Cash and that the calculations of the Actual Net Cash shall be performed in the same way, using the same accounting methods, judgments, policies, principles, practices, procedures, classifications and estimation methodologies as used to calculate the Estimated Net Cash. For the avoidance of doubt, there shall be no double counting (whether positive or negative) of any item to be included in Actual Net Cash.

(e) Each Party shall use its commercially reasonable efforts to provide [*] to the other Party all information, books and records and reasonable access to such Party’s Representatives as such other Party shall reasonably request in connection with review of the Closing Balance Sheet and the Closing Statement or the Notice of Objection, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices, and shall otherwise cooperate in good faith with such other Party to arrive at a final determination of the Closing Balance Sheet and the Closing Statement, except as required by Law.

(f) Net Cash Adjustment. If the Actual Net Cash (i) is a negative number and is a greater negative number than the Estimated Net Cash, the Closing Payment shall be reduced by the amount by which the Actual Net Cash is less than the Estimated Net Cash (and shall be expressed as a negative number); or (ii) is a positive number and is a greater positive number than the Estimated Net Cash, the Closing Payment shall be increased by the amount by which the Actual Net Cash is greater than the Estimated Net Cash (and shall be expressed as a positive number) (the “Net Cash Adjustment” and such amount, the “Net Cash Adjustment Amount”).

(g) If the Net Cash Adjustment Amount is a positive number, (i) Purchaser shall, on account of the Closing Payment, make a payment to the Seller [*] (such amount, the “Excess Payment”), and (ii) [*] to Seller’s Account.

(h) If the Net Cash Adjustment Amount is zero, Purchaser shall, on account of the Closing Payment, make a payment to the Seller [*] to Seller’s Account.

(i) If the Net Cash Adjustment Amount is a negative number, [*], Purchaser shall distribute to Seller [*] (such amount, the “Purchaser Adjustment Amount”). [*]. Such payment from Parent and Seller shall be made [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(j) The Net Cash Holdback Amount shall only be used for the Net Cash Adjustment pursuant to this Section 2.7 and not, for the avoidance of doubt, any claims for indemnification in accordance with ARTICLE IX.

(k) For Tax purposes, any payment or set-off under Section 2.7(g) shall be treated as an adjustment to the Purchase Price.

2.8 General Payment Terms. Notwithstanding anything herein to the contrary:

(a) All payments made under this Agreement in respect of the Purchase Price shall be made in U.S. dollars and shall made subject to this Section 2.8 and Section 2.9.

(b) The Parties acknowledge and agree that (i) the Excess Payment (if any) or Purchaser Adjustment Amount (if any) is an integral part of the consideration payable to Seller in connection with the transactions contemplated hereby, (ii) the right to receive the Excess Payment (if any) or Purchaser Adjustment Amount (if any) shall not be represented by any form of certificate or other instrument, is not assignable or transferable in whole or in part without the prior written consent of the payor of such amount, except by operation of law, and does not, in and of itself, constitute an equity ownership interest in the Parent, the Seller or Purchaser (as the case may be) or any other Person, and that any purported assignment or transfer in violation of this Section 2.8(b) shall be null and void and shall not be recognized by the Parent, the Seller, Purchaser (as the case may be) or the Company, (iii) neither the Seller (with respect to any Excess Payment) nor Purchaser (with respect to any Purchaser Adjustment Amount) has any rights as security holder of Purchaser or the Parent or Seller (as the case may be) or any other Person merely as a result of its right to receive the Excess Payment (if any) or the Purchaser Adjustment Amount (if any), and (iv) no interest is payable as additional consideration with respect to the Excess Payment (if any) or the Purchaser Adjustment Amount (if any).

2.9 Withholding Rights. Notwithstanding anything herein to the contrary, each of Purchaser, the Company, and their respective agents and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any amounts required to be deducted and withheld therefrom under applicable Law on account of Taxes (“Applicable Withholding Law”); provided, however, that the Person intending to withhold from such a payment will notify the Person to which such payment is to be made of any amounts otherwise payable to such Person that it intends to deduct and withhold [*] for any relevant payment, which notice will provide reasonable details regarding the provisions of Law that requires such withholding, and shall reasonably cooperate with such other Person to minimize or eliminate such withholding. Amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid hereunder to the Person in respect of which such withholding was made. Purchaser, the Company or their respective agents, as applicable, shall timely remit any amounts withheld or deducted pursuant to this Section 2.9 to the applicable Tax Authority.

2.10 Investment Banking Fees; No Falikang Transaction Expenses. The Parent and the Seller hereby undertake and confirm that (i) any and all investment banking fees relating to the sale of the Company that are obligations of Parent, Seller or the Company Group [*] and that no member of the Company Group shall be required to make any direct payment of such fees before or after Closing, and (ii) to Seller’s Knowledge, Falikang has not, prior to the date of this Agreement, incurred any Transaction Expenses.

2.11 Transfer of Possessory Collateral. Upon receipt by Parent or Seller of any possessory collateral of the Company Group in the possession of the Administrative Agent pursuant to the Payoff Letters, Parent and Seller shall [*] deliver such possessory collateral to Purchaser (or its designated Affiliate).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF Parent and SELLER

The Parent and Seller hereby represent and warrant to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

3.1 Authorization.

(a) The Parent and Seller each have all requisite power and authority, and has taken all action necessary, or with respect to such actions to be taken at the Closing, will have taken such actions necessary, to execute, deliver and perform their respective obligations under this Agreement and the Ancillary Agreements to which they are, or will be at the Closing, a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Parent or Seller is, or will be at the Closing, a party, and the consummation by the Parent or Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action(s) on the part of the Parent or Seller (as the case may be).

(b) This Agreement and the Ancillary Agreements to which the Parent and the Seller is, or will be at the Closing, a party, have been or will be at the Closing, duly executed and delivered by the Parent and Seller and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the legal, valid and binding obligations of the Parent and Seller, enforceable against the Parent and Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Law (the “Enforceability Exceptions”).

3.2 Non-contravention

(a) The execution, delivery and performance by the Parent and the Seller of and the Parent’s and the Seller’s compliance with this Agreement and consummation of the transactions contemplated hereby do not and will not (i) violate the Governing Documents of the Parent or the Seller, or (ii) conflict with or constitute a Default under any Laws or Permits applicable to the Parent or the Seller, except for any such violation or Default which would not, individually or in the aggregate, reasonably be expected to prevent, impair or delay the ability of the Parent and the Seller to consummate the transactions contemplated hereby.

(b) Other than any consents, approvals, Orders or authorizations of, or registrations, declarations or filings as would not, individually or in the aggregate, reasonably be expected to prevent, or materially and adversely impair or delay the ability of the Parent and the Seller to consummate the transactions contemplated hereby, no notice to, consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required to be made, obtained or given by the Seller in connection with the execution, delivery and performance by the Parent and the Seller of this Agreement or the consummation by the Parent and the Seller of the transactions contemplated hereby.

3.3 Title to the Shares. The Seller is the registered and sole legal and beneficial owner of, and has good and valid title to, all of the Purchased Shares. At the Closing, the Seller will transfer good and valid title to all the Purchased Shares to Purchaser, in each case, free and clear of all Encumbrances (other than Permitted Encumbrances and Encumbrances under applicable securities Law). Except for the Purchased Shares to be transferred to Purchaser by the Seller at the Closing in accordance with this Agreement, the Seller does not hold any right, title or interest in respect of any shares in the capital of the Company or any rights, options, warrants, or other securities convertible into or exchangeable or exercisable for any shares in the capital of the Company.

3.4 Litigation. There is no action, summon, demand, charge (including unfair labor practice charge), complaint, suit, proceeding, claim, litigation, lawsuit, opposition, review, suspension, subpoena, debarment,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

investigation, arbitration, mediation, examination, audit, prosecution or other legal, administrative or arbitral proceeding (any of the foregoing, a “Proceeding”) pending, or to the Seller’s knowledge, threatened against the Seller which would reasonably be expected to materially and adversely affect the Seller’s ability to perform any of its obligations hereunder or consummate the transactions to be consummated by it hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY GROUP

The Parent and the Seller hereby represent and warrant to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows, with each such representation and warranty subject to the exceptions set forth in the Seller Disclosure Schedules (it being understood that the Seller Disclosure Schedules shall be arranged in sections corresponding to the sections and subsections contained in this Article IV, and no disclosure made in any particular section of the Seller Disclosure Schedules shall be deemed to be made in any other section of the Seller Disclosure Schedules unless expressly made therein (by cross-reference or otherwise) or to the extent it is reasonably apparent from a reading of the text of the disclosure that such disclosure is applicable or relevant to such other sections and subsections of the Seller Disclosure Schedules); provided, however, that any references to defined terms used in this Article IV that make reference to any of the Company Group, the Company Tax Group or the Company Subsidiaries shall be deemed to include Falikang, except as otherwise expressly provided herein, and any such reference to Falikang in any such representation or warranty in this Article IV shall be construed as if qualified by the phrase “to the Company’s Knowledge” (or a correlative meaning):

4.1 Organization of the Company. The Company is a private limited company duly incorporated and validly existing and in good standing under the Laws of Hong Kong with the requisite corporate power and corporate authority to conduct its business as it is presently being conducted, and to own, lease or operate, as applicable, its assets and properties. The Company is duly qualified to do business as a foreign company and is duly qualified to do business and in good standing (if such concepts are applicable in the relevant jurisdiction) in each jurisdiction where the character of its assets and properties owned, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. True, complete and correct copies of the Governing Documents of the Company, in effect as of the date of this Agreement, the statutory registers, and the minute books (or similar books and records) of the Company have been made available to Purchaser.

4.2 Subsidiaries.

(a) Section 4.2(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the Company Subsidiaries, indicating for each such Company Subsidiary its respective jurisdiction of organization or incorporation, as the case may be, and the number or percentage of shares of each class of its capital stock or equity interest owned by the Company or any other Company Subsidiary.

(b) Each Company Subsidiary is an entity duly organized and validly existing and in good standing (if such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its formation with the requisite entity power and authority to conduct its business as it is presently being conducted, and to own, lease or operate, as applicable, its assets and properties, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Each Company Subsidiary is duly qualified to do business as a foreign company and is duly qualified to do business and in good standing (if each such concept is applicable in the relevant jurisdiction) in each jurisdiction where the character of its assets and properties owned, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. True, complete and correct copies of the Governing Documents of each Company Subsidiary (excluding Falikang), as amended and in effect as of the date of this Agreement, and the share certificate, and transfer books and the material minute books (or similar books and records) of each Company Subsidiary (other than with respect to Falikang) have been made available to Purchaser. True, complete and correct copies of the Governing Documents of Falikang, as amended and in effect as of the date of Closing, and the share

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

certificate, and transfer books and the material minute books (or similar books and records) of Falikang, in each case, that are solely within the possession, custody or control of Seller and its Affiliates (excluding Falikang), and not, for the avoidance of doubt, any records that Purchaser and its Affiliates already have in their possession, custody or control, or that have been made available to Purchaser and its Affiliates (including Falikang in connection with the joint venture operations of Falikang in the Ordinary Course of Business), have been made available to Purchaser as of the Closing Date. No Company Subsidiary is in Default of its Governing Documents.

(c) Save with respect to Falikang, the Company or another Company Subsidiary owns all of the issued and outstanding shares of capital stock of each Company Subsidiary. FibroGen China owns 51.1 per cent (51.1%) of the equity interest in the total registered capital of Falikang. All of the issued and outstanding shares of capital stock and equity interest (as applicable) of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable. The outstanding shares of capital stock of each Company Subsidiary (i) were not issued in violation of the Governing Documents of such Company Subsidiary or any other Contract to which such Company Subsidiary is party or bound, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iii) have been offered, sold and issued in compliance with applicable Law, including securities Laws, and (iv) are free and clear of all Encumbrances (other than (w) Permitted Encumbrances, (x) transfer restrictions under applicable securities Law, (y) the Governing Documents of the applicable Company Subsidiary, or (z) the Company Group Encumbrances, which Company Group Encumbrances will be released or discharged upon completion of the payments to be made pursuant to the Payoff Letters at or prior to the Closing and any subsequent related termination filing). No claim has been made or, to the Company’s Knowledge, threatened in writing against any member of the Company Group asserting that any Person other than the Company or another Company Subsidiary (or, with respect to Falikang, AstraZeneca Investment (China) Co., Ltd.) is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any share of capital stock of any Company Subsidiary, or any other voting right or equity interest in any Company Subsidiary.

(d) Except as set forth in Section 4.2(d) of the Seller Disclosure Schedule, other than the shares of capital stock or equity interest of the Company Subsidiaries owned by the Company or the other Company Subsidiaries (or, with respect to Falikang, AstraZeneca Investment (China) Co., Ltd. and associated agreements and arrangements), there are no (i) equity securities of any Company Subsidiary outstanding, (ii) options, warrants, convertible securities, indebtedness or other rights or Contracts relating to any voting rights or equity securities of any Company Subsidiary or pursuant to which any Company Subsidiary is obligated to issue, sell, transfer, purchase, return or redeem or otherwise acquire equity securities of such Company Subsidiary or any other Person or to provide funds to, make an investment in, or contribute capital to, any Person, (iii) equity securities of any Company Subsidiary reserved for issuance for any purpose, (iv) agreements pursuant to which registration rights in the shares of capital stock or equity interest of any Company Subsidiary have been granted, (v) shareholder agreements, whether written or verbal, among any current or former shareholders of any Company Subsidiary, (vi) Contracts with respect to the voting or transfer of the shares of capital stock or equity interest of any Company Subsidiary or any other equity securities of such Company Subsidiary, (vii) statutory or contractual preemptive rights or rights of first refusal with respect to any shares of capital stock or equity interest of any Company Subsidiary, or (viii) outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Company Subsidiary.

(e) Other than the Company Subsidiaries set forth in Section 4.2(a) of the Seller Disclosure Schedule, neither the Company nor any Company Subsidiary has any Subsidiaries and does not own, directly or indirectly, or hold any rights to acquire, any capital stock or equity interest or any other securities, interests or investments (other than investments that constitute cash or cash equivalents), in any other Person.

4.3 Authorization.

(a) Each member of the Company Group has all requisite corporate or other entity power and authority, and has taken, or will have taken as of the Closing (as applicable), all corporate or other entity action necessary, to execute, deliver and to perform its obligations under this Agreement and the Ancillary Agreements to which it is, or will be at Closing, a party, and to consummate the transactions contemplated to be consummated by it hereby and thereby.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(b) The board of directors of the Company, at a meeting duly called and held at which a requisite quorum of the directors of the Company was present, or by written resolutions of the board of directors of the Company signed by each of the directors of the Company, duly adopted resolutions: (a) approving and authorizing this Agreement and the transactions contemplated to be consummated by the Company hereby on the terms and subject to the conditions set forth in this Agreement, (b) declaring that this Agreement and the transactions contemplated to be consummated by the Company hereby are in the best interests of the Company, (c) approving and acknowledging the transfer of the Purchased Shares at Closing to Purchaser (including instructing the Company secretary to update the register of members of the Company to reflect the transfer of the Purchased Shares), and (d) approving and authorizing the execution of such documents as are to be entered into by the Company in connection with this Agreement and the transactions contemplated hereby.

4.4 Capitalization.

(a) Section 4.4(a) of the Seller Disclosure Schedules sets forth a true, complete and correct list, as of the date of this Agreement, of (i) the aggregate amount of the allotted and issued Company Shares, and (ii) the name of any other holder or beneficial owner of, or of any Person having the right to acquire beneficial ownership of, any shares of, or any other voting right or equity in, the Company. The Purchased Shares constitute the entire issued Company Shares as at Closing and all of the issued and outstanding Company Shares are duly authorized, validly issued and fully paid and no sum is or will be outstanding in respect of any Purchased Share at Closing. Except as set forth in Section 4.4(a) of the Seller Disclosure Schedule, the issued and outstanding Company Shares (w) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (x) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions, security rights or similar rights of any Person, (y) have been offered, sold and issued in compliance with applicable Law, including securities Laws, and (z) are free and clear of all Encumbrances (other than transfer restrictions under applicable securities Law). No claim has been made or, to the Company’s Knowledge, threatened in writing against the Company asserting that any Person other than the Seller is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any Company Shares, or any other voting right or share capital in the Company. There are (A) no accrued and unpaid dividends on any of the shares of Company Shares and (B) no commitments to issue additional shares of Company Shares or other equity securities of the Company. The Company does not hold any equity securities of the Company in its treasury.

(b) Except as set forth in Section 4.4(b) of the Seller Disclosure Schedules, other than with respect to this Agreement, there are no (i) shares in the capital of the Company issued and outstanding other than the Company Shares, (ii) options, warrants, convertible securities or other rights or Contracts relating to any voting rights or shares in the capital of the Company or pursuant to which either the Company or the Seller is obligated to issue, sell, transfer, purchase, return or redeem or otherwise acquire shares in the capital of the Company or any other Person or to provide funds to, make an investment in, or contribute capital to, any Person, (iii) share capital of the Company reserved for issuance for any purpose, (iv) agreements pursuant to which registration rights in the Company Shares have been granted, (v) shareholder agreements, whether written or verbal, among any current or former shareholders of the Company, (vi) Contracts of the Company or between the Seller with respect to the voting or transfer of the Company Shares or any other share capital of the Company, (vii) statutory or contractual preemptive rights or rights of first refusal with respect to Company Shares, or (viii) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

4.5 Title to Properties and Assets.

(a) Each member of the Company Group has good and valid title to or, in the case of leased assets and properties or assets and properties held under license, a good and valid leasehold or license interest in, all of its material properties and assets. The assets and properties of the Company Group, including those licensed by any member of the Company Group under Material Contracts, constitute all of the assets and properties which are necessary in all material respects for the operation of the Company Group’s businesses as currently conducted by the Company Group. The respective member of the Company Group holds title to all material assets and properties which it purports to own, free and clear of any Encumbrances other than Permitted Encumbrances and the Company Group

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Encumbrances (which Company Group Encumbrances will be released or discharged upon completion of the payments to be made pursuant to the Payoff Letters at or prior to the Closing and any subsequent related termination filing).

(b) All of the tangible, whether personal or real, assets and properties of the Company Group are in all material respects in reasonably serviceable operating condition and repair (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are in all material respects adequate for the conduct of business of each of the Company Group in substantially the same manner as it has heretofore been conducted.

(c) Other than the Manufacturing Sites, Beijing Office, Shanghai Office, Falikang Office and as set forth in Section 4.5(c) of the Seller Disclosure Schedules, no member of the Company Group owns, or has ever owned or had any interest in, any real property, freehold, leasehold or otherwise. Other than with respect to the Manufacturing Sites, Beijing Office, Shanghai Office, Falikang Office, and as set forth in Section 4.5(c) of the Seller Disclosure Schedules, no member of the Company Group is a party to any Contract to purchase or lease any real property or interest therein.

(d) The Seller has made available to Purchaser true, complete and correct copies of all material documents pertaining to owned or leased real property relating to the use or occupancy of the Manufacturing Sites, the Beijing Office, the Shanghai Office, and Falikang Office including all effective leases, subleases, licenses, offers to lease or agreements to lease, lease guarantees, non-disturbance, operating agreements, easements and wayleaves (with any material amendments, variations, modifications or ancillary documents related thereto).

(e) The rights, properties, and assets owned by the Company Group, comprise all the rights, properties, and assets necessary in all material respects for the Company Group to carry on its business as conducted as of the Closing in all material respects in the manner in which and upon the terms on which it is carried on at the date of this Agreement, excluding (i) rights regarding the Company Intellectual Property (which shall be the subject of Section 4.18) and those rights, properties and assets that are referenced in the Transitional Services Agreement, and (ii) rights subject [*].

4.6 Absence of Certain Activities or Changes. Since the Most Recent Balance Sheet Date: (a) each member of the Company Group has conducted its operations only in the Ordinary Course of Business, except to the extent arising out of, resulting from, or relating to the transactions contemplated by this Agreement [*], (b) there has been no Material Adverse Effect and (c) the Company Group has not taken any action that, individually or in the aggregate, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

4.7 Material Contracts.

(a) Section 4.7(a) of the Seller Disclosure Schedules sets forth a true, complete and correct list as of the date of this Agreement of the following types of subsisting Contract to which any member of the Company Group is a party (excluding any Contracts (1) to which Falikang is the sole Company Group party and Purchaser or one of its Affiliates is a counterparty, (2) entered into between any member of the Company Group, on the one hand, and [*], on the other hand, and (3) entered into between any member of the Company Group, on the one hand, and Purchaser and its Affiliates, on the other hand) or by which it or any of its properties or assets is bound (all such Contracts, all Contracts required to be listed in Section 4.7(a) of the Seller Disclosure Schedules and all Contracts arising after the date hereof and in effect at the time of the Closing that if in existence on the date hereof would have been required to be listed in Section 4.7(a) of the Seller Disclosure Schedules, together, the “Material Contracts”):

(i) Contracts (A) limiting the freedom or right of any member of the Company Group to engage in any line of business or to compete with any other Person, in any location or line of business or therapeutic area or make use of any of their Intellectual Property rights, (B) containing any “most favored nation” terms and conditions granted by any member of the Company Group, (C) containing exclusivity obligations or otherwise limiting

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

the freedom or right of any member of the Company Group to Exploit any products or services for any other Person, (D) pursuant to which any member of the Company Group is obligated to purchase a minimum quantity of goods or services from another Person, or (E) granting rights to any Third Party to, or otherwise restricting, the Exploitation, sale, supply or license of any Product;

(ii) Contracts (including funding agreements) between any member of the Company Group and any Governmental Authority, university or other academic institution or between any member of the Company Group and any Third Party that is a subcontract under a Contract between such Third Party and any Governmental Authority, university or other academic institution (in each case, other than medical foundations or associations that are non-profit in nature);

(iii) Contracts between any member of the Company Group and any Third Party for any joint venture, partnership, joint product development, collaboration, strategic alliance or co-marketing arrangement;

(iv) Contracts involving the disposition or acquisition of any product line, business or significant portion of the material assets, properties or business of any member of the Company Group, or any merger, consolidation or similar business combination transaction;

(v) any Contract relating to the issuance, acquisition or divestiture by the Company of Company Shares or with respect to the voting of Company Shares;

(vi) any Contract that prohibits or restricts the declaration or payment of dividends or distributions in respect of the capital stock of any member of the Company Group, the pledging of the capital stock or other equity interests of any member of the Company Group or the issuance of any guaranty by any member of the Company Group;

(vii) Contracts containing any put, call, right of first refusal, right of first negotiation or right of first offer in favor of any Person other than any member of the Company Group;

(viii) Contracts evidencing Indebtedness of any member of the Company Group exceeding [*] other than incurred in the Ordinary Course of Business;

(ix) Contracts involving Encumbrances (other than any Permitted Encumbrance and any Company Group Encumbrances) upon any real property or other assets;

(x) Contracts involving any resolution or settlement of any Proceeding or other dispute under which any member of the Company Group has any outstanding payments, Liabilities or other obligations or that involves an admission of wrongdoing by any member of the Company Group;

(xi) Contracts with any broker, finder or similar agent or any Person which will result in an obligation of Purchaser or any member of the Company Group being obligated to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement.

(b) True, complete and correct copies of all written Material Contracts, in each case, including all material amendments thereto, have been made available to Purchaser.

(c) Each subsisting Material Contract is in full force and effect and is legal, valid, binding and enforceable against the Company and, to the Company’s Knowledge each other party thereto, in accordance with their terms except as enforcement may be limited by the Enforceability Exceptions. Except as set forth in Section 4.7(c) of the Seller Disclosure Schedules, the Company is not, and to the Company’s Knowledge, no other party is, in Default

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

in any material respect and there exists no such material Default under any Material Contract. No written notice of any claim of Default under, or termination of, a Material Contract has been made or received by the Company or, to the Company’s Knowledge, has been threatened in writing.

4.8 Non-contravention.

(a) The execution, delivery and performance by the Company Group of and the Company Group’s compliance with this Agreement and consummation of the transactions contemplated hereby, and the disclosure of the Material Contracts to the Purchaser, do not and will not (i) violate the Governing Documents of any member of the Company Group, (ii) assuming any consents and approvals referred to in Section 4.8(b) are duly obtained, conflict with or constitute a Default under any Laws, Orders or Permits applicable to any member of the Company Group, (iii) conflict with, give rise to or result in a Default under any Material Contract to which any member of the Company Group is a party, or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the properties, assets, Company Shares or other equity securities of any member of the Company Group, except in the case of clauses (ii) through (iv), where such violation, conflict or Default would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.

(b) Other than such consents, approvals, Orders or authorizations of, or registrations, declarations or filings as would not, individually or in the aggregate, reasonably be expected to (i) be material to the Company Group, taken as a whole, or (ii) materially prevent, impair, interfere with, hinder or delay the ability of the Parties to consummate the transactions contemplated hereby, other than the PRC Antitrust Filing and Approval, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required to be made, obtained or given by any member of the Company Group in connection with the execution, delivery and performance by the Company Group of this Agreement or the consummation by the Company Group of the transactions contemplated hereby.

4.9 Financial Statements. The Seller has made available to Purchaser (a) the audited consolidated balance sheets and related audited consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows of each of (i) FibroGen China for the fiscal years of the Company ended each of December 31, 2021, December 31, 2022 and December 31, 2023, (ii) the Company for the fiscal years of the Company ended each of December 31, 2022 and December 31, 2023, and (iii) Falikang for the fiscal years of the Company ended each of December 31, 2021, December 31, 2022 and December 31, 2023, (b) the unaudited consolidated balance sheet and related consolidated statements of income and cash flows and operations of the Company Group (excluding Falikang) for the fiscal years of the Company Group (excluding Falikang) ended each of December 31, 2022 and December 31, 2023, and (c) the unaudited consolidated balance sheets and related consolidated statements of income and cash flows and operations of the Company Group (excluding Falikang) for the twelve month period ended December 31, 2024 (the “Most Recent Balance Sheet” and December 31, 2024, the “Most Recent Balance Sheet Date”), each of which were each prepared in accordance with the applicable Accounting Standards (subject to, in the case of clauses (b) and (c), the absence of footnotes, none of which would be material), and the books and records of the Company Group present fairly, in all material respects, the financial condition, results of operations, changes in equity and cash flows of the Company Group for the periods indicated therein. The Company Group maintains a system of accounting established and administered in accordance with the applicable Accounting Standards. The Company Group has established and adhered to a system of internal accounting controls which is reasonably designed to provide assurance regarding the reliability of financial reporting.

4.10 Liabilities. No member of the Company Group has any Liabilities that would be required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with the Accounting Standards, except for (a) Liabilities incurred or accrued since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (b) Liabilities shown on the Most Recent Balance Sheet and for which adequate reserves are reflected thereon or (c) Liabilities incurred under this Agreement in connection with the transactions contemplated hereby.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

4.11 Taxes.

(a) All income and other material Tax Returns required to be filed by or on behalf of the Company Tax Group have been duly and timely filed with the appropriate Tax Authority in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are accurate, complete and correct in all material respects and have been prepared in compliance in all material respects with all applicable Laws.

(b) All material amounts of Taxes owed by or required to be paid by the Company Tax Group (regardless of whether shown or required to be shown on any Tax Return) have been paid in full to the appropriate Tax Authority. All material Taxes due in connection with the operations of the Company Tax Group until the Closing Date have been timely paid in full.

(c) No pending written claim has been made by any Tax Authority with respect to the Company Tax Group in any jurisdiction where the Company Tax Group does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations with respect to the Tax Returns of the Company Tax Group have been given by or requested from the Company Tax Group (except for extensions to file Tax Returns that are granted automatically under applicable Law).

(e) No written claim for assessment or collection of a material amount of Taxes has been asserted against the Company Tax Group by any Tax Authority that has not been fully paid, settled, or withdrawn. No audit examination, refund claim, Proceeding, proposed adjustment in writing or matter in controversy with respect to any Taxes of or with respect to the Company Tax Group is presently pending (to the Company’s Knowledge) or has been threatened in writing.

(f) All deficiencies asserted or assessments made against the Company Tax Group as a result of any examinations by any Tax Authority have been fully paid.

(g) There are no Encumbrances for Taxes upon the assets of the Company Tax Group other than Encumbrances arising by operation of Law for Taxes not yet due and payable, or that are described in clause (a) of the definition of “Permitted Encumbrances”.

(h) The Company Tax Group is not party to and has not requested any closing agreement related to Taxes, offer in compromise, technical advice memoranda, private letter ruling or other similar agreement with any Tax Authority.

(i) The Company Tax Group (i) is not party to or bound by any obligation under any Tax sharing, allocation, indemnity, or similar Contract or arrangement (other than pursuant to customary provisions in commercial Contracts entered into in the Ordinary Course of Business and not primarily related to Taxes), (ii) to the Company’s Knowledge, would not be subject to any recapture, clawback, termination or similar adverse consequence with respect to any Tax incentive, holiday, credits or other Tax reduction, deferral or similar benefits enjoyed on the date hereof by the Company Tax Group as a result of the transactions contemplated by this Agreement, (iii) is not and has never been a member of an affiliated, aggregate, combined, consolidated, unitary or similar group (other than such a group that only includes members of the Company Tax Group), and (iv) does not have any Liability for Taxes of any Person (other than any member of the Company Tax Group) under any provision of Tax Law as a transferee or successor, by assumption, or by Contract (other than pursuant to customary provisions in commercial Contracts entered into in the Ordinary Course of Business and not primarily related to Taxes).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(j) The Company Tax Group has not incurred any Liability for Taxes other than Taxes incurred in the Ordinary Course of Business or Taxes incurred as a result of the transactions contemplated by this Agreement.

(k) No member of the Company Tax Group has a permanent establishment (within the meaning of any applicable income Tax treaty or convention) or an office or fixed place of business in any country other than its country of organization. Each member of the Company Tax Group is and has always been a tax resident solely in its respective country of organization.

(l) The Company Tax Group has timely withheld or collected all material amounts of Taxes required to be withheld or collected by it and, to the extent required, has paid such withheld or collected Taxes to the relevant Tax Authority, in each case, in accordance with applicable Law, and has complied in all material respects with applicable reporting and recordkeeping requirements in connection therewith.

(m) The Company Tax Group will not be required to include any material item of income in or exclude any material item of deduction from taxable income for any Post-Closing Tax Period as a result of (i) any change made prior to the Closing in accounting methods in respect of Taxes for any Pre-Closing Tax Period, (ii) an installment sale, or open transaction made or entered into outside the ordinary course of business prior to the Closing, (iii) any prepaid amount received or deferred revenue accrued prior to the Closing and outside the Ordinary Course of Business, (iv) any use prior to the Closing of an improper method of Tax accounting for any Pre-Closing Tax Period, or (v) a closing agreement entered into with a Governmental Authority prior to the Closing.

(n) Except for an indirect transfer of any issued and outstanding shares of capital stock or equity interest in registered capital of FibroGen China or Falikang, or the Cangzhou Manufacturing Site or the branches of FibroGen China, the Company Tax Group does not own any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other transfer tax.

4.12 Compliance with Law.

(a) Except as set forth in Section 4.12(a) of the Seller Disclosure Schedule, each member of the Company Group is, and has been [*], in material compliance with all Laws and Orders applicable to such member of the Company Group or their respective business or any of their respective properties and assets. During [*], to the Company’s Knowledge, no member of the Company Group has received any written notice to the effect that, or otherwise been advised in writing that, it is not in compliance with any applicable Laws or Orders.

(b) Except as would not reasonably be expected to be material to the Company Group, taken as a whole, (i) each member of the Company Group is, and [*] has been, in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required by Environmental Laws, and such Permits required by Environmental Laws, when applicable for a certain duration, are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby; (ii) no member of the Company Group has caused or allowed and has not caused or allowed, the Release of any Hazardous Materials in violation of Environmental Law or in a manner that would be reasonably likely to require corrective or remedial action; (iii) there have been no Releases of any Hazardous Materials, or other handling or management of Hazardous Materials, that would reasonably be expected to result in any of the Company Group incurring Liability for non-compliance under Environmental Laws; (iv) no member of the Company Group has received any written notice, demand, request for information, citation, summons, complaint, penalty or Order alleging that any member of the Company Group is in material violation of any applicable Environmental Law; and (v) there are no Actions pending or, to the Company’s Knowledge, threatened in writing against the Company Group under Environmental Laws. [*].

(c) No member of the Company Group nor, to the Company’s Knowledge, any of their respective employees, officers or directors nor, to the Company’s Knowledge, any other Representative of any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

member of the Company Group, has directly or indirectly, (i) taken any action in violation of any Anti-Corruption Law; (ii) offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for purposes of (A) influencing any act or decision of any Public Official in their official capacity, (B) inducing such Public Official to do or fail to do any act in violation of their lawful or official duty, (C) retaining or securing any improper advantage, or (D) inducing such Public Official to use their influence with a Governmental Authority, or an entity owned or controlled by any Governmental Authority (including state-owned or controlled medical facilities), in order to assist any member of the Company Group or any Person related to any member of the Company Group, in obtaining or retaining business; (iii) made any false or fictitious entries on its accounting books and records; (iv) maintained any unlawful fund of corporate monies or properties or used any funds for any unlawful contributions, gifts, entertainment, hospitality, travel or other unlawful expenses; (v) been or is under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit (other than a routine contract audit) by any Person, in connection with alleged or possible violations of any Anti-Corruption Laws; or (vi) received written notice from, or made a voluntary disclosure to, the U.S. Department of Justice, the Securities and Exchange Commission, or any other Governmental Authority, or received a whistleblower report or conducted any internal investigation or audit, regarding alleged or possible violations of any Anti-Corruption Laws by any member of the Company Group, any of their respective employees, officers or directors, or to the Company’s Knowledge, any other Representative of any member of the Company Group. To the Company’s Knowledge, none of the Representatives of any member of the Company Group are themselves Public Officials.

(d) No member of the Company Group, nor any of their respective officers or directors or, to the Company’s Knowledge, any other Representative of any member of the Company Group has, directly or indirectly, taken any action in violation of any Law relating to export, reexport, transfer or import controls, trade or economic sanctions, or antiboycott, in the U.S. or any other applicable jurisdiction, including the U.S. Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the U.S. International Traffic in Arms Regulations (22 C.F.R. 120-130), the U.S. Export Administration Regulations (15 C.F.R. 730 et seq.), the U.S. Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the U.S. International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the U.S. Export Administration Regulations, or any applicable Law outside of the United States of a similar nature. No member of the Company Group or any of the Representative of any member of the Company Group is a Sanctioned Person. For purposes of this Agreement, “Sanctioned Person” means any Person that is the target of economic or financial sanctions or trade embargoes imposed, administered, or enforced by any relevant Governmental Authority (to the extent consistent with the Laws of the United States), including those administered by the U.S. government through the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, including (i) any Person listed on the OFAC sanctions lists (including the OFAC List of Specially Designated Nationals and Blocked Persons) or any other list of designated or blocked Persons maintained by a U.S. or non-U.S. Governmental Authority, (ii) any Person organized under the laws of, part of the government of, or resident in a country or territory subject to comprehensive sanctions (currently Iran, Syria, Cuba, North Korea, and the Crimea, Luhansk People’s Republic, and Donetsk People’s Republic regions of Ukraine) or part of the Government of Venezuela, and (iii) any Person fifty per cent (50%) or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons, or that is otherwise the target of asset-blocking sanctions maintained by OFAC or other U.S. or non-U.S. Governmental Authority.

(e) To the Company’s Knowledge, (i) each member of the Company Group has obtained and maintains all material Permits that are necessary or required by applicable Laws for the operation of their respective businesses and to own, maintain, use, lease and operate their respective properties and assets in the manner in which they are now owned, maintained, used, leased and operated, and such Permits are valid and in full force and effect, (ii) no member of the Company Group is in Default in any material respect, nor has it received [*] any written notice of any claim of material Default, with respect to any such Permit, (iii) no suspension, termination, revocation, restrictions or cancellation of any such Permits, or the imposition of any fine, penalty, sanction or other material Liability is pending or, to the Company’s Knowledge, threatened, and (iv) none of such Permits shall be affected in any material respect by the consummation of the transactions contemplated hereby.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(f) No member of the Company Group has received any grants, funds, and other money from any Governmental Authority for purposes of funding the research and development or other Exploitation of the Products, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole. With respect to all other general grants, funds, and other money received by the Company Group from any Governmental Authority, (i) all applications (including documents submitted in connection with or support of such applications) were true and correct in all respects when submitted to the applicable Governmental Authority, (ii) the Company Group is and, since the applicable grant date has been, in compliance with each such grant (including all covenants, restrictions or conditions related thereto) in all respects and has used all funds provided pursuant to such grant in a manner consistent with the applicable grant, (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate, conflict with or result in a default under any such grants, or give rise to any obligation of Company Group, or any right of any Governmental Authority to require Company Group to, return, repay or refund any portion of any such grant received prior to the Closing, or waive or forfeit the right to receive following the Closing any portion of any such grant that has not been funded prior to the Closing, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.

4.13 Regulatory Matters.

(a) Each member of the Company Group is, and since inception has been, in compliance in all material respects with all applicable Health Care Laws. No member of the Company Group has received any written notice or other communication in writing from FDA, NMPA or any other Governmental Authority alleging any material violation of any applicable Health Care Law with respect to such activities. There is no Proceeding, subpoena, hearing, notice or demand pending, received by or, to the Company’s Knowledge, overtly threatened in writing against any member of the Company Group alleging a material violation of applicable Health Care Laws.

(b) Each member of the Company Group holds and has for the [*] held all material Permits with respect to the Products required under the DAL, FDCA, the PHSA, and the regulations of FDA promulgated thereunder, necessary for the lawful operation of the businesses of the member of the Company Group as is currently conducted or has been conducted, and all such Permits are valid, duly updated and renewed. Each member of the Company Group is in compliance in all material respects with the terms of all such Permits. No member of the Company Group has received written notice of any pending or threatened Proceeding from any Governmental Authority alleging that any operation or activity of the member of the Company Group is in material violation of any applicable Health Care Law that applies to such a Permit. To the Company’s Knowledge, the transactions contemplated hereby, in and of themselves, will not cause the revocation or cancellation of any such Permit pursuant to the terms thereof.

(c) Section 4.13(c) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all drug and biologic products that are being researched or under development and that have not been marketed by or on behalf of any member of the Company Group as of the date of this Agreement. All Products are in compliance in all material respects with all applicable requirements under the DAL, the FDCA, the PHSA and all comparable state or foreign Laws, including all requirements relating to research, development, manufacture, storing, testing, record-keeping, reporting, import, export, labeling, marketing, promotion, advertising, and sales and distribution, when applicable. No member of the Company Group has received any written notice or other communication in writing from NMPA, FDA or any other Governmental Authority alleging any material violation of such requirements.

(d) To the Company’s Knowledge, the manufacture of all Products has been and is being conducted in material compliance with all applicable Laws including applicable Good Manufacturing Practice. No manufacturing site owned or leased by any member of the Company Group is or has in the [*] been subject to a shutdown or import or export or procurement prohibition imposed or requested by NMPA, FDA or another Governmental Authority. No member of the Company Group has received any of the following in writing: (i) FDA Form 483, (ii) warning letter, (iii) untitled letter, (iv) requests or requirements to make changes to any Product or any manufacturing processes or procedures related to any Product, or (v) other similar correspondence or written notice from FDA, NMPA or any other Governmental Authority alleging or asserting material noncompliance with any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

applicable Laws or Permits with respect to any Product. To the Company’s Knowledge, no event has occurred which would reasonably be expected to lead to any material Proceeding, enforcement, inspection or other action by any Governmental Authority, or to any FDA Form 483 or NMPA notice, warning letter, untitled letter or request or requirement to make changes to the Products or the manner in which the Products are manufactured.

(e) All animal studies or other preclinical tests performed in connection with or as the basis for any IND or Regulatory Approval or clearance required for any Product either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practices or (ii) involved experimental research techniques that could not be performed by a registered Good Laboratory Practices testing laboratory (with appropriate notice being given to the FDA) and have employed in all material respects the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by any member of the Company Group. Section 4.13(e) of the Seller Disclosure Schedule sets forth a true, complete and correct list of any and all such material animal studies or other preclinical tests that have involved such experimental research techniques, together with a description of such techniques and a record of all correspondence between any member of the Company Group and FDA relating to such techniques. No member of the Company Group has received any written notice or other communication in writing from a Governmental Authority requiring the termination or suspension or material modification of any preclinical study with respect to any Product. No member of the Company Group has collected, maintained, altered, or reported data from any animal study or other preclinical test performed in connection with or as the basis for any IND or Regulatory Approval or clearance required for any Product in a manner that, if such data were reported to FDA, NMPA or another Regulatory Authority, would be or would result in an untrue statement of material fact or fraudulent statement to FDA, NMPA or any other Regulatory Authority.

(f) All clinical trials being conducted by or, to the Company’s Knowledge, on behalf of a member of the Company Group have been and are being conducted in material compliance with applicable Laws, including Good Clinical Practices. No member of the Company Group has received any written notices, written correspondence or other communication in writing from any ethics committee or institutional review board, the FDA, NMPA or any other Governmental Authority, inquiring as to, alleging or asserting material noncompliance with any applicable Laws or Permits with respect to any clinical trial conducted by or on behalf of a member of the Company Group, or recommending or requiring the termination, suspension or material modification of any planned or ongoing clinical trials conducted by, or on behalf of, a member of the Company Group. No member of the Company Group has collected, maintained, altered, or reported data from any clinical study performed in connection with or as the basis for any IND or Regulatory Approval or clearance required for any Product in a manner that, if such data were reported to FDA, NMPA or another Regulatory Authority, would be or would result in an untrue statement of material fact or fraudulent statement to FDA or any other Regulatory Authority.

(g) The Company Group has instituted and maintains policies and procedures reasonably designed to ensure the integrity of data generated or used in any pre-clinical studies and clinical trials related to the research, testing, development, use, handling, packaging, storage, safety, efficacy, reliability or manufacturing of the Products (when applicable) and to encourage employees to report any noncompliance issues related thereto (and the Company has made available copies or written summaries of any such material reports, if any).

(h) All research conducted by the Company Group, has been conducted, and all data has been generated, analyzed, reviewed, and appropriately disclosed and stored, in material compliance with applicable Health Care Laws.

(i) True, complete and correct copies of material Regulatory Documentation are in the Company Group’s possession or control.

(j) To the Company’s Knowledge, there are no (i) adverse events or suspected adverse reactions that should have been reported but were not yet reported to FDA, NMPA or other Governmental Authorities or ethics committees or institutional review boards with respect to the safety or efficacy of any Product, (ii) scientific or technical fact or circumstance that has had or would reasonably be expected to have, individually or in the aggregate,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

a Material Adverse Effect on the scientific, therapeutic or commercial viability of any Product in light of the particular stage of development of such Product and taking into account all relevant facts and circumstances at the time such fact or circumstances arose, including medical and clinical considerations, the regulatory environment and competitive market conditions, or (iii) circumstances that would reasonably be expected to lead to any refusal by any Regulatory Authority to accept any filing, application or request for Regulatory Approval of any Product in the United States or any other applicable jurisdiction.

(k) Section 4.13(k) of the Seller Disclosure Schedule sets forth an accurate and complete listing of all ongoing preclinical and clinical trials for any Product conducted by or on behalf of any member of the Company Group as of the date of this Agreement.

(l) Section 4.13(l) of the Seller Disclosure Schedule sets forth (i) each Third Party contract research organization or other provider of services that is currently engaged by any member of the Company Group as of the date of this Agreement to perform clinical studies or trials on any of the Products, (ii) each Third Party manufacturer of the Products and each supplier that is under ongoing Contract with any member of the Company Group to supply material components and products incorporated into the Products and (iii) for each such third party described in the foregoing clauses (i) and (ii), to the Company’s Knowledge, whether such third party (including its known parent, subsidiaries or affiliates) has been expressly identified as a named “biotechnology company of concern” within the U.S. House of Representatives bill known as the BIOSECURE Act (H.R. 8333, 118th Cong.).

(m) No member of the Company Group, nor, to the Company’s Knowledge, any of their respective officers or managing employees is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, rectification plan, or similar agreement with or imposed by any Governmental Authority.

(n) All applications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests to FDA, NMPA or other Regulatory Authority or to any institutional review board or ethics committee with respect to the Products, when submitted by any member of the Company Group, or to the Company’s Knowledge, when submitted by Third Party vendors such as contract research organizations on behalf of such member of the Company Group, to FDA, NMPA or other Regulatory Authority or to any institutional review board or ethics committee, were true, complete, and correct in all material respects as of the date of submission, and any legally necessary or required updates, changes, corrections, or modifications to such applications, submissions, information, claims, reports, or statistics, have been submitted to FDA or such other Regulatory Authority or to any institutional review board or ethics committee. No member of the Company Group, nor to the Company’s Knowledge, any officer, director or managing employee of any member of the Company Group or agent of any member of the Company Group (as any of those terms are defined in 42 C.F.R. § 1001.1001): (i) has committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for FDA to invoke its Application Integrity Policy “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, or for the NMPA or any other Governmental Authority to invoke any equivalent or similar policy; (ii) has been debarred or is subject to debarment pursuant to Section 306 of the FDCA (21 U.S.C. § 335a); (iii) has been disqualified pursuant to 21 C.F.R. § 312.70 or § 812.119; (iv) has engaged in any activity that is in material violation of, or is a cause for civil penalties, debarment or mandatory or permissive exclusion under applicable Laws; or (v) has engaged in conduct that would directly result in disqualification from participating in any drug procurement and reimbursement systems in the People’s Republic of China, including in any provincial-level or other locality.

(o) No member of the Company Group has either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal, or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action relating to an alleged lack of safety or efficacy or material regulatory compliance of any Product.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

4.14 Privacy and Data Security.

(a) Each member of the Company Group has Processed and continues to Process all Personal Data in compliance in all material respects with applicable Data Protection and Security Requirements. To the Company’s Knowledge, the Company (i) is not under investigation by any Governmental Authority for a violation of Data Protection and Security Requirements with respect to Personal Data Processed by, or under the control of the Company, and (ii) is not subject to any civil claims alleging a violation of the Data Protection and Security Requirements.

(b) The Company Group has implemented and maintains reasonable and appropriate organizational, physical, administrative and technical measures that are commercially reasonable for the industry in which the Company Group operates, to protect the operation, confidentiality, integrity, and security of all Company Personal Data, confidential information, and other data and information, in any format, generated or used in the conduct of the business, against unauthorized access, acquisition, interruption, alteration, modification, or use (collectively, “Misuse”). To the Company’s Knowledge, the Company Group has not experienced (nor have any Third Parties acting on the Company Group’s behalf) any actual or alleged Security Incident. The Company Group has not (and none of the Third Parties acting on behalf of any member of the Company Group) notified, or been required to notify, any Person of any Security Incident.

4.15 Litigation. Except as set forth in Section 4.15 of the Seller Disclosure Schedules, there is no, and [*] there has been no, Proceeding pending or, to the Company’s Knowledge, threatened in writing against any member of the Company Group, or relating to its activities, properties or assets or any Person whose Liability the Company has retained or assumed, either contractually or by operation of Law or, to the Company’s Knowledge, against any shareholder, officer, director or employee of any member of the Company Group in connection with such shareholder’s, officer’s, director’s or employee’s relationship with, or actions taken on behalf of such member of the Company Group. No member of the Company Group is a party to or named in, and none of its properties or assets are subject to, any Order and there is no Proceeding by any member of the Company Group currently pending or which any member of the Company Group intends to initiate.

4.16 Employment Matters.

(a) Section 4.16(a) of the Seller Disclosure Schedules sets forth a true, complete and correct list of (i) as of January 31, 2025, each employee of the Company Group or future employee of the Company Group for which any member of the Company Group has made a written offer of employment, and (ii) as of the date of this Agreement, each employee of the Parent or its Affiliates (excluding members of the Company Group) or future employee of the Parent or any of its Affiliates (excluding members of the Company Group) for which the Parent or any of its Affiliates has made an offer of employment, who are located in the U.S. and whose role fully or mainly supports the business of the Company Group (“Relevant US Employees”); including for each such employee in (i) and (ii): name, job title, date of hire or expected start date, full-time or part-time status, immigration status, work location, annual base salary or wages, annual target incentive or bonus compensation for the current fiscal year, accrued paid time off, and fringe benefits (other than employee benefits applicable to all employees). To the Company’s Knowledge, no employee of the Company Group and no Relevant US Employee is a party to, or is otherwise bound by, any Contract with any Third Party, including any confidentiality or non-competition agreement, that adversely affects or restricts the performance of such employee’s duties for the Company Group. [*].

(b) Section 4.16(b) of the Seller Disclosure Schedules sets forth a true, complete and correct list, as of the date of this Agreement, of each natural person who, as of the date of this Agreement, serves as an independent contractor, consultant or other non-employee service provider of the Company Group (collectively, “Contractors”), including for each such Contractor: name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity), entity that engages the Contractor, location (including, for any Contractor located in the US, the State in which the Contractor resides), duration of services, description of services, and description of fees. To the Company’s Knowledge, no Contractor is a party to, or is otherwise bound

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

by, any agreement or arrangement with any Third Party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for the Company Group. The Company Group has not incurred [*], and, to the Company’s Knowledge, no circumstances exist under which any member of the Company Group would reasonably be expected to incur, any material Liability arising from the misclassification of employees as consultants or independent contractors and all individuals that are or have been characterized and treated by any member of the Company Group as independent contractors or consultants [*] are and have been properly treated as independent contractors under all applicable Laws. There are no consultants or non-employee service providers engaged by Parent or any of its Affiliates other than members of the Company Group who provide material services to the business of the Company Group.

(c) To the Company’s Knowledge: (i) no written offer of employment or engagement has been made by the Company Group that is outstanding for acceptance, or that has been accepted but not yet commenced; and (ii) except as set forth in Section 4.16(c) of the Seller Disclosure Schedules, no written notice to terminate the Contract of employment of any employee or Contract of any Contractor is pending. Copies of all material Contracts, handbooks, policies and other documents which apply to the employees of the Company Group have been made available to Purchaser as reasonably requested by Purchaser in writing and the Company Group has not offered, promised or agreed to in writing any future material variation in the terms of employment or engagement of any employee or Contractor.

(d) Neither the Company Group nor, with respect to the Relevant US Employees, Parent or any of its Affiliates has, at any time, been a party to or had any obligations under a collective bargaining, works council or similar agreement. Neither the Company Group nor, with respect to the Relevant US Employees, Parent or any of its Affiliates has, at any time experienced, nor to the Company’s Knowledge, is there now threatened, any walkout, strike, union activity, picketing, work stoppage, work slowdown, any effort to organize or any other similar occurrence or any attempt to organize or represent the labor force of the Company Group or the Relevant US Employees. No union or other collective bargaining unit or employee organizing entity has been certified or recognized (i) by the Company Group as representing any of its employees or (ii) by Parent or its Affiliates with respect to the Relevant US Employees.

(e) Except as set forth in Section 4.16(e)(1) of the Seller Disclosure Schedule, the Company Group is and has been [*], in compliance in all material respects with all Laws relating to labor and employment, including with respect to employment practices, worker classification, wages and hours, duration of work, overtime, collective bargaining, discrimination, leaves of absence, immigration, civil rights, safety and health, modern slavery, workers’ compensation, pay equity, the withholding of social security Taxes and other employment-related Taxes. [*]. Except as set forth in Section 4.16(e)(3) of the Seller Disclosure Schedules, no review, written complaint or Proceeding by any Governmental Authority or current or former employee or independent contractor with respect to the Company Group in relation to the employment or engagement of any individual is pending or, to the Company’s Knowledge, threatened, nor has the Company Group received any written notice from any Governmental Authority indicating an intention to conduct the same in the future. [*].

(f) No allegations of sexual harassment or misconduct (or of any harassment or misconduct connected with any protected ground under applicable Law) have been made to the Company Group or to Parent or any of its Affiliates against [*] any director or officer of the Company Group and, to the Company’s Knowledge, there have not been any such allegations. [*].

4.17 Employee Benefit Plans.

(a) Section 4.17(a) of the Seller Disclosure Schedules sets forth a true, complete and correct list, as of the date of this Agreement, of (i) each US Benefit Plan and (ii) each benefit plan, program, policy, practice, trust, fund, Contract or arrangement maintained, contributed to or required to be contributed to by the Company Group or under which the Company Group (except with respect to Falikang) has or would reasonably be expected to have any Liability, including each pension, profit-sharing, bonus, incentive compensation, deferred compensation, loan,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

vacation, sick pay, employee stock ownership, stock purchase, stock option or other equity based compensation plans, severance, indemnification, employment, Contractor, unemployment, death, hospitalization, sickness, or other medical, dental, vision, life, or other insurance, long- or short-term disability, change of control, fringe benefit, cafeteria plan and each other employee or fringe benefit plan, program, policy, practice, trust, fund, Contract or arrangement that provides benefits to current or former employees, independent contractors, consultants or other non-employee service providers (or beneficiaries thereof) (each, a “Company Benefit Plan” and collectively, the “Company Benefit Plans”).

(b) With respect to each Company Benefit Plan and US Benefit Plan, the Seller has made available to Purchaser a true, complete and correct copy of (as applicable): (i) the plan document, as amended through the date of this Agreement, or a written summary of any unwritten Company Benefit Plan, (ii) the summary plan description (if required) and any material modifications thereto, (iii) any annual reports, (iv) material Contracts including trust agreements, insurance Contracts, and administrative services agreements, (v) any material written correspondence with any Governmental Authority regarding the plan, and (vi) any registration certificates of such plans with applicable Governmental Authority, if required under applicable Law.

(c) [*], the Company Group shall have made all necessary and due contributions required to be made to or with respect to each Company Benefit Plan as of the Closing Date and paid or accrued all Liabilities on account of any Company Benefit Plan in existence on or before the Closing Date. All contributions that are due have been made within the required time periods and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such plan or accrued in accordance with the past custom and practice of the Company Group. All assets of any Company Benefit Plan consist of cash or actively traded securities.

(d) Each Company Benefit Plan has been, in all material respects, established, maintained and administered in accordance with its terms and applicable Laws. No Proceedings with respect to any Company Benefit Plan or any US Benefit Plan are pending or, to the Company’s Knowledge threatened, and there are no facts that reasonably would be expected to give rise to any such actions, suits or claims against any Company Benefit Plan or US Benefit Plan, any fiduciary with respect to a Company Benefit Plan or US Benefit Plan or the assets of a Company Benefit Plan or US Benefit Plan (other than routine claims for benefits).

(e) The Company Group does not have any obligation to directly provide post-retirement or post-termination medical, life insurance, or other welfare benefits to any current or former employee, officer, Contractor, or director, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws for which the covered individual pays the full cost of coverage. No US Benefit Plan is, and neither Parent nor any ERISA Affiliate of Parent has any Liability with respect to any plan or arrangement that is or was, (i) subject to Title IV or Section 302 of ERISA or Section 412 of the Code; (ii) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA; (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA or applicable Law of any state in the USA); or (iv) funded using a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. Each US Benefit Plan that provides for group health benefits in the USA is fully insured, and neither Parent nor any ERISA Affiliate of Parent has any Liability with respect to any plan program or arrangement that provides for health benefits in the USA that are not fully insured. Each US Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable and up-to-date determination letter (or, if applicable, advisory or opinion letter) from the U.S. Internal Revenue Service, on which the applicable plan sponsor is entitled to rely, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of material Liability, penalty or Tax under ERISA, the Code or other applicable Law. Each US Benefit Plan has been operated in compliance in all material respects with its terms and applicable Law. No member of the Company Group has or could reasonably be expected to have, any Liability for any Tax under Sections 4975 through 4980 or Sections 4980B through 4980I of the Code or any penalty under Section 502 of ERISA. Each employee, consultant and individual contractor is bound by nondisclosure and assignment-of-rights obligations in written form for the benefit of Parent or the relevant member of the Company Group vesting in Parent and the Company Group all rights in work product created by such person during such person’s period of service with Parent and its Affiliates.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee of the Company Group or any Contractor [*]; (ii) increase any benefits otherwise payable under any Company Benefit Plan or under any US Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits to any current or former employee or non-employee service provider of the Company Group [*]; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code (without regard to Section 280G(b)(4) of the Code); (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Company Benefit Plan; or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit for which any member of the Company Group or Purchaser or any of its Affiliates could have any Liability.

4.18 Intellectual Property.

(a) Section 4.18(a) of the Seller Disclosure Schedules sets forth a true, complete and correct list, as of the date of this Agreement, of all (i) granted Patents and pending Patent applications, (ii) Trademark registrations and pending Trademark applications, (iii) copyright registrations and pending copyright applications and (iv) domain name registrations, in each case (i) to (iv), owned (wholly or jointly with others) by the Company Group (“Company Registered IP”), specifying as to each such item, as applicable: (A) the owner(s) (including any joint- or co-owner(s)) thereof and, if different, the record owner(s) thereof, (B) the jurisdiction where such Intellectual Property is registered or has been granted or has issued or has been applied for, and, in the case of any domain name, the registrar through which such domain name has been registered, (C) the application, registration, issuance and grant numbers, and (D) the application, registration, issuance and grant dates. Except as set forth in Section 4.18(a) of the Seller Disclosure Schedule, (A) all Company Registered IP, including all claims in issued Patents, is, subsisting and in full force and effect and all Company Registered IP are enforceable and valid, (B), all Company Registered IP has not been declared invalid or unenforceable by any Governmental Authority, and (C) all fees due to a Governmental Authority associated with filing, prosecuting, obtaining grant of, recording, registering or maintaining any such Company Registered IP have been paid in full in a timely manner to the proper Governmental Authority.

(b) Section 4.18(b) of the Seller Disclosure Schedules sets forth a true, complete and correct list, as of the date of this Agreement, of all Contracts pursuant to which (i) the Company Group has granted to any Third Party any licenses, sublicenses, rights, interests or options with respect to any Company Intellectual Property (including coexistence agreements, prior rights agreement, rights of first refusal, rights of last refusal, covenants not to sue, immunities from suit and rights to indemnification, but not including non-disclosure agreements entered in the Ordinary Course of Business and non-material and non-exclusive licenses to vendors, suppliers and services providers granted in the Ordinary Course of Business), and (ii) any Third Party has granted to the Company Group, in writing, any licenses, sublicenses, rights, interests or options with respect to any Intellectual Property (but not including generally commercially available software licensed pursuant to a standard “off-the-shelf” or “shrink wrap” or “click wrap” agreement, non-disclosure agreements entered in the Ordinary Course of Business and non-material and non-exclusive licenses from vendors received in the Ordinary Course of Business).

(c) The Company Group is the sole and exclusive owner (other than with respect to any rights of AstraZeneca AB or its Affiliates or Purchaser or its Affiliates) of all Company Registered IP free and clear of all Encumbrances, except for Permitted Encumbrances and the Company Group Encumbrances (which Company Group Encumbrances will be released or discharged upon completion of the payments to be made pursuant to the Payoff Letters at or prior to the Closing and any subsequent related termination filing).

(d) The Company Group owns or otherwise has the right to use all Intellectual Property used in or necessary to conduct the Company Group’s business as presently conducted, except where the failure to own or have the right to use such Intellectual Property would not reasonably be expected to be material to the Company Group’s Ordinary Course of Business.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(e) To the Company’s Knowledge the activities of the Company Group as has been conducted [*] and as is currently being conducted, including with respect to any Product currently in development, has not violated, infringed or misappropriated, and does not presently violate, infringe or misappropriate the valid and enforceable Intellectual Property rights of any Person. Except as set forth in Section 4.18(e) of the Seller Disclosure Schedules, no member of the Company Group has received any written notice or other written communication alleging that the Company Group has infringed, misappropriated or otherwise violated rights to any Person’s Intellectual Property (including any notice or other communication containing an unsolicited written offer to license such Person’s valid and enforceable Intellectual Property to any member of the Company Group or any request for indemnification).

(f) Except as set forth in Section 4.18(f) of the Seller Disclosure Schedules, to the Company’s Knowledge, (i) no Person has engaged in any unauthorized use of, or has violated, infringed or misappropriated any Company Intellectual Property in any material respect, and (ii) no member of the Company Group has filed or threatened any claims alleging that a third party has engaged in any unauthorized use of, or has violated, infringed or misappropriated any of the Company Intellectual Property in any material respect.

(g) Except as set forth in Section 4.18(g) of the Seller Disclosure Schedules, none of the Company Intellectual Property, is the subject of any pending or, to the Company’s Knowledge threatened Proceeding (including, with respect to Patents, inventorship dispute or challenges, post grant review proceedings, inter partes review proceedings, derivation proceedings, interferences, reissues, reexaminations and oppositions, and, with respect to Trademarks, invalidity, nullity, opposition, cancellation, concurrent use or similar Proceeding). Except as set forth in Section 4.18(g) of the Seller Disclosure Schedules, no Company Intellectual Property is the subject of any Order restricting the Company Group’s rights in, to and under such Company Intellectual Property or the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope or effective of any such Company Intellectual Property or triggering any additional payment obligations with respect to any such Company Intellectual Property other than in relation to prosecution or maintenance of Company Intellectual Property.

(h) Each of the Patents included in the Company Registered IP properly identifies the inventor(s) of the claims thereof as determined in accordance with the Law of the jurisdiction in which such Patents are issued or are pending. Assignment of each Patent included in the Company Registered IP from each inventor directly, or through a subsequent chain of title, to the respective owner(s) indicated in Section 4.18(a) of the Seller Disclosure Schedules has been timely made and, if required, documentation evidencing such assignment has been timely and properly recorded with the United States Patent and Trademark Office, or foreign equivalents, as applicable.

(i) The Company Group has taken commercially reasonable measures to protect, preserve and maintain the secrecy, confidentiality and value of all trade secrets and all other confidential data and information included within the Company Intellectual Property.

(j) Except as set forth in Section 4.18(j) of the Seller Disclosure Schedules, to the Company’s Knowledge, the Company Group has (i) caused each Person who was or is involved in the creation or development of any Intellectual Property as an employee of or consultant or other contractor to the Company Group to execute a Contract which includes provisions that a member of the Company Group is the exclusive owner of any and all Intellectual Property created or developed by such Person within the scope of or resulting from his or her employment or other arrangement with the Company Group (except to the extent such Intellectual Property is validly assigned to a member of the Company Group by operation of law) or, in the case of such a consultant or other contractor, from the services such consultant or contractor performs for the Company Group, and (ii) caused all employees and other Persons with access to any non-public Company Intellectual Property to execute a binding confidentiality agreement that includes customary confidentiality terms and restrictions on use with respect to such Company Intellectual Property and, to the Company’s Knowledge, there has been no material violation by any employee or other Person of the terms of any such confidentiality agreement(s). No member of the Company Group has received any written notice from any current or former employee of, or consultant or other contractor to, the Company Group claiming that such employee, consultant or other contractor owns any right, title, or interest in or to any Intellectual Property created or developed by such employee, consultant or contractor during his, her or its employment or other engagement with

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

the Company Group. To the Company’s Knowledge, there has been no unauthorized access to or disclosure of any non-public Company Intellectual Property, including any trade secrets, Know-How or other confidential information included in the Company Intellectual Property.

(k) Except for any fees payable to a Governmental Authority to obtain grant of, obtain registration of or maintain any of the Company Registered IP and for any payments required pursuant to a Contract listed in Section 4.18(b) of the Seller Disclosure Schedules, to the Company’s Knowledge, no payment by any member of the Company Group of any kind is required to be made to any Person with respect to the use or practice of any Company Intellectual Property.

(l) No Governmental Authority has any ownership of, or right to royalties for, any Company Intellectual Property has been developed or otherwise obtained, in whole or in part, through the use of funding or other resources of any Governmental Authority.

(m) The consummation of the transactions contemplated hereby will not (i) result in the grant by any member of the Company Group to any Person of, or require any member of the Company Group to grant to any Person, any rights with respect to any Company Intellectual Property, (ii) subject any member of the Company Group to any increase in royalties or other payments in respect of any Company Intellectual Property or (iii) diminish any royalties or other payments the Company would otherwise be entitled to in respect of any Company Intellectual Property.

4.19 Transactions with Certain Persons. Except as set forth in Section 4.19 of the Seller Disclosure Schedules, and any transactions solely among members of the Company Group as reflected in the financial statements of the Company Group referenced in Section 4.9, no Related Party has or has had [*] (a) either directly or indirectly, a material interest in any Person which purchases from or sells, licenses or furnishes to the Company Group any material goods, property, technology, Intellectual Property or other property rights or (b) entered into any material Contract to which any member of the Company Group is a party or by which it is bound or to which any of its properties or assets is subject (other than employment, equity or incentive equity, and Governing Documents that have been made available to Purchaser). Except as set forth in Section 4.19 of the Seller Disclosure Schedules, no amounts are owed by any member of the Company Group to any Related Party (other than with respect to a Related Party who is an employee or service provider of the Company or its Subsidiaries, wages or other compensation payable in the Ordinary Course of Business).

4.20 Insurance. Section 4.20 of the Seller Disclosure Schedules sets forth a true, complete and correct list of all insurance policies applicable to the Company Group held by Parent in force and effect as of the date of this Agreement. True, complete and correct copies of such insurance policies have been made available to Purchaser. There is no material claim pending, disputed or unpaid or have been disputed or unpaid under any such policies and all premiums due and payable under all such policies have been paid. To the Company’s Knowledge, no member of the Company Group is in Default in any material respect under any provision of any such insurance policy and to the Company’s Knowledge, has not received written notice of cancellation or nonrenewal of, or material premium increase with respect to, or any material change of, any such insurance.

4.21 Solvency. Parent, Seller and each member of the Company Group are Solvent on an individual and on a consolidated basis. No transfer of property and no other transaction is being made or consummated (or is contemplated being made or consummated), and no obligation is being incurred (or is contemplated being incurred), in connection with the transactions contemplated by this Agreement (or any series of related transactions or any other transactions in close proximity with the transactions contemplated by this Agreement) (a) with the intent to hinder, delay or defraud either present or future creditors of Parent, its Subsidiaries (including the Company Group, as of prior to the Closing), their respective Affiliates or any of their respective equity holders or (b) that could render Parent, its Subsidiaries, their respective Affiliates or any of their respective equity holders not Solvent (or in the zone of insolvency). Parent and Seller acknowledge that the Purchase Price received by Seller hereunder and the other obligations on Purchaser’s part to be performed under this Agreement and the Ancillary Agreements constitute fair

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

consideration and reasonably equivalent value in exchange for the Purchased Shares and the covenants, agreements and performances of the Parent, Seller and each member of the Company Group under this Agreement and the Ancillary Agreements.

4.22 No Brokers. No member of the Company Group nor any of their respective Representatives, has entered into any Contract with any broker, finder or similar agent or any Person which will result in an obligation of any member of the Company Group, the Seller or any of their respective Affiliates being obligated to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement.

4.23 Exclusivity of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OR THIS ARTICLE IV, as qualified by the SELLER disclosure schedules, OR THE ANCILLARY AGREEMENTS, NONE OF The SELLER, THE Company or THEIR AFFILIATEs OR ANY OTHER PERSON MAKES, and the SELLER AND company EXPRESSLY DISCLAIM, AND PURCHASER HEREBY AGREES THAT IT IS NOT RELYING ON, ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF DOCUMENTATION OR OTHER MATERIALS (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA) OR ANY OTHER INFORMATION RELATING TO THE COMPANY GROUP AND AFFAIRS OR HOLDINGS OF THE COMPANY GROUP THAT HAVE BEEN MADE AVAILABLE TO PURCHASER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE SELLER OR COMPANY GROUP AND AFFAIRS OF THE COMPANY GROUP BY THE MANAGEMENT OF THE COMPANY GROUP OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PURCHASER OR ANY of its AFFILIATEs IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, provided that this Section 4.23 shall not be, nor be construed as, a waiver or an admission of reliance by purchaser or any of its affiliates (and shall not limit any recovery by such parties related thereto), in each case, in respect of any claims based on fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Seller and Parent, as of the date of this Agreement and as of the Closing Date, as follows:

5.1 Organization of Purchaser. Purchaser is an entity duly organized and validly existing and in good standing under the Laws of the jurisdiction of its formation, with the requisite entity power and authority to conduct its business as it is presently being conducted, to own, lease or operate, as applicable, its assets and properties. Purchaser is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except as would not, individually or in the aggregate, reasonably be expected to prevent, impair or delay the ability of Purchaser to consummate the transactions contemplated hereby.

5.2 Authorization. Purchaser has all requisite corporate or other entity power and authority, and has taken all corporate or other entity action necessary, to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is, or will be at the Closing, a party, and to consummate the transactions contemplated to be consummated by it hereby and thereby. This Agreement and the Ancillary

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Agreements to which Purchaser is, or will be at the Closing, a party, have been or will be at the Closing, duly executed and delivered by Purchaser, as the case may be, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the legal, valid and binding obligation of each of Purchaser, as the case may be party thereto, enforceable against Purchaser, as the case may be in accordance with their respective terms, except as enforcement may be limited by the Enforceability Exceptions.

5.3 Non-contravention.

(a) The execution, delivery and performance by Purchaser and Purchaser’s compliance with this Agreement and consummation by Purchaser of the transactions contemplated to be consummated by it hereby do not and will not (i) violate the Governing Documents of Purchaser, or (ii) conflict with or constitute a Default under any Laws or Permits applicable to Purchaser, except for any such violation or Default which would not, individually or in the aggregate, reasonably be expected to prevent, impair or delay the ability of Purchaser to consummate the transactions contemplated hereby.

(b) Other than any consents, approvals, Orders or authorizations of, or registrations, declarations or filings as would not, individually or in the aggregate, reasonably be expected to prevent, impair or delay the ability of Purchaser to consummate the transactions contemplated hereby, no consent, approval, Order or authorization of, or registration, declaration, or filing with, any Governmental Authority or any other Person is required to be made, obtained or given by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

5.4 Litigation. There are no Proceedings pending, or to the knowledge of Purchaser, threatened against Purchaser which would reasonably be expected to (a) challenge the validity or enforceability of any of the Purchaser’s obligations under this Agreement or any Ancillary Agreement to which Purchaser is a party or (b) seek to prevent or delay or otherwise materially and adversely affect Purchaser’s ability to perform any of its obligations hereunder or consummate the transactions to be consummated by it hereunder.

5.5 No Brokers. Purchaser has not entered into any Contract with any broker, finder or similar agent or any Person which will result in the Seller or any of its Affiliates (including prior to, or at, the Closing, any member of the Company Group) being obligated to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement.

5.6 [*].

5.7 Solvency. Purchaser is Solvent. No transfer of property and no other transaction is being made or consummated (or is contemplated being made or consummated), and no obligation is being incurred (or is contemplated being incurred), in connection with the transactions contemplated by this Agreement (or any series of related transactions or any other transactions in close proximity with the transactions contemplated by this Agreement) (a) with the intent to hinder, delay or defraud either present or future creditors of the Purchaser, its Subsidiaries, their respective Affiliates or any of their respective equity holders, (b) that could render the Purchaser, its Subsidiaries, their respective Affiliates or any of their respective equity holders not Solvent (or in the zone of insolvency) or (c) have a material adverse effect on the long term financial sustainability or operability of the Purchaser, its Subsidiaries, their respective Affiliates or any of their respective equity holders.

5.8 Exclusivity of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ANCILLARY AGREEMENTS, NONE OF PURCHASER or its AFFILIATEs OR ANY OTHER PERSON MAKES, and PURCHASER EXPRESSLY DISCLAIMS, AND THE SELLER HEREBY AGREES THAT IT IS NOT RELYING ON, ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

DOCUMENTATION OR OTHER MATERIALS (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA) OR ANY OTHER INFORMATION RELATING TO PURCHASER AND AFFAIRS OR HOLDINGS OF PURCHASER THAT HAVE BEEN MADE AVAILABLE TO THE SELLER OR ANY OF IT REPRESENTATIVES OR IN ANY PRESENTATION OF PURCHASER AND AFFAIRS OF PURCHASER BY THE MANAGEMENT OF PURCHASER OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE SELLER OR ITS AFFILIATEs IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, Provided that this Section 5.8 shall not be, nor be construed as, a waiver or an admission of reliance by THE SELLER or ITS affiliates (and shall not limit any recovery by such parties related thereto), in each case, in respect of any claims based on fraud.

ARTICLE VI

COVENANTS

6.1 Conduct of Business of the Company Group. During the period from the date of this Agreement through the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Closing (the “Pre-Closing Period”), except (A) to the extent contemplated by this Agreement (excluding this Section 6.1), (B) as required by applicable Law, or (C) as consented in writing to in advance writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) and shall be deemed to have been provided if not affirmatively withheld [*]:

(a) the Seller shall cause the members of the Company Group to (1) carry on its business in the Ordinary Course of Business and, in any event, in compliance with applicable Law in all material respects, including (i) progressing discussions with the Regulatory Authorities in the People’s Republic of China in a timely manner regarding [*] (2) use [*] consistent with past practice to maintain good working relationships with its vendors, licensors, officers, employees, consultants, contractors and other Persons having material business relationships with the Company Group, and (3) use [*] to keep its physical assets in good working condition (subject to ordinary wear and tear) and maintain, renew and extend legal protections applicable to, keep in full force and effect, and protect the confidential nature of, all material Company Intellectual Property; and

(b) the Seller shall cause each member of the Company Group not to, directly or indirectly:

(i) propose or adopt any amendments to the Governing Documents of any member of the Company Group;

(ii) adopt a plan of complete or partial voluntary liquidation or dissolution (or resolutions providing for or authorizing the same) or other restructuring [*], consolidating, or recapitalizing any member of the Company Group;

(iii) form any Subsidiary;

(iv) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or Encumbrance of (A) any capital stock, equity interest or other security of any member of the Company Group (including any Company Shares), (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of any member of the Company Group (including any Company Shares), or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of any member of the Company Group (including any Company Shares);

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(v) (A) adjust, split, combine or reclassify or otherwise amend the terms of any shares of capital stock or equity interest of any member of the Company Group (including the Company Shares); (B) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of any member of the Company Group (including the Company Shares); or (C) enter into any Contract with respect to voting of any shares of capital stock of any member of the Company Group (including the Company Shares);

(vi) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial portion of the capital stock of, or by any other manner, any business or any other Person or any division thereof or (B) any assets, including any interest in real property, that are material, individually or in the aggregate, to the Company Group;

(vii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or otherwise encumber any material asset (including the Manufacturing Sites) of the Company, except for the incurrence of any Permitted Encumbrance;

(viii) declare, set aside or pay any dividend or make any other distribution (whether payable in cash, stock, property or otherwise) on or in respect of any shares of capital stock of any member of the Company Group (including the Company Shares), in each case, other than (A) dividends and distributions of cash and cash equivalents by the Company to the Seller made prior to the Measurement Time and (B) dividends and distributions of cash and cash equivalents by a Subsidiary of the Company to the Company or another Subsidiary of the Company made prior to the Measurement Time;

(ix) (A) incur or assume, or modify in any respect the terms of, any Indebtedness other than (1) pursuant to inter-company arrangements among or between the Company and one or more of its Subsidiaries or among or between one or more Subsidiaries of the Company or (2) borrowings permitted under a credit facility of the Company or any of its Subsidiaries in effect as of the date of this Agreement; (B) issue any debt securities, warrants, calls or other rights to acquire debt securities of any member of the Company Group; or (C) enter into any arrangement having the economic effect of any of the foregoing except to the extent that such arrangement is included in Actual Closing Indebtedness;

(x) (A) assign, transfer, convey, license, sublicense, abandon, cancel, waive, or impair, or grant any other rights (including any option to acquire, license or sublicense) under, any Company Intellectual Property, [*]; (B) amend or extend any Patent in the Company Intellectual Property, or amend any Patent application in the Company Intellectual Property [*]; (C) file any new Patent application disclosing and claiming any invention, discovery, development or modification relating to a Compound (or that could be amended to claim) without Purchaser’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed; (D) fail to exercise a right of renewal or extension under or with respect to any Company Intellectual Property; or (E) disclose any of the Company’s trade secrets, Know-How or other confidential information within the Company Intellectual Property to any Person outside of an appropriate confidentiality agreement;

(xi) (A) (x) [*] adopt, establish, materially amend, materially modify or terminate any Company Benefit Plan (or any arrangement that would constitute a Company Benefit Plan); (D) increase compensation (including bonuses) or benefits payable to any current or former employee, consultant or other service provider of the Company Group; (E) grant or increase any severance, change in control, retention, termination or similar pay to any current or former employee, consultant or other service provider of the Company Group (unless borne by Seller as a Transaction Expense); (F) adopt, enter into, establish, terminate, amend or modify any employee handbook, rules and regulations, policies, work manuals, collective bargaining agreement of any entity in the Company Group; (G) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or funded or otherwise secured the payment of, any compensation or benefits under any Company Benefit Plan; or (H) modify, terminate or cancel any applicable work permit, work visa, residency permit of any employee or consultant; in each case of clause (A) through (H), other than (i) in the Ordinary Course of Business (including, for the avoidance of doubt, standard

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

annual compensation increases and annual bonuses) or (ii) as required by applicable Law or the terms of any Company Benefit Plan or Contract;

(xii) make any material change in accounting practices, policies or procedures, except as required by the Accounting Standard or by applicable Law;

(xiii) (A) change or revoke any material Tax election or make any Tax election that is not consistent with the Company Tax Group’s past practice; (B) adopt or change any material accounting method in respect of Taxes or change an annual accounting period; (C) file any amended Tax Return (other than on a basis consistent with past practice or where a mistake has been identified); (D) enter into any Tax allocation agreement, Tax sharing agreement, pre-filing or advance pricing agreement, Tax indemnity agreement or closing agreement; (E) settle or compromise any claim, notice, audit report or assessment in respect of Taxes; (F) surrender, forfeit or relinquish any right to claim a material Tax refund; or (G) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company Tax Group;

(xiv) abandon, cease to prosecute or fail to maintain any material Permit or Regulatory Approval;

(xv) (A) enter into any Contract that would constitute a Material Contract if in effect on the date hereof; provided, however, that, in any event, no member of the Company Group shall enter into any such Contract if such Contract requires the consent of, or notice to, any Person upon or in connection with the consummation the transactions contemplated hereby, or (B) other than in the Ordinary Course of Business, materially modify or amend, or renew or terminate, or waive, release or assign any rights or claims under, any Material Contract;

(xvi) make capital expenditures [*];

(xvii) fail to keep in full force and effect all material insurance policies, other than such policies that expire by their terms (in which event the Company Group shall renew or replace such policies) or changes to such policies made in the Ordinary Course of Business that do not materially reduce or alter the coverage currently available under such policies;

(xviii) apply for, obtain or claim any relief or benefit made under any Law released, issued or promulgated by a Governmental Authority that grants to any Person the ability to borrow or otherwise secure financing;

(xix) undertake any clinical trials, investigations, studies or tests, other than in the Ordinary Course of Business;

(xx) qualify any new site for manufacturing of any Product or make any material changes to any Product or to any manufacturing or distribution process thereof, [*];

(xxi) (A) waive, release, assign, compromise, commence, settle or agree to settle any dispute or Proceeding under which any member of the Company Group has outstanding payments or other obligations or that involves an admission of wrongdoing by the any member of the Company Group (save for settlement of the Former Employee Matter (as defined in the Seller Disclosure Schedules); [*]; or

(xxii) take, agree to take, authorize, permit to occur or enter into an agreement to do or take any of the actions set forth in Section 6.1(b)(i) through (b)(xxii).

(c) During the Pre-Closing Period, Purchaser shall, or shall cause its Affiliates to, cause Falikang to (i) carry on its business in the Ordinary Course of Business and, in any event, in material compliance with

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

applicable Law, (ii) [*] consistent with past practice to maintain good working relationships with its vendors, licensors, officers, employees, consultants, contractors and other Persons having material business relationships with Falikang, and (iii) [*] to keep its physical assets in good working condition (subject to ordinary wear and tear) and maintain, renew and extend legal protections applicable to, keep in full force and effect, and protect the confidential nature of, all material Company Intellectual Property applicable to Falikang. [*].

6.2 Access; Notification; Confidentiality.

(a) During the Pre-Closing Period, the Seller shall, and shall cause each member of the Company Group to, afford Purchaser, its Affiliates and their respective Representatives reasonable access, [*] to the Company Group’s properties, books, Contracts and records and appropriate individuals as Purchaser may reasonably request (including employees, attorneys, accountants, consultants and other professionals), and during such period, the Seller shall, and shall cause each member of the Company Group to, furnish [*] to Purchaser, such Affiliates and such Representatives such information concerning the Company’s business, properties and personnel as Purchaser may reasonably request; provided, however, that the Seller may restrict the foregoing access to the extent that (i) any applicable Law requires it to restrict or prohibit access to any such properties or information to Purchaser, such Affiliates or such Representatives, (ii) the Seller reasonably determines in good faith, after consultation with counsel, that such access would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) such access would be in breach of any confidentiality obligation, commitment or provision by which any member of the Company Group is bound or affected; provided, further, that the Seller shall, and shall cause each member of the Company Group to, [*] to make alternative arrangements to allow for such access or disclosure in a manner that does not result in the events set out in foregoing clauses (i) through (iii). All access and investigation pursuant to this Section 6.2 shall be coordinated through [*] and shall be conducted at Purchaser’s expense and in such a manner as not to interfere with the normal operations of the businesses of the Company Group.

(b) During the Pre-Closing Period, Purchaser, on the one hand, and the Seller, on the other hand, shall [*] notify each other in writing of:

(i) any Effect that causes or constitutes an inaccuracy in any representation or warranty made by such Party in this Agreement that would result in a failure of the conditions set forth in Section 7.2(a), with respect to representations or warranties made by the Seller, or Section 7.3(a), with respect to representations or warranties made by Purchaser, to be satisfied;

(ii) any breach of any covenant or obligation of such Party under this Agreement that would result in a failure of the conditions set forth in Section 7.2(b), with respect to covenants or obligations of the Seller, or Section 7.3(b), with respect to covenants or obligations of Purchaser, to be satisfied;

(iii) any Effect that would make the timely satisfaction of any of the other conditions set forth in Article VII, which such Party is required to satisfy, impossible or unlikely; and

(iv) any written notice or other written communication received by such Party from any Governmental Authority or from any Person (A) indicating that the transactions contemplated by this Agreement may require such Person’s consent or give rise to termination rights under any Material Contract or (B) would reasonably expected to cause or constitute an inaccuracy in representation or warranty set forth in Section 4.13.

(c) During the Pre-Closing Period, subject to applicable Law, the Seller shall: (i) provide Purchaser with advance notice of and an opportunity for one designated Representative of Purchaser to participate as an observer in any meetings or conference calls any member of the Company Group has with any Regulatory Authority; (ii) consider in good faith and, to the extent reasonable to do so, incorporate, any comments or other input provided by Purchaser in respect of the foregoing; (iii) [*] notify Purchaser of any notice or other communication to any member of the Company Group from any Regulatory Authority, and, subject to applicable Law, permit Purchaser

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

to review in advance any proposed written communication to such Regulatory Authority, as considered appropriate by Purchaser, and consider Purchaser’s reasonable comments; (iv) furnish Purchaser with copies of all non-confidential correspondence, filings and written communications between any member of the Company Group, their Affiliates and their respective Representatives, on one hand, and any such Regulatory Authority, on the other hand; and (v) consult with Purchaser prior to making any significant submission to any Regulatory Authority, or supplement or amendment thereto, response to any warning letter, untitled letter, or regulatory observation, and shall give Purchaser reasonable opportunity to review and comment on any such submission prior to its submission to such Regulatory Authority. In the event that that advance notice or consultation with Purchaser is impossible under any of the foregoing clauses (i) through (v), Seller shall [*] notify Purchaser and thereafter cooperate with Purchaser in accordance with this Section 6.2(c).

(d) At any time during the Pre-Closing Period, the Seller shall, and shall cause FibroGen China to, afford Purchaser the right, at Purchaser’s sole discretion and at Purchaser’s cost to commission an [*] to be carried out by a Third Party firm (mutually agreed upon by Seller and Purchaser), [*]. The Seller shall, and shall cause FibroGen China to, cooperate with Purchaser, its Representatives and such Third Party firm in carrying out any [*] and shall provide access to the [*] and relevant personnel for the purposes of [*], in each case, upon reasonable advance notice and during normal business hours. [*] shall be conducted in such a manner as not to interfere with the normal operations of the businesses of the Company Group. Seller shall have the opportunity to have Representatives attend and participate in [*], and Purchaser shall cause the Third Party firm carrying out any [*] to provide the findings, including any interim and final deliverables, from [*] to Purchaser and Seller simultaneously. For the avoidance of doubt, the findings of [*] (including any underlying facts, circumstances or conditions), to the extent known prior to the Closing, shall not be taken into account in determining whether any of the conditions to the Closing shall have been satisfied (including in determining whether a Material Adverse Effect has occurred).

(e) [*], the Seller shall, and shall cause each of its Affiliates, and shall use reasonable best efforts to cause its and their Representatives to, treat confidentially and not use or disclose to anyone any non-public proprietary information, confidential information, know-how and technical, scientific, business and other information, trade secrets and other discoveries, concepts, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, improvements, knowledge, technology, means, methods, processes, processing methods, practices, formulae, instructions, skills, techniques, procedures, manufacturing techniques, logics, algorithms, schematics, work-flow diagrams, work product, experiences, ideas, technical assistance, designs, design rights, drawings, assembly procedures, software, apparatuses, specifications, databases, compilations of data, data analytics, results and other material (collectively, “Information”) (i) disclosed to it pursuant to this Agreement or otherwise relating to this Agreement and the transactions contemplated hereby or (ii) relating to the Company Group or the Company Group’s business and that may be disclosed to, be in possession of or may otherwise be known by the Seller or its Affiliate or Representative. The foregoing restrictions shall not apply (A) to the extent such disclosure or use of Information is required by applicable Law or expressly required by this Agreement; provided, however, that, the Seller shall, to the extent permitted by applicable Law, [*] notify Purchaser in writing and exercise its reasonable best efforts to obtain, or cooperate with Purchaser (at Purchaser’s expense) to obtain, an appropriate protective order or other remedy preventing the disclosure of such Information; provided, further, that, in the event such protective order or other remedy cannot be obtained, the Seller shall (or shall cause its applicable Affiliate to), to the extent permitted by applicable Law, disclose only that portion of such Information which the Seller (or its applicable Affiliate) is advised by its counsel is legally required to be disclosed and the Seller shall (or shall cause its Affiliate to), to the extent permitted by applicable Law, exercise its reasonable best efforts to obtain reasonable assurance that confidential treatment will be accorded such Information; (B) to a disclosure by a party to legal counsel and other advisors for the same purposes as to which such party may use such Information; provided, however, that such Persons are subject to confidentiality obligations with respect thereto; and (C) to the extent a Party (or legal counsel or other advisor to whom such Information is disclosed pursuant to clause (B) above) discloses in any Proceeding relating to a dispute in respect of the applicable provisions of this Agreement under which the relevant Information has been disclosed, used or developed (or in discussions in preparation therefor), such Information so disclosed, used or developed. Without limiting the Seller’s obligations hereunder, the Seller shall not be deemed to be in breach of this Section 6.2(e) due to disclosure or use of any Residuals (as defined herein) resulting from authorized access to or authorized work with confidential Information. “Residuals” means Information in non-tangible, nonwritten form,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

which may be incidentally retained in the unaided memory of the Seller or its Affiliates or any of its or their respective Representatives who have had authorized access to the Information, so long as such Persons have made no effort to refresh their recollection of such Information, nor studied the Information for the purpose of replicating the same from memory for use or disclosure of that Information. Notwithstanding the foregoing, Seller and its Affiliates may disclose historical financial information regarding the Company Group, general information about the subject matter of this Agreement and the Ancillary Agreements, and the Seller’s Affiliates’ prior investment in the Company Group to Seller’s Affiliates and its and their limited partners, equityholders and/or Representatives (in each case, who are subject to confidentiality obligations with respect thereto) for securities law and fund compliance, tax and accounting purposes or in connection with their normal fund raising, marketing, informational or reporting activities.

6.3 Public Disclosure. Except as required by applicable Law, the rules of any recognised investment exchange to which the disclosing Party’s shares are admitted to trading, or as may be requested by any Governmental Authority, in which event the Parties shall, to the extent practicable, consult with each other in advance and provide the non-disclosing Party a reasonable opportunity to review and comment on any such disclosure, no press release or other public statement or announcement (including in response to an inquiry) regarding this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby shall be issued, made or permitted to be issued or made by any Party to this Agreement or any of its Affiliates or Representatives without the prior written consent of the other Parties hereto.

6.4 Regulatory and Other Authorizations; [*].

(a) Each of the Parties shall, and shall cause their respective Subsidiaries to, (i) [*] obtain all consents or approvals of, and or [*] send or make all notices, filings or registrations to, all Governmental Authorities that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, including the PRC Antitrust Filing and Approval, (ii) cooperate fully with the other Parties in [*] taking such actions as are necessary to obtain all such consents and approvals to make and send all such notices, filings and registrations, (iii) provide such other information to any Governmental Authority as such Governmental Authority may request in connection herewith, and (iv) [*] to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any competition Law raised by any Governmental Authority; provided, however, that the Parties acknowledge and agree that notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser or any of its Affiliates be required to, and [*] will in no event require, or be construed to require, Purchaser or any of its Affiliates to (A) initiate, litigate, challenge, defend or otherwise participate or take any action with respect to any Proceeding by, against or involving any Third Party or Governmental Authority with respect to the transactions contemplated by this Agreement; (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated by this Agreement; (C) otherwise take any other steps or actions to defend against, vacate, modify or suspend any injunction or order of any Governmental Authority; or (D) agree, propose, negotiate, offer, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (including by establishing a trust, licensing any Intellectual Property or otherwise), or take any other action (including by authorizing or providing consent to permit the Company Group to take any of the foregoing actions), or otherwise proffer or agree to do any of the foregoing, with respect to any of the businesses, assets or properties of Purchaser or any member of the Company Group or any of their respective Affiliates; or (E) otherwise offer to take or offer to commit to take any action that would limit Purchaser’s or any of its Affiliates’ freedom of action with respect to, or ability to retain, operate or otherwise exercise full rights of ownership with respect to, businesses, assets or properties of Purchaser, any member of the Company Group or any of their respective Affiliates (or equity interests held by Purchaser or any of its Affiliates in entities with businesses, assets or properties) or that would require Purchaser to commit to provide prior notice or seek prior approval from any Governmental Authority of any future transaction. Prior to making any filings with, or providing any notifications to, any Governmental Authority (including the PRC Antitrust Filing and Approval), Purchaser shall first provide to the Seller the draft filing or notification for review and comment. Purchaser agrees to, and to cause its Subsidiaries to, [*], any filings and notifications required to be made to obtain all such consents and approvals and to supply [*] to the appropriate Governmental Authorities any additional information and documentary material that may be requested. None of the Seller, any member of the Company Group or Purchaser may (or may permit any of their respective Subsidiaries to), without the consent of the other Parties, (x) cause any such filing or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

submission applicable to it to be withdrawn or refiled for any reason, including to provide the applicable Governmental Authorities with additional time to review any of the transactions contemplated by this Agreement, or (y) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority. Purchaser, upon consultation of the Seller and after the consideration of and inclusion of reasonable comments of the Seller in good faith, shall (1) control the strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority in connection with the transactions contemplated by this Agreement and (2) control the overall development of the positions to be taken and any regulatory actions to be requested in any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry or Proceeding by or before, or any negotiations with, a Governmental Authority relating to the transactions contemplated by this Agreement and of all other regulatory matters incidental thereto. Purchaser shall [*] notify the Seller of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the Seller to review and comment upon, a reasonable amount of time in advance, any proposed substantive communication by Purchaser to any Governmental Authority, which will be considered by Purchaser in good faith, to the extent permitted by Law. Purchaser shall not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the Seller a reasonable amount of time in advance and, to the extent permitted by such Governmental Authority and Law, gives the Seller and its Representatives the opportunity to attend and participate at such meeting. [*].

(b) During the Pre-Closing Period, upon the terms and subject to the conditions set forth herein, each of the Parties shall, and shall cause their respective Subsidiaries to, [*] to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including to accomplish the following: (i) the taking of all actions reasonably necessary with a view to causing the conditions precedent to the other Party’s obligations to close set forth in Article VII to be satisfied, (ii) providing or obtaining, prior to the Closing, all notices to, and consents, approvals and authorizations of, any Third Party that are or may become necessary or advisable for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, provided, however, that such efforts shall not include any requirement of the Seller or any of its Affiliates to expend money, to induce a Third Party to grant a consent, to commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party and (iii) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

6.5 Acquisition Proposals; Alternative Acquisition.

(a) During the Pre-Closing Period, the Seller shall not, and shall cause its Affiliates not to, authorize or permit any of its Representatives to, directly or indirectly, initiate, solicit, encourage, knowingly facilitate, discuss or negotiate with any Person (other than Purchaser and its Representatives) any offer or proposal concerning (i) any business combination transaction (including any merger, consolidation, joint venture, partnership or other similar transaction) with or involving any member of the Company Group, (ii) any purchase, sale or issuance of any shares of capital stock or equity interest in any member of the Company Group (including the Company Shares) or any right to acquire such capital stock or equity interest or (iii) any purchase, sale or license of [*] of the Company’s assets [*] (any such transaction, an “Alternative Acquisition,” and such offer or proposal, an “Acquisition Proposal”), or furnish or disclose any non-public information relating to the Company Group to any Person in connection with, an Acquisition Proposal. The Seller shall, and shall cause its Affiliates and its and their respective Representatives to, cease any existing solicitations, discussions or negotiations with any Person (other than Purchaser and its Representatives) that has made an Acquisition Proposal.

(b) The Seller shall, and shall cause each member of the Company Group and their Affiliates and its and their respective Representative to, [*] terminate or cause to be terminated all access to any electronic data room relating to the Company Group (other than with respect to Purchaser and its Representatives). If any of the Affiliates of the Seller or any of the Representatives of the Seller or any of its Affiliates takes any action that the Seller

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

is obligated by this Section 6.5 to cause any member of the Company Group or such Affiliate or Representative to take or not take, the Seller shall be deemed to have breached this Section 6.5.

(c) In the event the PRC Antitrust Filing and Approval has not been obtained by the [*], this Section 6.5 shall terminate, in its entirety, and the Seller and its Affiliates shall have no ongoing obligations to Purchaser in respect of an Alternative Acquisition or any Acquisition Proposal.

6.6 Tax Matters.

(a) Cooperation. Without limiting any of the other provisions of this Section 6.6, but subject to Section 2.9, Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by any of them, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, examination, or administrative or judicial proceeding with respect to Taxes. Such cooperation shall include the retention of all books and records with respect to Tax matters of the Company Tax Group that are or may be pertinent to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations. Purchaser shall make such records and information (including all value added tax invoices issued or received by the Company Tax Group, records and information reasonably capable of being obtained or created) available to the Seller in connection with any Proceeding of any member of the Company Tax Group that could give rise to an indemnification obligation of the Seller. Each Party shall make employees available to the respective other Party on a mutually convenient basis to provide additional information and explanation of any material provided hereunder through the applicable statute of limitations. Each of Purchaser and the Seller agrees (i) to retain all books and records (including value added tax invoices issued or received by any member of the Company Group) with respect to Tax matters pertinent to the Company Tax Group relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods (with respect to the Seller, to extent that such books and records are kept by the Seller before the Closing Date), and to abide by all record retention Laws of, and agreements entered into with, any Governmental Authority; and (ii) to deliver or make available to Purchaser, [*], copies of all such invoices, books and records of the Company Group kept by the Seller before the Closing Date.

(b) Transfer Taxes. All transfer, documentary, sales, use, stamp (including Hong Kong stamp duty), registration and other such Taxes, and any conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated hereby (“Transfer Taxes”), if any, shall be borne by Purchaser. Purchaser shall indemnify the Seller and each of its Affiliates from any Liability or losses relating to such Transfer Taxes.

(c) Straddle Periods. For purposes of determining the liability for Taxes (as well as any refund or credit with respect thereto) of or in respect of, or payable by, any member of the Company Tax Group in respect of any Straddle Period, (i) the amount of any such Taxes based on or measured by income, sales, use, receipts, payroll or other similar items of the Company Tax Group that constitute a Tax in respect of a Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) the amount of any other Taxes of the Company Tax Group for a Straddle Period that relate to and constitute a Tax in respect of a Pre-Closing Tax Period and any item reflected in the determination of Taxes under clause (i) hereof that is determined on a time basis (such as depreciation) shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

(d) Tax Returns. Purchaser shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Company Tax Group for any Pre-Closing Tax Period or Straddle Period that are due after the Closing. All such Tax Returns shall be prepared in a manner consistent with the Company Tax Group’s past practice with respect to similar Tax Returns, including the most recent Tax practices as to elections and accounting methods of the Company, except as required by applicable Law. Purchaser shall provide a draft copy of any such Tax Return to the Seller [*]) for the Seller’s review and comment. Purchaser shall consider in good faith all reasonable written comments made by the Seller with respect to such Tax Returns. If Purchaser objects to any such written comments

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

made by Seller, then Purchaser and Seller shall negotiate in good faith and use [*] to resolve such items in dispute. If Purchaser and Seller are unable to resolve any such dispute, the disputed items shall be resolved by the Independent Expert in accordance with Section 2.7(c). [*]. All such Tax Returns shall be timely filed as mutually agreed by Purchaser and Seller (or as resolved by the Independent Expert); provided, however, that if the date of mutual agreement or resolution [*], then such Tax Return shall be timely filed as prepared by Purchaser, but such Tax Return shall [*] be amended by Purchaser, except as otherwise required by Law, to reflect such mutual agreement or resolution with respect to such Tax Return. Seller shall [*] pay (or reimburse Purchaser for) all Taxes of the Company Group (but limited to the FibroGen Falikang Portion of any such Taxes of Falikang) for Pre-Closing Tax Periods (applying the principles of Section 6.6(c) in the case of any Straddle Period) shown as due and owing on any Tax Return described in this Section 6.6(d) (as finally filed or amended pursuant to this Section 6.6(d)); provided, however, that such Taxes shall not include any Taxes to the extent taken into account in Actual Closing Indebtedness or taken into account under ARTICLE IX. If the Tax liability shown as due and owing on any such Tax Return (as finally filed or amended pursuant to this Section 6.6(d)) is less than the amount that was included in respect of such liability in Actual Closing Indebtedness, then Purchaser shall [*].

(e) Tax Proceedings. Purchaser shall [*] inform the Seller of the receipt by Purchaser or its Affiliates (including any member of the Company Tax Group after the Closing) of notice of any deficiency, proposed adjustment, adjustment, assessment, audit, claim, inquiry, examination, suit, dispute or other proceeding relating to Pre-Closing Taxes, any Pre-Closing Tax Period, or any Straddle Period (a “Tax Proceeding”). The Seller shall not be relieved of its indemnification obligations hereunder if such notice is not delivered promptly within such time period, except to the extent Seller is prejudiced by such failure. Seller shall have the sole right to control any Tax Proceeding and to select counsel of its own choice; provided, however, that Purchaser shall have the right to participate in any Tax Proceeding at its own expense, and Seller shall keep Purchaser reasonably informed of the progress and any material developments of any such Tax Proceeding. Purchaser shall control any Tax Proceeding with respect to which Seller provides written notice to Purchaser that Seller declines to control, and select counsel of its own choice; provided, however, that Seller shall have the right to participate in any such Tax Proceeding at its own expense and Purchaser shall keep the Seller [*] informed of the progress and any material developments of such Tax Proceeding. The party controlling any Tax Proceeding shall do so actively, diligently, and in good faith, and shall not settle, discharge or otherwise dispose of any Tax Proceeding without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything in Article IX to the contrary, this Section 6.6 (and not Section 9.3 or Section 9.4) shall govern the conduct of Tax Proceedings.

(f) Tax Refunds. Refunds of Taxes of any member of the Company Tax Group (or Tax credits received in lieu thereof), including any interest paid or credited with respect thereto, that are attributable to any Pre-Closing Tax Period (including, for the avoidance of doubt, any Tax payments for the portion of a Straddle Period ending on the Closing Date as determined under Section 6.6(d) that are refunded or so credited, or that are applied against the liability of a Company Tax Group member for Taxes for the post-Closing Date portion of such Straddle Period), that are actually received by Purchaser or any of its Affiliates (including, after the Closing for the avoidance of doubt, any member of the Company Tax Group) shall be for the account of the Seller (provided, however that (i) that solely in the case of such a refund of Taxes of Falikang, this Section 6.6(f) shall apply only to the FibroGen Falikang Portion of such refund, (ii) refunds that result from the carrying back of any net operating loss or other Tax attribute from a Post-Closing Tax Period shall be excluded, and (iii) refunds that are required to be paid over to any other Person pursuant to a Contract in existence prior to the Closing (other than this Agreement) shall be excluded). Purchaser shall pay or cause to be paid the amount of such refunds net of any reasonable, out-of-pocket costs or Taxes incurred by Purchaser or any of its Affiliates (including, after the Closing for the avoidance of doubt, any member of the Company Tax Group) attributable to obtaining, distributing, or paying over such refund, to Seller [*]. To the extent requested by Seller in writing, Purchaser and the Company Tax Group shall use commercially reasonable efforts to apply for all Tax refunds to which Seller may be entitled pursuant to this Section 6.6(f), including by timely filing or causing to be timely filed all Tax Returns of the members of the Company Tax Group for the taxable period ending on the Closing and shall, to the extent it would cause a refund of Taxes for any member of the Company Tax Group for a Pre-Closing Tax Period, carry back all net operating losses or other Tax attributes to the fullest extent permitted by applicable Law. Purchaser shall [*] notify Seller of any such Tax refund claim or filing and, at the Seller’s written request, permit the Seller to control such Tax refund claim or filing. For the avoidance of doubt, amounts to which

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Seller may be entitled pursuant to this Section 6.6(f) shall exclude any amounts already paid to Seller under Section 6.6(d).

(g) No Duplication. Notwithstanding anything in this Agreement to the contrary, there will be no duplication of Seller liability for Taxes, whether under the calculation of Actual Closing Indebtedness, Section 6.6(d), ARTICLE IX, or otherwise.

6.7 Termination of Related Party Contracts. The Seller shall, and shall cause each member of the Company Group to, take all actions necessary to cause the termination before or concurrently with the Closing of all of the Contracts and arrangements required to be set forth on Section 4.19 of the Seller Disclosure Schedules, and to execute and deliver such releases, termination agreements and discharges as are necessary to release and discharge the Company from any and all Liabilities owed with respect to such Contracts and arrangements, in each case, other than (a) Company Benefit Plans and agreements with any employee, officer, director or manager of the Company or any Subsidiary, (b) agreements referred to in Section 6.10 and (c) agreements and transactions solely between the Company and one or more Subsidiaries or between or among any Subsidiary.

6.8 Delivery of Virtual Data Room Electronic Copy. [*], the Seller shall deliver via File Transfer Protocol (FTP) a true, complete and correct copy of all contents, as of the date hereof, of the electronic data room titled “Project Flint – AstraZeneca” hosted by established by or on behalf of the Parent and maintained by Microsoft SharePoint (a “Data Room”). Electronic storage devices containing the same complete and correct copy of all contents can also be made available to the Purchaser, at the Purchaser’s request and at Purchaser’s sole cost and expense.

6.9 Correspondence; Notification of Third Parties. Following the Closing, in the event that the Seller or any of its Affiliates receives any notice, invoice, correspondence or other communication from any third party with respect to the Company Group or the Company Group’s business, the Seller shall, or shall cause its Affiliate to, [*], provide such notice, invoice, correspondence or other communication to Purchaser.

6.10 Indemnification of Directors and Officers.

(a) For a period of [*], Purchaser shall not, and shall not permit any member of the Company Group to, amend, repeal or modify any provision in any member of the Company Group’s Governing Documents or any indemnification or exculpation agreements relating to the exculpation, indemnification or advancement of expenses of any Persons who at any time prior to or at the Closing are or were officers and directors of any Company Group (each, a “D&O Indemnified Person”) pursuant to any indemnification provisions under the Governing Documents of such member of the Company Group, as the case may be, as in effect on the date of this Agreement with respect to matters existing or occurring at or prior to the Closing (unless and to the extent required by Law), it being the intent of the parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the extent provided as at the date of this Agreement pursuant to the Company Group’s Governing Document or any indemnification or exculpation agreements and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such Person’s right thereto without the prior written consent of that Person.

(b) In the event that Purchaser or any member of the Company Group or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person (including by liquidation, dissolution, assignment for the benefit of creditors or similar action), then, and in each such case, Purchaser or any of the members of the Company Group, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.10.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(c) Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 6.10 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 6.10, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise.

6.11 Employment Matters

(a) [*].

(b) [*].

(c) [*].

6.12 Parachute Payments. [*], the Seller shall deliver to Purchaser a list of [*] and those employees or other service providers of the Company Group who with respect to Parent and its Affiliates are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and its calculations with respect to the “base amounts” (within the meaning of Section 280G of the Code) of such disqualified individuals and any payments or potential payments to such individuals that could be considered contingent on a change in ownership or control (within the meaning of Section 280G of the Code) resulting from the consummation of the transactions contemplated by this Agreement, along with the assumptions used to make the calculations and the data necessary for Purchaser to confirm the accuracy of the calculations.

6.13 Wrong Pockets. If and to the event that, any time within [*], the Seller, Parent or Purchaser discovers or becomes aware that there is then existing any Intellectual Property or other asset, contract, right, title, interest or undertaking which is necessary for the exploitation of the Product in the Field in the Territory and is vested in, owned by or controlled by the Parent, the Seller or their Affiliates after Closing (a “Wrong Pocket Asset”), the Parties shall treat such Wrong Pocket Asset as having been held by the Seller, the Parent or their Affiliates from Closing as nominee for the Purchaser, and the Seller and the Parent shall and shall procure that their Affiliates shall (i) assign (or, where not possible to assign, license) such Wrong Pocket Asset to a member of the Company Group designated in writing by Purchaser [*], at the Seller’s cost and expense, and (ii) [*] to execute and do (or procure to be executed and done by any other necessary third party or person) all such deeds, documents, acts and things as any other party may from time to time reasonably require in order to vest such Wrong Pocket Asset in the Company Group designated in writing by the Purchaser. If any Third Party consent or approval is required for the transfer of any Wrong Pocket Asset (or any part thereof) to be effective of lawful then the Seller and the Parent shall, and shall cause their Affiliate [*] to obtain that consent [*]. [*].

ARTICLE VII

Conditions to Closing

7.1 Conditions to Obligation of Purchaser and the Seller to Effect Closing. The obligations of Purchaser and the Seller to consummate the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Antitrust. (i) Notification of the proposed transaction contemplated by this Agreement to the State Administration for Market Regulation (“SAMR”) pursuant to the People’s Republic of China Anti-Monopoly Law 2022 and SAMR having taken a decision to approve or otherwise consent to permit Closing of the proposed transaction or having been deemed to have done so due to the lapse of applicable statutory deadlines (“PRC

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Antitrust Filing and Approval”); and (ii) any other clearance, approval, or consent that is required under any other applicable competition Law shall have been obtained or any Governmental Authority exercising jurisdiction under any other applicable competition Law has failed to render a decision in the relevant time period, so that the transactions contemplated hereby are deemed to be cleared, approved or consented to under such other applicable competition Law.

(b) No Injunctions or Restraints. No Governmental Authority of competent jurisdiction having enacted, issued, promulgated or enforced any Law or preliminary or permanent injunction or other Order that is in effect and that restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement; provided, however, that the parties shall use their respective reasonable best efforts (including by way of appeal) to have any injunction or Order vacated, reversed, lifted or otherwise rendered ineffective.

7.2 Conditions to Obligation of Purchaser to Effect Closing. The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser, to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent and the Seller contained in Section 3.1 (Authorization), clause (a)(i) of Section 3.2 (Non-contravention), Section 3.3 (Title to the Shares), Section 4.1 (Organization of the Company), Section 4.2(a) (Subsidiaries), Section 4.3 (Authorization), Section 4.4 (Capitalization), clause (a)(i) of Section 4.8 (Non-contravention) and Section 4.22 (No Brokers) (collectively, the “Seller Fundamental Representations”) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) in all but de minimis respects at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such particular date), (ii) the representations and warranties of the Parent and the Seller contained in Section 4.6(b) (Absence of Certain Activities or Changes) and Section 4.21 shall be true and correct in all respects, and (iii) the representations and warranties of the Parent and the Seller contained in Article III and Article IV other than the Seller Fundamental Representations and the representations and warranties contained in Section 4.6(b) and Section 4.21 shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein, except for the word “material” in the defined term “Material Contract” and “material” before other words such as “assets”) at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except in the case of this clause (iii) where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Seller. The Seller shall have performed or complied with, in all material respects, the covenants and agreement contained in this Agreement required to be performed by or complied with by the Seller prior to the Closing.

(c) [*].

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Material Adverse Effect.

(e) Closing Deliverables. Purchaser shall have received all of the certificates, instruments and other documents required to be delivered by the Seller pursuant to clauses (ii) to (xii) (inclusive) and (xvi) of Section 2.6(c).

7.3 Conditions to Obligation of the Seller to Effect Closing. The obligation of the Seller to consummate the Closing is subject to the satisfaction (or waiver by the Seller, to the extent permitted by Law) on or prior to the Closing Date of the following conditions:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(a) Representations and Warranties. (i) The representations and warranties of Purchaser contained in Section 5.1 (Organization), Section 5.2 (Authorization), clause (a) of Section 5.3 (Non-contravention) and Section 5.5 (No Brokers) (collectively, the “Purchaser Fundamental Representations”) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) in all respects at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date) and (ii) the representations and warranties of Purchaser contained in Article V other than Purchaser Fundamental Representations shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) in all respects at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date).

(b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied with, in all material respects, the covenants and agreement contained in this Agreement required to be performed by or complied with Purchaser prior to the Closing.

(c) Closing Deliverables. The Seller shall have received all of the certificates, instruments and other documents required to be delivered by Purchaser pursuant to clauses (i) and (ii) of Section 2.6(d).

7.4 Waiver of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.

7.5 Frustration of Closing Conditions. Neither Purchaser, on the one hand, nor the Seller, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s or its respective Affiliates’ failure to act in good faith or to comply with its agreements set forth herein.

ARTICLE VIII

Termination

8.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 8.1(b) through 8.1(f), by written notice from the terminating party), and the transactions contemplated by this Agreement shall be abandoned, without further action by any Party:

(a) by the mutual written consent of Purchaser and the Seller;

(b) by either Purchaser or the Seller, if the Closing shall not have been consummated by 11:59 p.m., New York City time, on the date that is eight (8) months after the date of this Agreement (such date, the “End Date”); provided, however, that that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Purchaser or the Seller, if a Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered a non-appealable final and permanent Order that is in effect and restrains, enjoins, prohibits or otherwise prevents the consummation of the transactions contemplated by this Agreement;

(d) by the Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) cannot be cured [*], or if capable of being cured, shall not have been cured [*]; provided, however, that the Seller shall not have the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

right to terminate this Agreement pursuant to this Section 8.1(d) if the Parent or the Seller is then in breach of any representations, warranties, covenants or agreements hereunder that would result in any condition to Closing set forth in Section 7.2(a) or Section 7.2(b) not being satisfied (other than any such condition that (x) by its terms is to be satisfied at the Closing or (y) the failure of which to be satisfied is attributable primarily to a breach by Purchaser or any of its representations, warranties, covenants and agreements contained in this Agreement);

(e) by Purchaser, if the Parent or the Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) cannot be cured by the End Date, or if capable of being cured, shall not have been cured [*]; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Purchaser is then in breach of any representations, warranties, covenants or agreements hereunder that would result in any condition to Closing set forth in Section 7.3(a) or Section 7.3(b) not being satisfied (other than any such condition that (x) by its terms is to be satisfied at the Closing or (y) the failure of which to be satisfied is attributable primarily to a breach by the Parent or the Seller of its representations, warranties, covenants and agreements contained in this Agreement); and

(f) by the Seller, if all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than any such condition that by its terms is to be satisfied at the Closing) and Purchaser fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.4 and the Seller stood ready and willing to consummate such transactions on that date.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, and there shall be no liability on the part of Purchaser, the Seller or their respective officers, directors, shareholders or Affiliates, except to the extent that such liability results from Fraud or willful and knowing breach prior to such termination, in which case the aggrieved Party shall be entitled to all remedies available at Law; provided, however, that the provisions of Section 6.2(e) (Confidentiality), Section 6.3 (Public Disclosure), this Article VIII (Termination) and Article X (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement. A “willful and knowing breach” by a Party of a provision of this Agreement means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

(b) In the event that (i) (a) this Agreement is terminated by either Purchaser or the Seller under Section 8.1(b), (b) at the time of any such termination, all of the conditions in Article VII have been satisfied or duly waived by the Parties entitled to the benefit thereof, except for (A) the conditions set forth in Section 7.1(a) or Section 7.1(b) and (B) any other condition that by its nature is to be satisfied at the Closing (provided, that such condition would be capable of being satisfied if the Closing Date were the date of such termination), and (c) no breach by Seller of its obligations under Section 6.4 has been the principal cause of the failure of the conditions in Section 7.1(a) or Section 7.1(b) to be satisfied, or (ii) (a) this Agreement is terminated by either Purchaser or Seller under Section 8.1(c) and (b) no breach by Seller of its obligations under Section 6.4 has been the principal cause of the failure of the conditions in Section 7.1(a) or Section 7.1(b) to be satisfied, then from and after such termination, Purchaser shall, and shall cause its Affiliates to, not to take any action (or fail to take action) the cause or effect of which is to impair an Alternative Acquisition.

(c) Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

ARTICLE IX

INDEMNIFICATION

9.1 Survival; Modification of Seller’s and Company Group’s Representations and Warranties.

(a) Survival. The Parties, intending to modify any applicable statute of limitations, agree that the representations, warranties, covenants and agreements herein and in any certificate, other agreement or document delivered in connection with the transactions contemplated hereby, shall survive the Closing and continue in full force and effect (a) [*] and (ii) [*] with respect to the Seller Fundamental Representations and Purchaser Fundamental Representations; (b) [*] with respect to the representations and warranties in Section 4.11 (Taxes); (c) [*] with respect to the representations and warranties in Article III, Article IV and Article V (excluding the Seller Fundamental Representations, Purchaser Fundamental Representations and the representations and warranties in Section 4.11 (Taxes)), and (d) until the expiration of the applicable statute of limitations (including the maximum periods of extension under applicable Law) with respect to such covenants and agreements; provided, however, that each representation, warranty, covenant or agreement that would otherwise terminated pursuant to this Section 9.1 shall continue to survive indefinitely for the purpose of any claim alleging Fraud. Any claim for indemnification under this Article IX must be asserted by a Claim Notice within the applicable survival period contemplated by this Section 9.1, and if such a Claim Notice is given within such applicable period, the survival period with respect to the subject matter for the representation, warranty, covenant or agreement for such Claim Notice shall continue until the claim is fully resolved.

(b) Modification of Seller’s and Company Group’s Representations and Warranties. To the extent that there is Purchaser’s Knowledge prior to the date of this Agreement that Seller’s and the Company Group’s representations and warranties set forth in this Agreement, insofar as they relate to Falikang, are inaccurate, untrue or incorrect in any way, such Seller’s and Company Group’s representations and warranties, insofar as they relate to Falikang, shall be deemed modified to reflect Purchaser’s Knowledge. Notwithstanding the foregoing, however, if the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at Law, in equity, under this Agreement or otherwise to make a claim against Seller, Parent or their respective Affiliates for Damages that Purchaser may incur, or to rescind this Agreement and the transactions set forth herein, as the result of any of Seller’s or Company Group’s representations and warranties, insofar as they relate to Falikang, being untrue, inaccurate or incorrect if (a) there is Purchaser’s Knowledge that such representation or warranty, insofar as it relates to Falikang, was untrue, inaccurate or incorrect at the time of this Agreement, or (b) the facts or circumstances resulting in such Seller representations and warranties, insofar as they relate to Falikang, being untrue, inaccurate or incorrect were disclosed in one of the Diligence Documents. For purposes of this Section 9.1(b): “Diligence Documents” means (a) the documents made available to Purchaser in the Data Room, or (b) any documents which are otherwise obtained by, or in the possession of, Purchaser or any of its Affiliates prior to the date of this Agreement in connection with, as a result of, or arising from the joint venture operations of Falikang.

9.2 Indemnification.

(a) From and after the Closing, subject to the provisions of this Article IX Purchaser and each of its respective Affiliates (including, after the Closing, the Company Group) and Purchaser’s and such Affiliates’ respective Representatives (the “Purchaser Indemnified Parties”) shall be indemnified, held harmless, compensated and reimbursed by the Parent and the Seller (on a joint and several basis) from and against any and all actual out-of-pocket damages, losses, Taxes, costs, or amounts paid in settlement, including interest, fines, penalties, reasonable attorneys’ fees and expenses of investigation, defense, enforcement of this Agreement and remedial action (collectively, “Damages”), asserted against, suffered, sustained, accrued or incurred by such Purchaser Indemnified Party arising out of or relating to: (i) any breach of or inaccuracy in any representation or warranty made by the Parent or the Seller in this Agreement; (ii) any breach of or failure to perform or comply with any covenant or agreement of the Parent or the Seller under this Agreement; (iii) [*]; (iv) all Closing Indebtedness and Transaction Expenses to the extent not taken into account in the calculation of the Purchase Price, as finally determined in accordance with Section 2.7; (v) any Fraud; (vi) any Pre-Closing Taxes; (vii) any breach of or failure to perform or comply with any covenant

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

or agreement of FibroGen China under [*]; provided, however, that with respect to any Damages incurred in connection with this clause (vii), the Parent and the Seller shall only be required to indemnify, hold harmless, compensate and reimburse the Purchaser Indemnified Parties [*], and (viii) any claim against Parent, any of its Affiliates or any Purchaser Indemnified Parties arising from or relating to [*].

(b) From and after the Closing, subject to the provisions of this Article IX, the Seller and its Affiliates and Seller’s and such Affiliates’ respective Representatives, (the “Seller Indemnified Parties” and collectively with Purchaser Indemnified Parties, the “Covered Parties”), shall be indemnified, held harmless, compensated and reimbursed by Purchaser from and against any and all Damages asserted against, suffered, sustained, accrued or incurred by such Seller Indemnified Party arising out of or relating to (i) any breach of or inaccuracy in any representation or warranty made by Purchaser in this Agreement (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein); (ii) any breach or failure to perform or comply with any covenant or agreement of Purchaser under this Agreement; or (iii) any Fraud.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the term “Damages” shall not include any punitive or special damages (including consequential damages that are not reasonably foreseeable on the date of this Agreement or loss of profits, loss or diminution in value of assets or securities or damages calculated by “multiple of profits” or “multiple of cash flow” or other valuation methodology); provided, however, that, in any event and notwithstanding the foregoing, the term “Damages” shall include (i) any punitive or special damages to the extent a Covered Party is actually liable to a Third Party for such Damages in connection with a Third Party Claim and (ii) any consequential damages that are reasonably foreseeable on the date of this Agreement and, in each case clause (i) and (ii), such Damages are indemnifiable pursuant to this Article IX. Notwithstanding anything to the contrary contained herein or otherwise, after the Closing, no Party may seek to rescind this Agreement or any of the transactions contemplated hereby.

9.3 Notice of Claims.

(a) Any Covered Party seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 9.1, give to the Party which is obligated pursuant to this Article IX to provide indemnification (the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to such claim for indemnification and shall include in such Claim Notice whether such claim relates to a claim by a Third Party against such Covered Party (a “Third Party Claim”) and the amount or the method of computation of the amount of such claim reasonable detail in light of the facts then known to the Covered Party, and a reference to the relevant provision of this Agreement; provided, however, that a Claim Notice in respect of any Proceeding by or against a Third Party as to which indemnification shall be sought shall be given [*] after the Covered Party becomes aware that such Proceeding has been commenced; provided, further, that failure to give any such notice shall not affect such Covered Party’s right to indemnification hereunder unless the Indemnifying Party has been materially prejudiced by such failure.

9.4 Claims Procedures.

(a) With respect to any claim for indemnification under this Article IX that is not a Third Party Claim (a “Direct Claim”), the Indemnifying Party shall have [*] after its receipt of the written notice to respond in writing to such Direct Claim. During such [*], the Covered Party shall allow the Indemnifying Party and its Representatives to, upon reasonable advance notice, have reasonable access, during normal business hours, to the financial books, records and personnel of the Company Group in order to allow the Indemnifying Party to investigate the matter or circumstance alleged to give rise to the Direct Claim (which access shall not interfere with the normal operations of the businesses of the Company Group), and whether and to what extent any amount is payable in respect of the Direct Claim and the Covered Party shall reasonably cooperate in good faith with the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its Representatives may reasonably request; provided, however, that the Covered Party may restrict or otherwise prohibit access to (i) any document or information that is subject to attorney-client privilege if making available such document or information

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

would result in a violation or waiver of such privilege, (ii) any document or information if making available such document or information would result in violation of Law, or (iii) any competitively sensitive documents or information, in each case, as reasonably determined by the Covered Party in its good faith sole discretion. If the Indemnifying Party does not so respond within such [*], the Indemnifying Party shall be deemed to have accepted such claim, in which case the Covered Party shall be free to pursue such remedies as may be available to the Covered Party on the terms and subject to the provisions of this Agreement.

(b) With respect to any Third Party Claim (a) that seeks as recovery solely the payment of money damages, (b) that will not result in the Covered Party becoming subject to injunctive or other relief or otherwise adversely affect the business or reputation of the Covered Party or any of its Affiliates (including with respect to the Purchaser Indemnified Parties, following the Closing, each member of the Company Group) in any manner, (c) that does not involve Taxes, any allegation of criminal conduct or potential enforcement penalties by any Governmental Authority, and (d) if the Covered Party is a Purchaser Indemnified Party, the amount of which is not reasonably likely to exceed the Cap Amount, the Indemnifying Party shall have [*] of the Claim Notice with respect to such Third Party Claim to deliver to the Covered Party a written acknowledgement that (i) such Third Party Claim is an indemnifiable claim for which it is liable under this Article IX, subject to the limitations set forth in this Article IX, and (ii) it will undertake, conduct and control (in accordance with the terms hereof), through counsel of its own choosing (provided that such counsel must be reasonably acceptable to the Covered Party) and at its own expense, the settlement or defense thereof, the Indemnifying Party shall have the right to conduct and control the settlement or defense of such Third Party Claim. The Covered Party shall reasonably cooperate with the Indemnifying Party and its counsel in connection therewith and may participate in such settlement or defense through counsel chosen by such Covered Party and paid at its own expense; provided, however, that, if in the reasonable opinion of counsel for the Covered Party, there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Covered Party, the Indemnifying Party shall be responsible for reasonable fees and expenses of one counsel to such Covered Party in connection with such settlement or defense. The Covered Party shall not consent to the entry of any judgment or pay or settle any such Third Party Claim without the consent of (x) the Seller with respect to claims where the Seller is the Indemnifying Party and where a Purchaser Indemnified Party is the Covered Party or (y) Purchaser with respect to claims where Purchaser is the Indemnifying Party (which consent in either case shall not be unreasonably withheld, conditioned or delayed), subject to the last clause of this Section 9.4. If the Indemnifying Party does not so notify the Covered Party within such [*] (or the Indemnifying Party notifies the Covered Party that it disputes such indemnification claim during such [*]), the Covered Party shall have the right to undertake, at the Indemnifying Party’s cost, risk and expense (in all cases, subject to the limitations set forth in this Article IX), the defense or settlement of such Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided, however, that the Indemnifying Party may participate in such settlement or defense through counsel chosen by such Indemnifying Party and paid at its own expense. The Indemnifying Party shall (A) reasonably cooperate with the Covered Party and its counsel in connection with the settlement or defense of any Third Party Claim for which the Covered Party undertakes the defense or settlement and (B) [*] upon the written request of the Covered Party (and [*] of such request and delivery of invoices or other reasonable supporting documentation), pay the Covered Party [*] for the reasonable costs of settling or defending against such Third Party Claim (including reasonable attorneys’ fees and expenses). The Indemnifying Party shall not, except with the consent of the Covered Party, enter into any settlement of a Third Party Claim that (1) is not exclusively monetary, (2) includes an admission of fault by any Covered Party, (3) shall not be paid entirely by the Indemnifying Party or (4) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Covered Parties of an unconditional release from all Liability with respect to such claim or consent to entry of any judgment.

9.5 Limitations on Indemnity.

(a) No Indemnifying Party shall be liable for any claim for indemnification pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), as applicable, (i) unless and until the aggregate of all indemnifiable Damages that may be recovered from such Indemnifying Party pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), as applicable, [*] (the “Deductible”), whereupon such Indemnifying Party shall only be liable for the amount of Damages in excess of the Deductible. All claims for indemnifiable Damages [*] shall be disregarded, and no Indemnifying Party shall be liable for any claim for indemnification pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), as applicable [*] (the “Cap

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Amount”). Notwithstanding the foregoing, neither the Deductible nor the Cap Amount shall apply to (A) any claim for indemnification pursuant to Section 9.2(a)(ii) – (x) or (B) claims based on any inaccuracy in any of the Seller Fundamental Representations or any of Purchaser Fundamental Representations. The Seller shall not be liable under this Article IX for any amount in excess of the actual amount of Purchase Price. Other than claims under Section 9.2(b)(ii) arising out of Purchaser’s failure to pay any portion of the Purchase Price due and payable under this Agreement, Purchaser shall not be liable under this Article IX for any amounts in excess of the total amount of the Purchase Price actually received by the Seller.

(b) The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Covered Party under insurance policies with respect to such Damages in excess of the sum of (i) reasonable out-of-pocket costs and expenses relating to collection under such policies, and (ii) any deductible or retention associated therewith. If a Covered Party receives any insurance proceeds with respect to any Damages for which an Indemnifying Party has actually made an indemnification payment pursuant to this Article IX, such Covered Party shall [*] pay over to the Indemnifying Party the amount so recovered (net of any applicable deductibles or retentions or any costs of collection or similar costs or payments).

(c) The amount of any Damages under Section 9.2(a) shall not include any amount that was taken into account in Actual Closing Indebtedness or Actual Transaction Expenses, in each case as finally determined, and shall not include any Transfer Taxes, any Taxes for a Post-Closing Tax Period, Taxes already paid or reimbursed by Seller under Section 6.6(d), or any costs or expenses to be reimbursed by Purchaser pursuant to Section 6.6(f)(iv).

(d) To the maximum extent permitted by applicable Law, any payment made by a Person indemnifying a Covered Party pursuant to this Article IX shall be treated on the Parties’ Tax Returns and otherwise as an adjustment to the Purchase Price for all Tax purposes.

9.6 Payment of Indemnification Claims; Set-off.

(a) In the event a claim for indemnification under this Article IX by a Purchaser Indemnified Party, the amount of the related Damages (after taking into account the limitations of Section 9.5(a)) shall be satisfied (i) first, by the right of set off against the Indemnity Holdback Amount and (ii) second, by the Seller directly. Within [*], (the “Indemnity Holdback Expiration Date”), Purchaser shall distribute to Seller an amount equal to the Indemnity Holdback Amount less the aggregate dollar amount of claims for Damages made in good faith by a Purchaser Indemnified Party pursuant to Section 9.2(a) (the “Aggregate Outstanding Claims”) that are then outstanding and unresolved (such amount of the retained Indemnity Holdback Amount, as it may be further reduced after the Indemnity Holdback Expiration Date by distributions to Seller as set forth below and recoveries by a Purchaser Indemnified Party, the “Indemnity Retained Holdback Amount”). In the event and to the extent that after the Indemnity Holdback Expiration Date any outstanding claim made by the Purchaser Indemnified Party pursuant to Section 9.2(a) is resolved for any amount less than what was retained for such claim at the Indemnity Holdback Expiration Date, then Purchaser shall distribute to Seller an aggregate amount of the Indemnity Retained Holdback Amount equal to such difference; provided, however, that such distribution shall only be made to the extent that the Indemnity Retained Holdback Amount remaining after such distribution would be sufficient to cover the amount of the Aggregate Outstanding Claims that are still unresolved at such time. In the event and to the extent that after the Indemnity Holdback Expiration Date any outstanding claim made by any Purchaser Indemnified Party pursuant to Section 9.2(a) is settled or finally resolved in favor of such Purchaser Indemnified Party, such Purchaser Indemnified Party shall be entitled to recover an amount equal to the amount of the outstanding claim resolved in favor of such Purchaser Indemnified Party from the Indemnity Holdback Amount.

(b) The Seller waives, and acknowledges and agrees, that the Seller does not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Purchaser or any member of the Company or any of their respective Affiliates or Representatives, assigns or successors, for any indemnification claims asserted by any Purchaser Indemnified Party in connection with any indemnification obligation or any other Liability to which the Seller may become subject under or in connection

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

with this Agreement, it being acknowledged and agreed that the representations, warranties, covenants and agreements of the Parent and the Seller are solely for the benefit of Purchaser Indemnified Parties.

9.7 Remedies. Except as provided under Section 10.12, from and after the Closing, the remedies in this Article IX shall be the sole and exclusive monetary remedies of the Parties with respect to any breach of their respective representations, warranties, covenants and agreements set forth in this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that notwithstanding anything herein to the contrary, no Party hereto shall be deemed to have waived any rights, claims, causes of action or remedies, and none of the Deductible, or the Cap Amount or any other provision in this Article IX shall limit any recovery related thereto, in the case of a Party’s Fraud or such rights, claims, causes of action or remedies that may not be waived under applicable Law. The foregoing shall in no way limit the remedies available to any Person under any Ancillary Agreement.

9.8 No Circular Recovery. The Seller hereby agrees that it will not make any claim for indemnification against Purchaser or any member of the Company Group by reason of the fact that the Seller was a controlling Person of the Company and the other members of the Company Group (whether such claim is for Damages of any kind or otherwise and whether such claim is pursuant to any statute, Governing Document, contractual obligation or otherwise) with respect to any claim brought by a Covered Party against the Seller relating to this Agreement or any of the transactions contemplated hereby. With respect to any claim brought by a Covered Party against the Parent or the Seller relating to this Agreement and any of the transactions contemplated hereby, the Parent and the Seller expressly waive any right of subrogation, contribution, advancement, indemnification or other claim against Purchaser or any member of the Company Group with respect to any amounts owed by the Parent or the Seller pursuant to this Article IX.

ARTICLE X

MISCELLANEOUS

10.1 Assignment; Binding Effect. This Agreement and the rights and obligations of the Parties hereunder shall not be assignable or transferable by any Party (including in connection with a merger, consolidation, sale of substantially all of the assets of such Party or otherwise by operation of Law) without the prior written consent of (a) Purchaser, in the case of any such attempted assignment or transfer by the Seller or Parent or (b) the Seller, in the case of any such attempted assignment or transfer by Purchaser; provided, however, that Purchaser may assign any or all of its rights and obligations under this Agreement to any of its Affiliates without the consent of the Seller upon notice of such assignment (it being understood and agreed that no such assignment by Purchaser shall relieve it of its primary liability hereunder). Notwithstanding the foregoing, following the Closing, Purchaser and its Affiliates, as applicable, may assign, in their sole discretion, any or all their rights, interests and obligations under this Agreement to a Third Party in connection with any transaction or series of transactions in which such Third Party directly or indirectly acquires the business of any member of the Company Group (whether by merger, consolidation, stock sale or other similar transaction) or substantially all of its assets or business. Any attempted assignment in violation of this Section 10.1 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.2 Notices. All notices, demands, waivers and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally or delivered by globally recognized express delivery service (providing written proof of delivery), by email transmission (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email) to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given to the other Parties in writing in accordance herewith. Any such notice, demand, waiver or other communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a globally recognized express delivery service or email transmission, on the date on which receipt by the addressee is confirmed pursuant to the service’s systems, and (c) in the case of email transmission, on the date of transmission.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(a) If to Purchaser:

[*]

with a copy (which shall not constitute notice) to:

[*]

with a copy (which shall not constitute notice) to:

[*]

(b) If to the Seller to:

[*]

with a copy (which shall not constitute notice) to:

[*]

10.3 Governing Law. This Agreement, any non-contractual rights or obligations arising out of or in connection with it, and the resolution of all disputes arising out of or relating to this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflict of laws rules of such state that would result in the application of the Laws of another jurisdiction.

10.4 Jurisdiction; Venue. Each Party irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York for the purposes of any Proceeding arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby. Each Party agrees to commence any Proceeding relating hereto or thereto in the United States District Court for the Southern District of New York, or, if such Proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 10.2 shall be effective service of process for any Proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 10.4. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby in the courts described above.

10.5 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR DISPUTES RELATING HERETO OR THERETO. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6 Amendments and Waivers. This Agreement may be amended, modified, superseded or cancelled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

in writing signed by each of the Parties, or, in the case of a waiver, by or on behalf of the Party waiving compliance. No course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement. The waiver by any Party of any right hereunder or of the failure to perform or of a breach by any other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

10.7 Counterparts. This Agreement may be executed in any number of counterparts (including electronically), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

10.8 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to (a) reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, and (b) replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.

10.9 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than (a) the Parties (and their successors and permitted assigns), (b) the Covered Parties that are not Parties pursuant to Article IX, and (c) the third-party beneficiaries of the provisions set forth in Section 6.10(c), any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.10 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Party incurring such expenses whether or not the transactions contemplated hereby are consummated. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be solely responsible for the costs, fees and expenses of the preparation and submission of the PRC Antitrust Filing and Approval.

10.11 No Strict Construction. The Parties have been represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.12 Injunctive Relief; Specific Performance. The Parties hereby acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the non-breaching Parties would not have any adequate remedy at Law. Accordingly, each Party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any requirements for the securing or posting of any bond with such remedy are waived. If, prior to the End Date, any Party brings any Proceeding in accordance with the terms hereof to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

shall automatically be extended by (a) [*] or (b) such other time period established by the court presiding over such action.

10.13 Further Assurances. Upon the reasonable request of Purchaser or the Seller, each Party will, on and after the Closing Date, execute and deliver, or cause to be executed and delivered, to the other Party such other documents, assignments and other instruments or will take, or cause to be taken, all such further actions as may be reasonably required to effect and evidence the provisions of this Agreement and the transactions contemplated hereby (including, but not limited to, the completion of stamp duty filings related to the transfer of the Purchased Shares, and Purchaser shall be responsible for any resulting stamp duty).

10.14 Entire Agreement. This Agreement, together with the Ancillary Agreements, and the other documents and instruments specifically referred to herein, all Exhibits and Schedules hereto (which are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement), and the Seller Disclosure Schedules, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

10.15 Waiver of Conflicts. Recognizing that Ropes & Gray LLP has acted as legal counsel to the Company Group, certain of the direct and indirect holders of Purchased Shares and certain of their respective Affiliates prior to date of this Agreement, and that Ropes & Gray LLPintend to act as legal counsel to certain of the direct and indirect holders of Purchased Shares and their respective Affiliates (which will no longer include the Company Group) after the Closing, each of Purchaser and the Company hereby waives, on its own behalf and agrees to cause its Affiliates and the Company Group to waive, any conflicts that may arise in connection with Ropes & Gray LLP representing any direct or indirect holders of the Purchased Shares or their Affiliates after the Closing as such representation may relate to the Purchaser, the Company Group or the transactions contemplated hereby. In addition, all communications involving attorney-client confidences between direct and indirect holders of Purchased Shares, the Company, any member of the Company Group and their respective Affiliates, on the one hand, and Ropes & Gray LLP, on the other hand, solely made in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of Purchased Shares and their respective Affiliates (and not the Company Group). Accordingly, Purchaser and the Company Group shall not have access to any such communications or to the files of Ropes & Gray LLP relating to such engagement from and after the Closing, and Purchaser shall not, and shall cause the Company Group not to, use any such communications for the purpose of asserting, prosecuting or litigating claims against the Seller, the direct and indirect holders of Purchased Shares or their respective Affiliates relating to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, from and after the Closing, (a) the direct and indirect holders of Purchased Shares and their respective Affiliates (and not the Company Group) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Company Group shall be a holder thereof, (b) to the extent that files of Ropes & Gray LLP in respect of such engagement constitute property of the client, only the direct and indirect holders of Purchased Shares and their respective Affiliates (and not the Company Group) shall hold such property rights and (c) Ropes & Gray LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company Group by reason of any attorney-client relationship between, on the one hand, Ropes & Gray LLP, and on the other hand, any member of the Company Group or otherwise. The Parties agree that nothing contained herein shall be deemed to be a waiver by Purchaser or any of its Affiliates (including the Company Group after Closing) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any privileged communications to any Third Party.

10.16 Waiver and Release.

(a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, FROM AND AFTER THE CLOSING, PURCHASER ON BEHALF OF ITSELF AND ITS AFFILIATES (INCLUDING, FOLLOWING THE CLOSING, THE COMPANY GROUP) AND ITS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS HEREBY RELEASES AND FOREVER DISCHARGES THE COMPANY, THE SELLER AND THEIR RESPECTIVE MANAGERS, DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUBSIDIARIES, AFFILIATED COMPANIES, SUCCESSORS AND ASSIGNS OF AND

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, EXPENSES AND PROCEEDINGS OF EVERY KIND, CHARACTER AND DESCRIPTION, KNOWN OR UNKNOWN, AT LAW OR IN EQUITY, WHICH PURCHASER MAY HAVE HAD AT ANY TIME HERETOFORE, MAY HAVE NOW OR MAY HAVE AT ANY TIME HEREAFTER, ARISING FROM, RELATING TO, OR RESULTING FROM ANY AND EVERY MATTER, THING OR EVENT WHATSOEVER OCCURRING OR FAILING TO OCCUR AT ANY TIME IN THE PAST UP TO AND INCLUDING THE CLOSING DATE, INCLUDING MATTERS RELATING TO THE COMPANY GROUP OR THE PURCHASED SHARES; PROVIDED, HOWEVER, THAT THE FOREGOING RELEASE SHALL NOT RELEASE, IMPAIR OR DIMINISH, IN ANY RESPECT, PURCHASER’S OR THE SELLER’S RIGHTS UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR CLAIMS FOR FRAUD.

(b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, FROM AND AFTER THE CLOSING, EACH OF THE PARENT AND THE SELLER ON BEHALF OF ITSELF AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS HEREBY RELEASES AND FOREVER DISCHARGES THE PURCHASER, THE COMPANY GROUP AND THEIR RESPECTIVE MANAGERS, DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUBSIDIARIES, AFFILIATED COMPANIES, SUCCESSORS AND ASSIGNS OF AND FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, EXPENSES AND PROCEEDINGS OF EVERY KIND, CHARACTER AND DESCRIPTION, KNOWN OR UNKNOWN, AT LAW OR IN EQUITY, WHICH THE PARENT OR THE SELLER OR ANY OF ITS OR THEIR RESPECTIVE AFFILIATES MAY HAVE HAD AT ANY TIME HERETOFORE, MAY HAVE NOW OR MAY HAVE AT ANY TIME HEREAFTER, ARISING FROM, RELATING TO, OR RESULTING FROM ANY AND EVERY MATTER, THING OR EVENT WHATSOEVER OCCURRING OR FAILING TO OCCUR AT ANY TIME IN THE PAST UP TO AND INCLUDING THE CLOSING DATE, INCLUDING MATTERS RELATING TO THE COMPANY GROUP OR THE PURCHASED SHARES; PROVIDED, HOWEVER, THAT THE FOREGOING RELEASE SHALL NOT RELEASE, IMPAIR OR DIMINISH, IN ANY RESPECT, THE SELLER’S RIGHTS UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR CLAIMS FOR FRAUD.

[remainder of page intentionally left blank]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

ASTRAZENECA TREASURY LIMITED

By: /s/ [*]

Name: [*]

Title: [*]

FIBROGEN CHINA ANEMIA HOLDINGS, LTD.

By: /s/ [*]

Name:[*]

Title:[*]

FIBROGEN, INC.

By: /s/ [*]

Name: [*]

Title: [*]

[Signature Page to Share Purchase Agreement]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Schedule 1.1(a)

[*]

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Schedule 1.1(b)

[*]

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Schedule 2.6(c)(xvi)

IP Assignments

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Schedule 2.6(c)(xvi)(D)

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Schedule 4.2(c)

Company Group Encumbrances

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Schedule 7.2(c)

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit A

Transitional Services Agreement

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit B

Pro Forma Balance Sheet and Net Cash Principles

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit C

Power of Attorney

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

SELLER disclosure schedules
to the
SHARE PURCHASE AGREEMENT
(the “Agreement”)

by and among

ASTRAZENECA TREASURY LIMITED

and
FIBROGEN CHINA ANEMIA HOLDINGS, LTD.

and
FIBROGEN, INC.
Dated as of February 20, 2025

These Seller Disclosure Schedules (these “Seller Disclosure Schedules”) are delivered by the Seller and Parent to Purchaser in connection with the execution of the Agreement. Any capitalized terms used but not otherwise defined in these Seller Disclosure Schedules shall have the meanings set forth in the Agreement. To the extent a statement of fact or the occurrence of any event is described in these Seller Disclosure Schedules for purposes of qualifying a representation, warranty or covenant of Seller, the existence of such a state of facts or the occurrence of such event shall not be deemed to constitute a breach of such representation, warranty or covenant of Seller. Where the terms of a contract or other document have been summarized or described in these Seller Disclosure Schedules, such summary or description does not purport to be a complete statement of the relevant material terms of such contract or document. Document summaries herein are provided solely for convenience and merely supplement the disclosure provided in such documents. Nothing in these Seller Disclosure Schedules shall constitute an admission of any liability or obligation of Seller or any member of the Company Group to any third party, or an admission to any third party against Seller’s or any member of the Company Group’s interests.

Purchaser and Seller acknowledge that these Seller Disclosure Schedules may include items or information that are not required to be disclosed under the Agreement and that the reference to or disclosure of any information in the Seller Disclosure Schedules shall not (a) be construed as an admission or indication that such item or information is material, or that such information is required to be referred to or disclosed in these Seller Disclosure Schedules, or (b) be deemed to establish a level or standard of materiality for the purposes of the Agreement. Each section or subsection of these Seller Disclosure Schedules shall qualify the specifically identified sections or subsections hereof to which such section or subsection relates and any other section or subsection the relevance to which is reasonably apparent from the reading of the text of such disclosure.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 3.2: Non-Contravention

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.2: Subsidiaries

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.4: Capitalization

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.5: Title to Properties and Assets

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.7: Material Contracts

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.8: Non-Contravention

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.11: Taxes

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.12: Compliance with Laws

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.13: Regulatory Matters

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.15: Litigation

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.16: Employment Matters

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.17: Employee Benefits Plans

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.18: Intellectual Property

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.19: Transactions with Certain Persons

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.20: Insurance

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Attachments and Exhibits

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.16(a)(i)

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.16(a)(ii)

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.16(b)

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.18(a)(i)

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.